                                                                   EXHIBIT 10.22

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

              SECOND AMENDED AND RESTATED COLLABORATION AND LICENSE
                                   AGREEMENT

     This Second Amended and Restated Collaboration and License Agreement (the "Agreement") is executed as of the 30th day of November, 2005 (the "Second Restatement Date") and made effective as of the 17th day of December, 2002 (the "Effective Date") between Genentech, Inc., a Delaware corporation having its principal place of business at 1 DNA Way, South San Francisco, California 94080 ("Genentech"), and Lexicon Genetics Incorporated, a Delaware corporation having its principal place of business at 8800 Technology Forest Place, The Woodlands, TX 77381-1160 ("Lexicon"). Throughout this Agreement, Genentech and Lexicon are sometimes referred to individually as a "Party" and collectively as "Parties."

     This Agreement amends and restates that certain Amended and Restated Collaboration and License Agreement between Genentech and Lexicon dated November 19, 2003 (the "First Restated Agreement"), which such First Restated Agreement amended and restated that certain Collaboration and License Agreement between Genentech and Lexicon dated December 17, 2002 (the "Original Agreement").

                                    RECITALS

     WHEREAS, Genentech is in the business of using human genetic information to discover, develop, manufacture and market pharmaceutical products;

     WHEREAS, Lexicon possesses certain knowledge and experience in the design, generation, and phenotypic analysis of Knock-Out Mice and ES Cell Lines;

     WHEREAS, Lexicon further possesses technology for and expertise in the identification and validation of gene and protein targets for use in the discovery of pharmaceutical products, as well as in the research and development of such products;

     WHEREAS, Genentech desires, on the terms and conditions contained herein, for Lexicon to generate Knock-Out Mice and ES Cell Lines for Genentech based on human gene sequences provided by Genentech and then to analyze such Knock-Out Mice and ES Cell Lines, and Lexicon desires, on the terms and conditions, and for the consideration, contained herein, to undertake such activities; and

     WHEREAS, Genentech and Lexicon, on the terms and conditions herein, desire to collaborate with respect to the identification and validation of gene and protein targets based on the human gene sequences provided by Genentech and the research and discovery of pharmaceutical products based upon such gene and protein targets.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the Parties agree as follows:

                             ARTICLE 1: DEFINITIONS

     Terms defined in this Article 1: and parenthetically elsewhere, including in the introductory paragraph and recitals, will have the same meaning throughout this Agreement, unless otherwise specified. Defined terms are capitalized and may be used in the singular or plural.

     1.1 "Actual Knowledge" of a Party means knowledge or awareness of a fact by any board member or officer of such Party or of an Affiliate of such Party, or any employee or agent of such Party that a board member or officer would reasonably consult with regard to a particular fact, in each case after making reasonable inquiries and investigations.

     1.2 "Advanced Phenotypic Analysis" means any one or more of the Advanced Phenotypic Panels or Supplementary Advanced Phenotypic Panels that (i) Lexicon will use Commercially Reasonable Efforts to perform, under Section 3.6, on the Knock-Out Mice of each Project so selected by the Steering Committee, or (ii) Lexicon has otherwise performed with respect to a Project Gene prior to the Second Restatement Date the data for which will be delivered to Genentech under
Section 3.7(a)(i).

     1.3 "Advanced Phenotypic Panel(s)" means the tests, observations, and analyses listed on Exhibit D. For the purposes of Sections 3.7(c) and 11.2, an Advanced Phenotypic Panel shall be deemed to be "complete" upon (i) [**] and
(ii) [**].

     1.4 "Affiliate" of a Party means any person or corporation, joint venture, or other business entity which directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with such Party, as the case may be. For purposes of this definition only, the terms "controls," "controlled," and "control" mean the direct or indirect ability or power to direct or cause the direction of the management and policies of an entity or otherwise direct the affairs of such entity, whether through ownership of equity, voting securities, or beneficial interest, by contract, or otherwise. Notwithstanding the foregoing, F. Hoffmann-La Roche Ltd and its affiliates shall not be considered Affiliates of Genentech for purposes of this Agreement.

     1.5 "Applicable Laws" means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any government authority or court of competent jurisdiction.

     1.6 "BLA" means a complete application for a "biologics license" under section 351 of the Public Health Service Act and containing the content, and in the format, required by 21 C.F.R. Part 601, or a corresponding application with a regulatory agency in a country other than the United States, together with all additions, deletions, and supplements thereto.

     1.7 "Calendar Quarter" means a period of three (3) consecutive calendar months ending on each of March 31, June 30, September 30, or December 31.

     1.8 "Calendar Year" means the respective period of a year commencing on January 1 and ending on December 31.

     1.9 "Change in Control" of Lexicon means that during the Term of this Agreement (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Lexicon shall have occurred to a Competitor; and/or (ii) the stockholders of Lexicon shall have approved of a plan or proposal for the liquidation or dissolution of the company; and/or (iii) any Competitor (whether individually or as part of a group) shall have become the owner, directly or indirectly, beneficially or of record, of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding voting stock of Lexicon.

     1.10 "Clinical Development" means the program of work to develop and evaluate the safety and efficacy of a Genentech IND-Opted Product or Genentech Phase II Opted Product, such work to be conducted in accordance with the scope, objectives and responsibilities set forth in a Clinical Development Plan.

     1.11 "Clinical Development Plan" means the written plan, prepared by Genentech, and approved by the Steering Committee, in accordance with Section 4.7(b) setting forth in reasonable detail the various Clinical Development activities to by undertaken by the Parties. The Clinical Development Plan may be amended or modified from time to time in accordance with Section 4.7(b).

     1.12 "Collaboration Product" means a Genentech Licensed Product and/or Lexicon Licensed Product, as applicable.

     1.13 "Collaborator" means (i) a principal investigator, employed at a university or other not-for-profit academic research institution, who is performing collaborative research with Genentech involving use of a Knock-Out Mouse or Progeny, or (ii) a Third Person or Affiliate with whom Genentech has a bona fide research or development collaboration with regard to a Project Gene, Protein Candidate, Genentech Advanced Research Protein Candidate or Genentech Licensed Product.

     1.14 "Commercially Reasonable Efforts" or "commercially reasonable efforts" means those diligent efforts consistent with the exercise of prudent scientific and business judgment, as applied to its own high priority research projects or pharmaceutical products, at a similar stage of development and of similar potential and market size, by the Party in question. With regard to the creation and generation of Knock-Out Mice for a Project, such efforts shall be deemed to have been exhausted if Lexicon has [**]. For clarity, and without prejudice to the generality of the foregoing, a Party shall not be deemed to have failed to exercise Commercially Reasonable Efforts with respect to the development or commercialization of a Collaboration Product (to the extent an obligation to exercise Commercially Reasonable Efforts is applicable in accordance with a provision of this Agreement) in the event, and to the extent, that [**]. Activities by Genentech Licensees and Affiliates, with respect to Genentech, and by Lexicon Product Licensees and Affiliates, with respect to Lexicon, will be respectively considered as Genentech's or Lexicon's activities under this Agreement for purposes of determining whether Genentech or Lexicon has complied with an obligation to exercise Commercially Reasonable Efforts in accordance with a provision of this Agreement.

     1.15 "Commercialization Plan" has the meaning set forth in Section 5.2.

     1.16 "Competitor" means [**].

     1.17 "Confidential Information" means Lexicon Confidential Information, Project Confidential Information and/or Genentech Confidential Information, as applicable.

     1.18 "Contract Service Provider" means any Third Person that enters into an agreement with Genentech providing for the performance of services for Genentech, on a fee for service basis, relating to [**].

     1.19 "Co-Promotion" and "Co-Promote" means performing sales calls by Lexicon sales representatives to [**]. Co-Promotion shall not be included within the term "marketing" as such term is used within the Agreement.

     1.20 "Co-Promote Territory" has the meaning set forth in Section 5.1.

     1.21 "Derivative Protein" means (i) [**] or (ii) [**].

     1.22 "Development Costs" has the meaning set forth in the Financial
Appendix.

     1.23 "Dollars" means United States dollars.

     1.24 "Draft Candidate" has the meaning set forth in Section 3.7(b)(iii).

     1.25 "Effective Date" has the meaning set forth in the introductory paragraph of the Agreement.

     1.26 "ES Cell Line" means the embryonic stem cell line used to produce a line of Knock-Out Mice containing within their genome the corresponding mutated gene. With regard to ES Cell Lines to be delivered to Genentech pursuant to this Agreement, the term ES Cell Line, with respect to each Project Gene, shall refer to [**].

     1.27 "Excluded Gene(s)" means those Project Genes set forth on Exhibit E.

     1.28 "FDA" means the U.S. Food and Drug Administration or corresponding governmental authority in another country.

     1.29 "Field" means any human or animal healthcare applications including, without limitation, the diagnosis, prevention and treatment of diseases or conditions.

     1.30 "Financial Appendix" means Exhibit F to this Agreement, which sets forth certain financial terms and conditions.

     1.31 "First Pass Phenotypic Analysis" means the tests, observations, and analyses listed on Exhibit A that Lexicon will use Commercially Reasonable Efforts to perform, under Section 3.3, on the Knock-Out Mice of each Project.

     1.32 "Force Majeure" means acts of God, strikes, civil disturbances, earthquakes, fires, floods, explosions, riots, war, rebellion, sabotage, acts or failure to act of governmental authority, or any other cause beyond the reasonable control and without negligence of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to promptly remedy such force majeure.

     1.33 "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

     1.34 "Genentech Advanced Research Product" means a pharmaceutical preparation, other than a Small Molecule Drug, that is ready for administration to the ultimate consumer and that: (i) [**] or (ii) [**].

     1.35 "Genentech Advanced Research Protein Candidate" means a Protein designated or selected as such pursuant to Section 3.7, and shall include Derivative Proteins thereof.

     1.36 "Genentech Confidential Information" means all discoveries, trade secrets, inventions (whether or not patentable), data, materials and information disclosed or provided by, or on behalf of, Genentech to Lexicon or its designees in connection with this Agreement (including, but not limited to, Genentech Gene Patents and Know-How and Project Patents and Know-How) other than Project Confidential Information, whether provided prior to, or after, the Effective Date and whether provided orally, electronically, visually, or in writing, except such discoveries, trade secrets, inventions, data, materials or information that Lexicon can demonstrate, through its contemporaneous written records:

          (i) was known to Lexicon or to the public prior to Genentech's disclosure hereunder;

          (ii) became known to the public, after Genentech's disclosure hereunder, other than through an unauthorized act of Lexicon or of any person to whom Lexicon disclosed such information;

          (iii) was subsequently disclosed to Lexicon by a person having lawful possession of, and a legal right to disclose without any restrictions, such information; or

          (iv) was developed by Lexicon without use, and independent, of Genentech Confidential Information.

     1.37 "Genentech [**] Fields" means the diagnosis, prevention and treatment, in humans or animals, of: (i) [**]; (ii) any disease or condition by means of [**]; and (iii) [**].

     1.38 "Genentech Excluded IP" means all rights in and to any of the following, each of which is defined on Exhibit G: (i) [**]; (ii) [**]; (iii) [**]; (iv) [**]; (v) [**]; and (vi) [**].

     1.39 "Genentech Gene Patents and Know How" means (i) all Patents which (A) are owned, controlled or licensed by Genentech as of the Effective Date and (B) claim a Project Gene, polypeptides encoded by a Project Gene and/or antibodies directed toward such polypeptides and/or methods of treatment employing such Project Genes, polypeptides and/or antibodies (also referred to herein as a "Genentech Gene Patent") and (ii) all Know-How which is owned, controlled or licensed by Genentech as of the Effective Date which relates to any of the foregoing (also referred to herein as "Genentech Gene Know-How"); provided that Genentech Gene Patents and Know-How shall not include (x) Genentech Excluded IP or (y) general Patents that cover inventions that could be used for products other than a Collaboration Product, including, without limitation, Patents covering manufacturing or process (including purification process) inventions. Without limiting the generality of the foregoing, Genentech Gene Know How includes any Genentech Confidential Information regarding Project Genes and [**]. Except as expressly set forth herein, Genentech shall have no obligation to transfer Genentech Gene Know-How to Lexicon.

     1.40 "Genentech IND Opted Product(s)" means those Lexicon Advanced Research Products for which Genentech has exercised its IND Opt-In.

     1.41 "Genentech Licensed Product(s)" means (i) Protein Candidate Product(s), (ii) Genentech Advanced Research Product(s), (iii) [**] Product(s) for use in the Genentech Retained Fields, (iv) [**] Product(s) for use in the Genentech Retained Fields, (v) Genentech IND Opted Product(s), and (vi) Genentech Phase II Opted Product(s) for which a Genentech Opt-Out has not become effective.

     1.42 "Genentech Opt-Out" has the meaning set forth in Section 4.10.

     1.43 "Genentech Opt-Out Product(s)" means those Genentech Phase II Opted Products for which a Genentech Opt-Out has become effective.

     1.44 "Genentech Phase II Opted Product(s)" means those Lexicon Advanced Research Products for which Genentech has exercised its Phase II Opt-In.

     1.45 "Genentech Product Licensee" means any Third Person which enters into an agreement with Genentech or its Affiliates involving the grant to such Third Person of a license to sell a Genentech Licensed Product.

     1.46 "Genentech Retained Field" means the diagnosis, prevention and treatment, in humans or animals, of any disease or condition in the Genentech [**] Fields, other than [**].

     1.47 "Genentech Trademarks" has the meaning set forth in Section 5.6.

     1.48 "Good Laboratory Practices" or "GLP" means the practices and procedures set forth in Title 21, United States Code of Federal Regulations,
Part 58, and any other regulations, guidelines or guidance documents relating to good laboratory practices.

     1.49 "Gross Sales" means the gross amount invoiced by a Party and/or its respective Genentech Product Licensees and Lexicon Product Licensees for sales of a Collaboration Product to any Third Person in arms-length transactions. Consideration for sales of Collaboration Products for other than cash shall be valued at fair market value at the time of final sale. Notwithstanding anything to the contrary herein, sale(s) of Collaboration Products by and between a Party and its Genentech Product Licensee or Lexicon Product Licensees, as applicable, shall be excluded from Gross Sales and Net Sales, provided that the final sales of Collaboration Products by such Genentech Product Licensee or Lexicon Product Licensees, as applicable, to third parties are included in Gross Sales and Net Sales.

     In the event a Collaboration Product is sold in combination with one or more other active compounds or ingredients (as used in this definition of Gross Sales, a "Combination Product"), then Gross Sales for that Collaboration Product shall be calculated by multiplying the Gross Sales of such Combination Product by the fraction A/B, where "A" is the gross selling price of the Collaboration Product sold separately and "B" is the gross selling price of the Combination Product. The gross selling price for Collaboration Product and Combination Product for such purposes will be calculated using data arising from the Calendar Quarter in which such Gross Sales are recorded.

     In the event that no such separate sales are made and the average amount invoiced for the other active compounds or ingredients can be determined, but the average amount invoiced for the Collaboration Product cannot be determined, Gross Sales shall be calculated by multiplying the Gross Sales of the Combination Product by the following: 1-(C/C+D), where "C" is the average amount invoiced for the other active compounds or ingredients and "D" is the difference between the average amount invoiced for the Combination Product and the average amount invoiced for the other active compounds or ingredients. When determining the average amount invoiced for a Combination Product using the 1-(C/C+D) formula, the average amount invoiced will be calculated using data arising from the most recent Calendar Quarter in which all of the elements of the formula are known to Genentech.

     In the event that the average amount invoiced for both the Collaboration Product and the other active compounds or ingredients in the Combination Product cannot be determined, the Gross Sales of the Collaboration Product shall be negotiated in good faith by the Parties.

     1.50 "IND" means a complete "Investigational New Drug Application" as defined in 21 C.F.R. 312.3 and containing the content, and in the format, required by 21 C.F.R. 312.23, or a corresponding application with a regulatory agency in a country other than the United States, together with all additions, deletions, and supplements thereto.

     1.51 "IND Opt-In" has the meaning set forth in Section 4.6(a).

     1.52 "IND Opt-In Period" means the period of time commencing on the Second Restatement Date and [**].

     1.53 "IND Package" means [**].

     1.54 "Interest Rate" means the annual rate equal to the prime rate of interest quoted in the Federal Reserve Bulletin H15, or successor source thereto, on the last business day of the applicable Calendar Quarter prior to the date on which such payment is due, plus [**].

     1.55 "Joint Project Team" means the committee established and described in
Section 2.2.

     1.56 "Knock-Out Mouse" means a mouse made by Lexicon pursuant to this Agreement in which Lexicon has interrupted, disrupted, or deleted a specific gene or portion thereof, homologous to a Project Gene, to inactivate the function of such gene in such mouse.

     1.57 "Know-How" means all proprietary information, trade secrets, techniques and data (including Confidential Information) of a Party that are owned, controlled or licensed by such a Party as of the Effective Date or thereafter during the term of this Agreement, including but not limited to, discoveries, formulae, materials, practices, methods, knowledge, processes, experience, test data (including pharmacological, toxicological and clinical information and test data), analytical and quality control data, marketing, pricing, distribution, cost and sales data or descriptions. Know-How may be made prior to the Effective Date or after the Effective Date whether or not during the course of, in furtherance of, and as a direct result of the activities of one or more Parties hereunder. Know-How may be made by employees of Lexicon, solely or jointly with a Third Person, by employees of Genentech, solely or jointly with a Third Person, or jointly by employees of Lexicon and Genentech, alone or together with a Third Person. Know-How does not include Patents.

     1.58 "Lexicon Advanced Research Product" means a pharmaceutical preparation, other than a Small Molecule Drug, that is ready for administration to the ultimate consumer and that: (i) [**] or (ii) [**]. Following Section 3.7(b)(i), [**] Products and [**] Products, in each case, for use in the Lexicon Field shall be considered Lexicon Advanced Research Products.

     1.59 "Lexicon Advanced Research Protein Candidate" means a Protein designated or selected as such pursuant to Section 3.7, and shall include Derivative Proteins thereof.

     1.60 "Lexicon Confidential Information" means all proprietary discoveries, trade secrets, inventions (whether or not patentable), data, materials, and information disclosed or provided by, or on behalf of, Lexicon to Genentech or its designees in connection with this Agreement (including, but not limited to, Lexicon Knock-Out Technology, Lexicon Product Patents and Know-How and Project Patents and Know-How), other than Project Confidential Information, whether provided prior to, or after, the Effective Date and whether provided orally, electronically, visually, or in writing, except such discoveries, trade secrets, inventions, materials, data, or information that Genentech can demonstrate, through its contemporaneous written records:

          (i) was known to Genentech or to the public prior to Lexicon's disclosure hereunder;

          (ii) became known to the public, after Lexicon's disclosure hereunder, other than through an unauthorized act of Genentech or of any person to whom Genentech disclosed such information;

          (iii) was subsequently disclosed to Genentech by a person having lawful possession of, and a legal right to disclose without any restrictions, such information; or

          (iv) was developed by Genentech without use, and independent, of Lexicon Confidential Information.

     1.61 "Lexicon Field" means all human or animal healthcare applications including, without limitation, the diagnosis, prevention and treatment of diseases or conditions, other than applications in the Genentech Retained Field.

     1.62 "Lexicon Knock-Out Technology" means all Patents and Know How which are (i) owned, controlled or licensed by Lexicon as of the Effective Date or created or acquired by Lexicon during the course of this Agreement and (ii) related to a process or method used in the creation or generation of Knock-Out or transgenic mice, including the process for creating Knock-Out Mice and Overexpression Mice. "Lexicon Knock-out Technology" shall also include (A) the Know-How consisting of the Knock-Out Mice and the Overexpression Mice, the Know-How consisting of ES Cell Lines, and the Know-How consisting of biological materials (such as nucleic acid sequences, RNA, DNA, organisms, proteins, polypeptides, plasmids and vectors) used for the creation of such Knock-Out Mice and Overexpression Mice, but not the Know-How related to the biological materials and/or sequence information provided by Genentech to Lexicon or known to Genentech (as evidenced by written records) prior to the Effective Date; and
(B) Patents claiming such Know How. "Lexicon Knock-Out Technology" shall not include Patents claiming Know-How to the extent that such Patents claim methods of making or methods of use of Proteins or nucleic acids encoding such Proteins.

     1.63 "Lexicon Licensed Product(s)" means (i) Lexicon Advanced Research Product(s), excluding Genentech IND Opted Product(s) and Genentech Phase II Opted Product(s), (ii) [**] Product(s) for use in the Lexicon Field, (iii) [**] Product(s) for use in the Lexicon Field, and (iv) Genentech Opt-Out Products; in each case provided that such Lexicon Advanced Research Product, [**] Product or [**] Product has not been converted to a Genentech Advanced Research Product in accordance with Section 4.5, 11.2(b)(iv) or 11.2(a)(iv).

     1.64 "Lexicon Pre-Existing Patents and Know-How" means all Patents ("Lexicon Pre-Existing Patents") and Know-How ("Lexicon Pre-Existing Know-How") which (i) relate to a Project Gene designated as a Pre-Existing Project, (ii) are (A) owned, controlled or licensed by Lexicon as of the Effective Date or (B) created or acquired by Lexicon prior to expiration of this Agreement, and (iii) which either (A) are conceived or created during the conduct of, or in connection with, First Pass Phenotypic Analysis or Advanced Phenotypic Analysis of a Project Gene, Pre-Clinical Development, Clinical Development, any activities conducted under a Commercialization Plan, or [**], or (B) relate to a product that [**]; provided in each case that Lexicon Pre-Existing Patents and Know-How shall not include (a) Lexicon Knock-Out Technology, (b) Lexicon Product Patents and Know-How, (c) Genentech Gene Patents and Know How, (d) Restricted Rights Project Patents and Know-How, or (e) general Patents that cover inventions that could be used for products other than a Collaboration Product, including, without limitation, Patents covering manufacturing or process (including purification process) inventions. Notwithstanding the foregoing, Lexicon Pre-Existing Patents and Know-How shall exclude Patents and Know-How specific to (i) [**], (ii) [**], and (iii) [**].

     1.65 "Lexicon Product Licensee" means any Third Person which enters into an agreement with Lexicon or its Affiliates involving the grant to such Third Person of a license to sell a Lexicon Advanced Research Product.

     1.66 "Lexicon Product Patents and Know-How" means all (i) Patents owned or controlled by Lexicon that claim (A) a Lexicon Advanced Research Protein Candidate corresponding to a Lexicon Licensed Product or a method of making or using such Lexicon Advanced Research Protein Candidate or (B) a Lexicon Licensed Product or a method of making or using a Lexicon Licensed Product, [**] (also referred to herein as "Lexicon Product Patents") and (ii) Know How owned or controlled by Lexicon which relates to any of the above (also referred to herein as "Lexicon Product Know How"); provided in each case that Lexicon Product Patents and Know How shall not include (A) Lexicon Knock-Out Technology, (B) Genentech Gene Patents and Know-How, (C) Genentech Excluded IP, or (D) general Patents that cover inventions that could be used for products other than a Collaboration Product, including, without limitation, Patents covering manufacturing or process inventions.

     1.67 "NDA" means a complete "application" or "New Drug Application" as defined in 21 C.F.R. 314.3 and containing the content, and in the format, required by 21 C.F.R. Part 314, Subpart B, or a corresponding application with a regulatory agency in a country other than the United States, together with all additions, deletions, and supplements thereto.

     1.68 "Net Sales" means, with respect to a Collaboration Product, Gross Sales of such Collaboration Product less Sales Returns and Allowances for such Collaboration Product.

     1.69 "Note Agreement" has the meaning set forth in Section 8.25.

     1.70 "Operating Profits (Losses)" has the meaning set forth in the Financial Appendix.

     1.71 "Overexpression Analysis" has the meaning set forth in Section 3.8.

     1.72 "Overexpression Mouse" means a mouse made by Lexicon under this Agreement in which Lexicon has overexpressed a specific gene or portion thereof, homologous to a Project Gene, [**], to exaggerate the function of such gene in such mouse.

     1.73 "Patent" means:

          (i) a U.S. and corresponding foreign patent application (including provisional application, division, re-filing, continuation, continuation-in-part, reissue and re-examination thereof); and

          (ii) any patent (including without limitation, any substitution, extension, reissue, renewal, re-examination, patent of addition, supplementary protection certificate and inventors' certificate) that has issued or may issue in the future from any patent application described in subsection (i) above.

     1.74 "Phase I Clinical Trial" means, as to a specific Collaboration Product, a well-controlled and lawful study in humans designed with the principal purpose of preliminarily determining the safety of a pharmaceutical product in healthy individuals or patients, and for which there are no primary endpoints related to efficacy, as further defined in 21 C.F.R. Section 312.21(a); or similar clinical study in a country other than the United States.

     1.75 "Phase II Clinical Trial" means, as to a specific Collaboration Product, a well-controlled and lawful study in humans designed with the principal purpose of determining initial efficacy and dosing of such Collaboration Product in patients for the indication(s) being studied, as further defined in 21 C.F.R. Section 312.21(b), or similar clinical study in a country other than the United States.

     1.76 "Phase II Data Package" means the collection of data from a Phase II Clinical Trial, and related materials, [**].

     1.77 "Phase II Opt-In" has the meaning set forth in Section 4.6(b).

     1.78 "Phase III Clinical Trial" means, as to a specific Collaboration Product, a well-controlled and lawful study in humans of the efficacy and safety of such Collaboration Product, which is prospectively designed to demonstrate statistically whether such Collaboration Product is effective and safe for use in a particular indication in a manner sufficient to file a BLA or NDA to obtain Regulatory Approval to market and sell that Collaboration Product in the United States or another country for the indication being investigated by the study, as further defined in 21 C.F.R. Section 312.21.

     1.79 "Pipeline Project" means a Project involving a Project Gene for which Lexicon had already created or begun to create (i.e., to the stage of targeting vector generation or beyond), prior to the proposal of such Project Gene by Genentech, a Knock-Out Mouse involving a mouse or human gene sequence, as the case may be, with [**] to the full length sequence of any Proposed Gene, as determined at the protein level [**].

     1.80 "Pre-Clinical Development" means the program of work to identify, screen, select, develop and/or evaluate the safety and efficacy of a Genentech Advanced Research Product sufficient to enable human clinical development under an approved IND, such work to be conducted in accordance with the scope, objectives and responsibilities set forth in a Pre-Clinical Development Plan.

     1.81 "Pre-Clinical Development Budget" means a budget covering the activities under the Pre-Clinical Development Plan, prepared and agreed to by the Joint Project Team, and unanimously approved by the Steering Committee, which budget shall set forth in reasonable detail the various Pre-Clinical Development activities for which Pre-Clinical Development Costs will be incurred. The Pre-Clinical Development Budget may be amended or modified from time to time by the Joint Project Team, subject to [**].

     1.82 "Pre-Clinical Development Costs" means the costs and expenses directly related to Pre-Clinical Development incurred by Lexicon in accordance with the approved Pre-Clinical Development Plan and the approved Pre-Clinical Development Budget.

     1.83 "Pre-Clinical Development Option" has the meaning set forth in Section 4.4(a).

     1.84 "Pre-Clinical Development Plan" means the written plan, prepared by the Joint Project Team, and [**], in accordance with Section 4.4(b), setting forth in reasonable detail the various Pre-Clinical Development activities to be undertaken by the Parties. The Pre-Clinical Development may be amended or modified from time to time by the Joint Project Team, subject to [**].

     1.85 "Pre-Existing Project" means a Pipeline Project involving a Project Gene for which Lexicon had already [**] prior to the proposal of such Project Gene by Genentech.

     1.86 "Progeny" means mice, including successive generations thereof, that are produced or developed by Genentech, its Affiliates or Academic Collaborators by breeding a Knock-Out Mouse with any other mouse (including, without limitation, any other Knock-Out Mouse).

     1.87 "Project" has the meaning set forth in Section 3.1(e).

     1.88 "Project Confidential Information" means all discoveries, trade secrets, inventions (whether or not patentable), data, materials, and information created by either Party, or created jointly by both Parties, in connection with this Agreement (including, but not limited to, Project Patents and Project Know How), and whether provided orally, electronically, visually or in writing, except such discoveries, trade secrets, inventions, materials, data, or information that a Party can demonstrate, through its contemporaneous written records:

          (i) was known to such Party or to the public prior to its creation hereunder;

          (ii) became known to the public, after its creation hereunder, other than through an unauthorized act of such Party or of any person to whom such Party disclosed such information;

          (iii) was subsequently disclosed to such Party by a person having lawful possession of, and a legal right to disclose without any restrictions, such information; or

          (iv) was developed by such Party without use, and independent, of the Project Confidential Information.

     1.89 "Project Gene" has the meaning set forth in Section 3.1(e); provided that a Rejected Proposed Gene shall not be a Project Gene.

     1.90 "Project Materials" means, with respect to a Project, (i) the Knock-Out Mice made in the course of such Project, [**], and, if applicable, [**], (ii) the data from the First Pass Phenotypic Analysis of such Knock-Out Mice, (iii) the data from any Advanced Phenotypic Analysis of such Knock-Out Mice, (iv) the Overexpression Mice, if any, made in the course of such Project and (v) the data, if any, from the Overexpression Analysis of such Overexpression Mice.

     1.91 "Project Patents and Know-How" means all Patents (also referred to herein as "Project Patents") and Know-How (also referred to herein as "Project Know-How") (i) created or acquired [**], (ii) which relate to a Project Gene, Rejected Project Gene, Protein Candidate, Genentech Advanced Research Protein Candidate, Lexicon Advanced Research Protein Candidate, Genentech Licensed Product or a Collaboration Product, and (iii) which either (A) are conceived or created during the conduct of, or in connection with, First Pass Phenotypic Analysis or Advanced Phenotypic Analysis of a Project Gene, Pre-Clinical Development, Clinical Development, any activities conducted under a Commercialization Plan, or [**], or (B) relate to [**]; provided that Project Patents and Know-How shall not include (A) Lexicon Knock-Out Technology, (B) Genentech Gene Patents and Know-How, (C) Lexicon Pre-Existing Patents and Know-How, (D) Restricted Rights Project Patents and Know-How, (E) Lexicon Product Patents and Know-How, (F) Genentech Excluded IP, or (G) general Patents that cover inventions that could be used for products other than a Collaboration Product, including, without limitation, Patents covering manufacturing or process (including purification process) inventions. Notwithstanding the foregoing, any Know-How created or acquired by Genentech after a Project Gene has been designated as a Rejected Project Gene (or Patents claiming any such Know-How) shall not be included in the definition of Project Patents and Know-How and shall not be subject to this Agreement. Notwithstanding the foregoing, Project Patents and Know-How shall exclude Patents and Know-How specific to (i) [**],
(ii) [**], and (iii) [**].

     1.92 "Proposed Gene" means a human gene sequence proposed by Genentech under Section 3.1(a), (i) that Genentech believes is the full-length gene sequence for a Protein and (ii) for which a patent application owned or controlled by Genentech has been filed claiming such full-length human gene sequence and the Protein believed to be produced by such gene.

     1.93 "Protein" means a high molecular weight [**], polymer compound composed of a variety of amino acids joined by peptide linkages, including allelic variants thereof and post-translationally modified variants thereof (e.g., glycosylated proteins) that is produced by a Proposed Gene or a Project Gene.

     1.94 "Protein Candidate" has the meaning set forth in Section 3.5, and shall include Derivative Proteins thereof.

     1.95 "Protein Candidate Product" means a pharmaceutical preparation, other than a Small Molecule Drug, that is ready for administration to the ultimate consumer and that: (i) [**] or (ii) [**].

     1.96 "Regulatory Approval" means any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any kind of the FDA (or foreign equivalent) necessary for the marketing and sale of a Collaboration Product in any country or other regulatory jurisdiction. "Regulatory Approval" shall include, without limitation, approval granted with respect to any BLA, NDA or foreign equivalent.

     1.97 "Rejected Project Gene" means a Project Gene whose Protein is not designated as (i) a Protein Candidate under Section 3.5(b), (ii) a Genentech Advanced Research Protein Candidate under Section 3.7, or (iii) a Lexicon Advanced Research Protein Candidate under Section 3.7; or is designated a "Rejected Project Gene" pursuant to Section 3.5(c).

     1.98 "Rejected Proposed Gene" means a Proposed Gene (i) that is rejected under Section 3.1(b), 3.1(c) or 3.1(d), (ii) that is removed from the collaboration under Section 3.1(f), (iii) that is deemed a Rejected Gene pursuant to Section 3.2(a), (iv) for which the Steering Committee does not vote, under Section 3.2(b), to proceed or (v) that is designated a Rejected Proposed Gene under Section 3.3.

     1.99 "Research Costs" has the meaning set forth in the Financial Appendix.

     1.100 "Restricted Rights Project" means a Project involving a Project Gene which is subject to [**] prior to the initial proposal of such Project Gene by Genentech.

     1.101 "Restricted Rights Project Patents and Know-How" means all Patents (also referred to herein as "Restricted Rights Project Patents") and Know-How (also referred to herein as "Restricted Rights Project Know-How") which (i) relate to a Project Gene designated as a Restricted Rights Project, (ii) are (A) owned, controlled or licensed by Lexicon as of the Effective Date or (B) created or acquired by Lexicon prior to expiration of this Agreement, and (iii) which either (A) are conceived or created during the conduct of, or in connection with, First Pass Phenotypic Analysis or Advanced Phenotypic Analysis of a Project Gene, Pre-Clinical Development, Clinical Development, any activities conducted under a Commercialization Plan, or [**], or (B) [**] or (y) [**]; provided in each case that Restricted Rights Project Patents and Know-How shall not include (A) Lexicon Knock-Out Technology, (B) Lexicon Product Patents and Know-How, (C) Genentech Gene Patents and Know-How, (D) general Patents that cover inventions that could be used for products other than a Collaboration Product, including, without limitation, Patents covering manufacturing or process (including purification process) inventions, or (E) any Patent claims or Know-How arising from work performed not in relation to this Agreement. Notwithstanding the foregoing, Restricted Rights Project Patents and Know-How shall exclude Patents and Know-How specific to (i) [**], (ii) [**], and (iii) [**].

     1.102 "Sales Returns and Allowances" means, with respect to a Collaboration Product, the sum of (a) and (b), where: (a) is a provision, [**] for sales of such Collaboration Product under GAAP as provided hereinabove for (i) cash and quantity discounts or rebates on such Collaboration Product (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), (ii) credits or allowances given or made for rejection or return of previously sold Collaboration Product or for retroactive price reductions (including Medicare and similar types of rebates and chargebacks), (iii) sales taxes, duties or other governmental charges levied on or measured by the billing amount for such Collaboration Product, as adjusted for rebates and refunds, (iv) charges for freight and insurance directly related to the distribution of such Collaboration Product, to the extent included in the invoice to the customer, and (v) credits for allowances given or made for wastage replacement, indigent patient and any other sales programs agreed to by the Parties for such Collaboration Product; and (b) is a periodic adjustment of the provision determined in (a) to reflect amounts actually incurred by Genentech or Lexicon, as the case may be, and their respective Affiliates and Genentech Product Licensees and Lexicon Product Licensees, as applicable, for items (i), (ii), (iii), (iv) and (v) in clause (a).

     1.103 "Small Molecule Drug" means any pharmaceutical compound for the treatment of any human or animal disease or condition, the active ingredient of which is a synthetically prepared, or a naturally derived chemical compound [**]; provided, however, that "Small Molecule Drug" specifically excludes any compound which consists of or incorporates as an active ingredient a Protein, a Derivative Protein, a nucleic acid oligomer, or an antibody or any fragment thereof.

     1.104 "Steering Committee" means the committee established and described in
Section 2.1.

     1.105 "Supplementary Advanced Phenotypic Panel" has the meaning set forth in Section 3.6(b).

     1.106 "Third Person" means any person or entity other than Lexicon, Genentech or any Affiliate of Lexicon or Genentech.

     1.107 "[**]" means the nucleotide sequence set forth in Exhibit H.

     1.108 "[**] Product" means a pharmaceutical preparation, other than a Small Molecule Drug, that is ready for administration to the ultimate consumer and that: (i) contains as the active pharmaceutical ingredient a Protein produced by [**] or (ii) directly modulates either a Protein produced by [**] or a nucleic acid that encodes a Protein encoded by [**]; in each case excluding endogenous, naturally-occurring ligands of such Protein produced by [**].

     1.109 "[**]" means the nucleotide sequence set forth in Exhibit I.

     1.110 "[**] Product" means a pharmaceutical preparation, other than a Small Molecule Drug, that is ready for administration to the ultimate consumer and that: (i) [**] or (ii) [**].

     1.111 "Valid Co-Funded Patent Claim" means a Valid Claim of [**].

     1.112 "Valid Advanced Research Patent Claim" means a Valid Claim of: (i) [**]; (ii) [**]; or (iii) [**]. [**].

     1.113 "Valid Claim" means a claim of an issued and unexpired Patent, which has not been revoked, held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                     ARTICLE 2: GOVERNANCE OF COLLABORATION

     2.1 Steering Committee.

          (a) Creation of a Steering Committee. Within [**] days of the Effective Date, the Parties shall establish a Steering Committee to oversee and, as set forth herein, approve the Parties' activities under this Agreement. The Steering Committee shall be comprised of [**], but each Party may change its Steering Committee members at any time by giving prior written notice to the other Party.

          (b) Steering Committee Responsibilities. The Steering Committee shall have the following responsibilities, as well as any additional responsibilities expressly set forth in this Agreement:

          (i) receiving and reviewing reports and data received from a Party from time to time as set forth herein, including without limitation the submission of Proposed Genes, data related to the murine homology of Proposed Genes, results of the First Pass Phenotypic Analysis, data and results related to any Advanced Phenotypic analysis (including any Advanced Phenotypic Panels) and Overexpression Analysis;

          (ii) receiving notices from the Parties as set forth herein, including without limitation notices of delays or stalled research pursuant to Section 3.3;

          (iii) the designation of Project Genes and Protein Candidates under Sections 3.1 and 3.5, respectively;

          (iv) the selection of Project Genes for Advanced Phenotypic Analysis and the Advanced Phenotypic Panels to be conducted on such Project Genes under Section 3.6,

          (v) the designation or selection, as applicable, of Genentech Advanced Research Protein Candidates and Lexicon Advanced Research Protein Candidates under Section 3.7;

          (vi) overseeing and, as required, approving the actions of the Joint Project Team with respect to Pre-Clinical Development, Clinical Development and Co-Promotion;

          (vii) coordinating the activities of the Parties hereunder;

          (viii) developing and implementing a publicity strategy and policy for the review and approval of press releases and publications in accordance with Section 9.4;

          (ix) settling disputes or disagreements that arise between the Parties hereunder and as set forth in Article 14: ; and

          (x) performing such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties.

          (c) Steering Committee Decisions. All Steering Committee decisions will be made by [**] of all the Steering Committee's members, except as expressly stated otherwise in this Agreement. Each Steering Committee member will have one vote, and a Steering Committee member need not be present in order to vote; the Steering Committee member(s) of a Party that are present for, or participating in, a decision shall have the authority to vote on behalf of the Steering Committee member(s) of such Party who are not present for, or participating in, such decision.

          (d) Steering Committee Meetings. Within [**] days after the Effective Date, the Steering Committee will hold an in-person organizational meeting to establish the Committee's operating procedures. After such initial meeting, the Steering Committee will meet at such other times as are unanimously agreed to by the Steering Committee members, but no less than once each Calendar Quarter. Such meetings may be in-person, via videoconference, or via teleconference, provided that at least one meeting per Calendar Year shall be held in person. The location of in-person Steering Committee meetings will alternate between South San Francisco, California and The Woodlands, Texas. Each Party will bear the expense of its respective Committee members' participation in Steering Committee meetings. Minutes will be kept of all Steering Committee meetings. Responsibility for keeping minutes will alternate between the Parties, beginning with Genentech. Meeting minutes will be sent to each member of the Steering Committee for review as soon as practicable after a meeting.

          (e) Dissolution of the Steering Committee. The Steering Committee will have no further responsibilities or authority under this Agreement, and will be considered dissolved by the Parties, on the later of (i) [**], or (ii) [**].

     2.2 Joint Project Teams.

          (a) Creation of Joint Project Teams. The Parties shall, as required under this Agreement, establish one or more "Joint Project Teams" to oversee certain specified activities of the Parties, and have those responsibilities, as set forth in this Agreement (including as set forth in Sections 4.4(b), 4.7 and Article 5: ). In addition, the Parties may upon mutual agreement, or the Steering Committee may by [**] vote, from time-to-time establish one or more additional Joint Project Teams to oversee specific aspects of the Parties' activities under this Agreement as appropriate to implement the objectives of this Agreement. Any Joint Project Team shall consist of such number of representatives of each Party as are reasonably necessary to undertake and fulfill the responsibilities of the Joint Project Team as set forth in this Agreement; provided that each Party shall have the right to appoint at least [**] representatives to each Joint Project Team. The Joint Project Team is intended to be an operational committee and each Party's representatives shall include individuals with expertise and responsibilities in the areas of preclinical development, clinical development, process sciences, manufacturing, regulatory affairs, market research, product development, marketing, and/or sales, as applicable to the stage of development or commercialization of a Collaboration Product. One such representative from each Party shall be designated as that Party's "Project Team Leader." Such Project Team Leaders will act as the primary Joint Project Team contact for that Party. Either Party may replace any or all of its representatives at any time upon written notice to the other Party. Any member of the Joint Project Team may designate a substitute to attend and perform the functions of that member at any meeting of the Joint Project Team.

          (b) Joint Project Team Decisions. With respect to decisions reserved for the Joint Project Team, the Joint Project Team will operate by [**]. In the event that the Joint Project Team members do not [**] with respect to a matter that is within the purview of the Joint Project Team herein, such matter shall be referred to the Steering Committee for resolution.

          (c) Joint Project Team Meetings. With respect to each activity under this Agreement for which the Joint Project Team is tasked with oversight, the Joint Project Team shall hold an initial meeting as set forth herein. Such initial meeting shall be in-person and shall include the establishment of the Joint Project Team's operating procedures with respect to such activities. After the initial meeting, a Joint Project Team will meet at such times as are agreed to by the Joint Project Team members, but no less than once each Calendar Quarter. Such meetings may be in-person, via videoconference, or via teleconference, provided that at least one meeting per Calendar Year shall be held in person. The location of in-person Joint Project Team meetings will alternate between South San Francisco, California and The Woodlands, Texas, or may take place at another agreed upon location. Each Party will bear the expense of its respective Joint Project Team members' participation in Joint Project Team meetings. Minutes will be kept of all Joint Project Team meetings. Responsibility for keeping minutes will alternate between the Parties, beginning with Genentech. Meeting minutes will be sent to each member of the Joint Project Team for review as soon as practicable after a meeting.

          (d) Disputes. Any dispute arising in the Joint Project Team that are unable to be resolved within [**] after the matter is first referred to the Joint Project Team shall be referred to the Steering Committee for resolution. In such event, the decision of the Steering Committee shall be deemed the decision of the Joint Project Team

          (e) Dissolution of the Joint Project Team. Upon the expiration of [**] after all of the activities for which a Joint Project Team was established have been completed, the Joint Project Team will have no further responsibilities or authority under this Agreement and will be considered dissolved by the Parties.

     2.3 Accounting and Financial Reporting. Each Party will appoint [**] with expertise in the areas of accounting, cost allocation, budgeting and financial reporting. Such representatives shall work under the direction of the Steering Committee, or as necessary the Joint Project Team, to provide services to and consult with the Steering Committee or Joint Project Team in order to address the financial, budgetary and accounting issues which arise in connection with the Pre-Clinical Development Budget, Clinical Development, Co-Promotion and the Financial Appendix. [**] may designate a substitute to perform such functions, or may be replaced at any time by the represented Party by providing notice thereof to the other Party.

                       ARTICLE 3: KNOCK-OUT MICE PROJECTS

     3.1 Genentech Submission of Proposed Genes.

          (a) Initial Submission of Proposed Genes. Genentech, within [**] days after the Effective Date, will provide the Steering Committee with a written list of up to five hundred (500) Proposed Genes, together with the date of Genentech's initial Patent filing with regard to each such Proposed Gene.

          (b) Delivery of Notice by Lexicon. Within [**] of the delivery by Genentech of the list of Proposed Genes (or, with respect to replacement Proposed Genes proposed by Genentech under Section 3.1(b), 3.1(c) or 3.1(f) or
Section 3.2(a), within [**] of the delivery by Genentech of notice to the Steering Committee of such replacement), Lexicon will notify the Steering Committee in writing as to whether or not: (i) to Lexicon's Actual Knowledge, Lexicon's conducting the activities contemplated by this Agreement with regard to such Proposed Gene would infringe patents or other intellectual property rights under which Lexicon is not licensed through this Agreement or otherwise; or (ii) Lexicon is working (or under contractual obligation to begin work) for, or on behalf of, any other person or entity or for itself involving a mouse or human gene sequence, as the case may be, with [**] to any Proposed Gene, as determined at the protein level using [**]. If so, Lexicon shall additionally notify Genentech which Proposed Gene(s) are the subject of such patents or intellectual property rights or such work, as the case may be, and whether such work is under an exclusive or non-exclusive license or arrangement for any Proposed Gene. Any Proposed Gene for which Lexicon is working for a Third Person under an exclusive license or arrangement shall automatically be deemed a Rejected Proposed Gene; provided, however, that Genentech may propose [**], in which case

Lexicon will [**] and, if the Steering Committee elects to [**], the Parties will [**]. In the event Genentech does not [**], Genentech shall have the sole right, but not the obligation, to propose another Proposed Gene in the place of such Rejected Proposed Gene for the Steering Committee's review and approval, by notice to the Steering Committee within [**] of Lexicon's notice.

          (c) Rejection of Proposed Genes by Lexicon; Proposal of Replacement Proposed Genes by Genentech. Lexicon shall not be obligated to develop, produce or deliver a Knock-Out Mouse related to a Proposed Gene where Lexicon reasonably believes, with the advice of its counsel and the Steering Committee, that such action would infringe the intellectual property rights of a Third Person. Such Proposed Gene shall become a Rejected Proposed Gene and the Steering Committee shall adopt an acceptable solution including, but not limited to, the identification by Genentech of an alternative Proposed Gene. Lexicon shall further have the sole right, but not the obligation, to reject any Proposed Gene for which Lexicon reasonably believes, with the advice of its counsel and the Steering Committee, that Genentech was not the first to file a patent application, but only in cases where the Steering Committee reasonably believes [**], by notice to the Steering Committee within the period specified in Section 3.1(b), in which case Lexicon shall have the right to designate such Proposed Gene as a Rejected Proposed Gene. In such event, Genentech shall have the sole right, but not the obligation, to propose another Proposed Gene in the place of such Rejected Proposed Gene for the Steering Committee's review and approval, by notice to the Steering Committee within [**] of Lexicon's notice.

          (d) Removal of Proposed Genes by Genentech. Within [**] of Genentech's receipt of Lexicon's notice under Section 3.1(b), Genentech shall inform Lexicon which, if any, of the Proposed Genes referenced in Lexicon's notice (and not automatically deemed a Rejected Proposed Gene under Section 3.1(b)) Genentech elects to remove from the collaboration and, thereafter, all such removed Proposed Genes shall constitute Rejected Proposed Genes. Genentech shall have no right to propose a replacement Proposed Gene for any Proposed Gene that it elects to remove from the collaboration under this Section 3.1(d).

          (e) Designation of Project Genes. Following Genentech's notice pursuant to Section 3.1(d), the remaining Proposed Genes shall constitute "Project Genes" (and the work performed pursuant to this Article 3: with regard to such Project Gene shall be deemed a corresponding "Project"), and be deemed to be submitted to the collaboration for Lexicon to begin determining, as fully described in Section 3.2(a), the murine gene that is homologous to each such Project Gene. Except as set forth in this Section 3.1, Lexicon, acting through the Steering Committee or otherwise, shall not have the ability to prevent the submission of a Project Gene to the collaboration for Lexicon to conduct its activities under Section 3.2(a) regarding such Project Gene. To the extent that the total number of Project Genes is less than (i) 500 minus (ii) the number of Proposed Genes removed by Genentech under Section 3.1(d), Genentech shall have the right, during the period ending [**], to propose up to [**] additional Proposed Genes, until the aggregate number of Project Genes is (x) 500 minus (y) the number of Proposed Genes removed by Genentech under Section 3.1(d). Within [**] following each designation of Proposed Genes as Project Genes hereunder, Lexicon shall provide Genentech with a list of the Projects, if any, that are Pipeline Projects and/or Pre-Existing Projects, and the stage of each such Pipeline Project or Pre-Existing Project, as the case may be.

          (f) Removal and Replacement of Project Genes by Genentech. At any time prior to [**], Genentech shall have the sole right, but not the obligation, to remove such Project Gene and/or propose another Proposed Gene for the Steering Committee's review and approval, by delivering notice thereof to the Steering Committee; provided, however, that Genentech shall not be permitted to remove more than [**] Project Genes pursuant to this Section 3.1(f); and provided, further, that Genentech shall reimburse Lexicon for all reasonable costs and expenses, including Allocable Overhead, incurred by Lexicon under this Agreement prior to the date of Genentech's notice under this Section 3.1(f) in respect of the Project Gene being removed. Any such removed Project Gene shall be considered a Rejected Proposed Gene for purposes of this Agreement.

          (g) Status as of Second Restatement Date. As of the Second Restatement Date, the Parties have designated all Project Genes, and neither Party may reject, remove or replace any such Project Gene under this Section 3.1.

     3.2 Lexicon Identification of Homologous Murine Gene; Steering Committee Review and Approval of Projects.

          (a) Lexicon Efforts to Determine Homologous Murine Gene. For each Project Gene submitted to the collaboration under Section 3.1(e), Lexicon will use Commercially Reasonable Efforts to identify the homologous murine gene as soon as practicable, and in any event within [**], after such Project Gene was submitted to it, and will provide Genentech with [**]. To identify the homologous murine gene, Lexicon will use its standard resources and, if applicable, [**]. Upon identifying what it believes to be the homologous murine gene(s) for a Project Gene, Lexicon will provide the Steering Committee with written evidence of such gene's (or, if applicable, genes') homology. If Lexicon is unable to identify a homologous murine gene for a Project Gene, Lexicon will report all of the results related to such Project Gene obtained during the course of its search to the Steering Committee as well, and such Project Gene shall thereafter be deemed a Rejected Proposed Gene under this Agreement. Genentech shall have the sole right, but not the obligation, to propose another Proposed Gene in the place of such Rejected Proposed Gene for the Steering Committee's review and approval, by notice to the Steering Committee within [**] of Lexicon's report of its failure to identify a homologous murine gene.

          (b) Steering Committee Review and Approval of Projects. The Steering Committee will review the information provided by Lexicon under Section 3.2(a) with respect to a Project Gene and will confirm that Lexicon has identified the homologous murine gene, and therefore to proceed with such Project Gene under
Section 3.3 hereof. If the Steering Committee determines that Lexicon has not identified a homologous murine gene for a Project Gene, such Project Gene shall thereafter be deemed a Rejected Proposed Gene under this Agreement.

          (c) Project Development Plan. Concurrently with its delivery of the information contemplated by Section 3.2(a), Lexicon will provide the Steering Committee (i) for Pipeline Projects, information (as set forth in Exhibit A) regarding [**], and (ii) for Projects other than Pipeline Projects, [**]. With regard to Pipeline Projects involving the use of an ES Cell Line generated through Lexicon's gene trapping technology in the creation of a Knock-Out Mouse, [**], Lexicon will [**]; provided that, [**]. For all Projects that are not Pipeline Projects, Lexicon will [**].

          (d) Status as of Second Restatement Date. As of the Second Restatement Date, the Steering Committee has reviewed and approved all Projects pursuant to this Section 3.2.

     3.3 Lexicon's Creation and Testing of Knock-Out Mice and ES Cell Lines. Once the Steering Committee approves proceeding with a Project Gene under
Section 3.2(b), Lexicon, in accordance with the recommendation from Genentech as to desired priority, will, at Lexicon's sole expense, use Commercially Reasonable Efforts to perform the following activities on such Project: (i) create and generate, [**], Knock-Out Mice using the Project Gene's homologous murine gene; (ii) conduct a First Pass Phenotypic Analysis of such Knock-Out Mice; and (iii) if requested by the Steering Committee pursuant to Section 3.8, create Overexpression Mice for some or all Project Genes corresponding to Protein Candidates. Lexicon agrees to use Commercially Reasonable Efforts to perform and complete such activities on a Project [**] after the approval of a Project Gene by the Steering Committee under Section 3.2(b). If a Project is delayed or stalled due to technological or scientific difficulties, Lexicon will so notify Genentech and the Steering Committee. The Parties will consult with each other to determine whether such difficulties can be resolved or remedied. The Steering Committee shall decide, based on input from Lexicon, whether such Project's problems can be remedied within the scope of Commercially Reasonable Efforts for such Project or whether to terminate such Project and designate such Project Gene a Rejected Proposed Gene.

     3.4 Review of First Pass Phenotypic Analysis. [**] Lexicon completes the First Pass Phenotypic Analysis on each of the Project Genes, it will submit to Genentech, through the Steering Committee, the data from such Projects.

     3.5 Designation of Protein Candidates.

          (a) Initial Designation of Protein Candidates. [**] shall have the right to designate the Proteins produced by up to an aggregate of [**] as "Protein Candidates;" provided that [**] shall make such designations no later than [**]. [**] shall have the rights and obligations set forth in Article 4: and Article 7: and otherwise in this Agreement with regard to such Protein Candidates.

          (b) Rejected Project Genes. Any Project Gene the Protein product of which has not been designated as a Protein Candidate pursuant to this Section 3.5, shall be deemed a Rejected Project Gene for purposes of this Agreement, unless and until such Rejected Project Gene has been designated a Genentech Advanced Research Protein Candidate or a Lexicon Advanced Research Protein Candidate pursuant to Section 3.7. Genentech shall have the rights and obligations set forth in Article 6: and Article 7: with regard to such Rejected Project Genes.

          (c) [**]. From time to time following the designation of Protein Candidates pursuant to Section 3.5(a), but no later than [**] following the earlier of (i) [**] or (ii) [**], Lexicon shall be permitted to [**], [**].

     3.6 Selection of Project Genes for Advanced Phenotypic Analysis.

          (a) Submission for Advanced Phenotypic Analysis. In addition to the completion of any Advanced Phenotypic Panels initiated on a Project Genes prior to the Second

Restatement Date in accordance with Section 3.6(c), the Steering Committee may elect to submit for Advanced Phenotypic Analysis any Project Gene other than an Excluded Gene. The timing pursuant to which the Steering Committee shall select the Advanced Phenotypic Panels to be conducted with respect to each Project Gene, other than an Excluded Gene, selected for Advanced Phenotypic Analysis shall be as follows: (i) no later than [**] following the Second Restatement Date, the Steering Committee may select up to [**] Advanced Phenotypic Panels to be conducted by Lexicon on such Project Genes; (ii) no later than [**] following receipt by Genentech of [**], provided that [**], the Steering Committee may select up to [**] Advanced Phenotypic Panels to be conducted by Lexicon on such Project Genes; and (iii) no later than [**] following receipt by Genentech of [**], the Steering Committee may select up to [**] Advanced Phenotypic Panels to be conducted by Lexicon on such Project Genes, or if the conditions set forth in
(ii) above are not met [**] Advanced Phenotypic Panels. In conjunction with the Steering Committee's selection of Advanced Phenotypic Panels in accordance with above, the Steering Committee shall designate the priority in which such Advanced Phenotypic Analysis and Advanced Phenotypic Panels will be conducted. For the avoidance of doubt, [**].

          (b) Additional Advanced Phenotypic Analysis. At any time prior to [**] following the Second Restatement Date, Genentech may, through the Steering Committee, select supplementary Advanced Phenotypic Panels, in addition to those selected under Section 3.6(a), to be conducted by Lexicon on a Project Gene (each a "Supplementary Advanced Phenotypic Panel"). Genentech shall fund each Supplementary Advanced Phenotypic Panel it selects in accordance with this
Section 3.6(b) as set forth in Section 8.4.

          (c) Additional Assays within Certain Advanced Phenotypic Panels. With respect to [**] Advanced Phenotypic Panels conducted prior to the Second Restatement Date for which Lexicon delivered data (pursuant to Section 3.7(a)(i)), the Steering Committee may elect, at any time prior to [**] following the Second Restatement Date, to proceed with additional assays within up to [**] of such Advanced Phenotypic Panels. Such additional assays, if any, will be [**].

          (d) Activities Performed by Lexicon. Once the Steering Committee elects to proceed with Advanced Phenotypic Analysis on a Project Gene under
Section 3.6(a) or 3.6(c), or Genentech selects a Supplementary Advanced Phenotypic Panel pursuant to Section 3.6(b), Lexicon will, [**], use Commercially Reasonable Efforts to complete such Advanced Phenotypic Analysis within [**] of the Steering Committee's election or, as applicable, Genentech selection. If any Advanced Phenotypic Analysis is delayed or stalled due to technological or scientific difficulties, Lexicon will so notify Genentech and the Steering Committee. The Parties will consult with each other to determine whether such difficulties can be resolved or remedied. [**].

     3.7 Selection of Genentech Advanced Research Protein Candidates and Lexicon Advanced Research Protein Candidates.

          (a)  Delivery and Review of Advanced Phenotypic Analysis.

          (i) Data Collected Prior to the Second Restatement Date. With respect to [**].

          (ii) Data Collected Following the Second Restatement Date. Other than as set forth in Section 3.7(a)(i) above, Lexicon will submit to Genentech, through the Steering Committee, the data from all Advanced Phenotypic Analysis as Lexicon completes the Advanced Phenotypic Analysis on each such Project Gene. The Steering Committee will meet to review such data and designate and select "Genentech Advanced Research Protein Candidates" and "Lexicon Advanced Research Protein Candidates" in accordance with Sections 3.7(b) and 3.7(c).

               (b) Initial Selection of Advanced Protein Candidates. The Steering Committee shall designate the Proteins produced by the Project Genes upon which Advanced Phenotypic Analysis requested pursuant to Section 3.6(a) was completed or for which Lexicon delivered data to Genentech pursuant to Section 3.7(a)(i) as either Genentech Advanced Research Protein Candidates, Lexicon Advanced Research Protein Candidates or Draft Candidates in accordance with the following rules and procedures:

          (i) As of the Second Restatement Date, the Parties and Steering Committee acknowledge that, as of the Second Restatement Date, Lexicon has the right to develop and commercialize [**] Products and [**] Products, each in the Lexicon Field subject to the limitations set forth in Sections 4.2(b) and 4.5(a) and other relevant provisions, and that within such Lexicon Field the Proteins produced by [**] and [**] shall, as of the Second Restatement Date, each be designated a Lexicon Advanced Research Protein Candidate;

          (ii) At each meeting, with respect to each Project Gene (other than [**] and [**]) for which [**] reasonably determines that the data from any First Pass Phenotypic Analysis, Advanced Phenotypic Analysis or any other scientifically relevant data or information regarding such Project Gene indicates a [**], the Protein produced by such Project Gene shall be designated a Genentech Advanced Research Protein Candidate; and

          (iii) All other Project Genes upon which Advanced Phenotypic Analysis was completed shall be designated "Draft Candidates" and be subject to the selection process set forth in Section 3.7(c).

          (c) Draft Selection. The Proteins produced by each Draft Candidate shall be designated either a Genentech Advanced Research Protein Candidate or a Lexicon Advanced Research Protein Candidate in accordance with the following: At a meeting of the Steering Committee, such meeting to be held [**] following the completion of [**], the Proteins produced by the remaining Draft Candidates not previously selected shall be designated as Genentech Advanced Research Protein Candidates or Lexicon Advanced Research Protein Candidates as follows and in the following order: (A) Genentech shall select the Proteins encoded by [**] of the Draft Candidates to be designated as Genentech Advanced Research Protein Candidates; (B) Lexicon shall select the Proteins encoded by [**] of the remaining Draft Candidates to be designated as Lexicon Advanced Research Protein Candidates; (C) Genentech shall select the Proteins encoded by [**] of the remaining Draft Candidates to be designated as Genentech

Advanced Research Protein Candidates; (D) Lexicon shall select the Proteins encoded by [**] of the remaining Draft Candidates to be designated as Lexicon Advanced Research Protein Candidates; and (E) the Proteins encoded by all remaining Draft Candidates shall be designated as Genentech Advanced Research Protein Candidates.

     3.8 Creation of Overexpression Mice; Overexpression Analysis. With respect to any Project Gene, the Steering Committee may elect to have Lexicon produce an Overexpression Mouse which overexpresses the Project Gene for further testing, by voting to make such election no later than [**] following the Second Restatement Date. Lexicon agrees, [**], to promptly use Commercially Reasonable Efforts to create such Overexpression Mouse, and to promptly perform phenotypic tests, observations, or analyses selected from the assays set forth on Exhibit K ("Overexpression Analysis") for up to [**]. Alternately, Genentech may elect to perform Overexpression Analysis on any Overexpression Mouse itself. Once Lexicon or Genentech, as the case may be, has completed such Overexpression Analysis on a Project, it will submit to the Steering Committee for the Steering Committee's review of the Project the data from such Overexpression Analysis. The Party performing such Overexpression Analysis shall use Commercially Reasonable Efforts to complete such Overexpression Analysis no later than [**] after the creation of such Overexpression Mouse, subject to unanimous decision by the Steering Committee for any subsequent extension of time, but in any event will submit to the Steering Committee all available data related to such Overexpression Analysis, whether complete or not, within such time period.

     3.9 Reports; Consultation and Site Visits. Within [**] after the end of each Calendar Quarter, Lexicon will provide each Steering Committee member with a written report describing the status of its work on each Project, and, on a monthly basis, Lexicon will provide a Genentech Steering Committee member with the same monthly report generated for Lexicon's internal purposes. Upon reasonable advance written notice from the Steering Committee or Genentech, Lexicon will make persons working on its behalf on a Project available during normal business hours for a reasonable number of consultations with the Steering Committee or Genentech regarding such Project. Such consultations will either be in-person at such person's place of employment or via videoconference or teleconference. Upon reasonable notice, Genentech representatives may visit during normal business hours the facilities where Lexicon is performing services on Projects. All Genentech representatives will be advised of, and be bound by, Genentech's confidentiality obligations in Article 10: and will follow such security and facility access procedures as are reasonably designated by Lexicon. Lexicon may require that at all times the Genentech representatives be accompanied by a Lexicon representative.

     3.10 Safeguards to Protect Confidentiality of Projects.

          (a) Lexicon hereby agrees that each person working on a Project on its behalf (whether as an employee, subcontractor, or otherwise) has or will, prior to commencing work on a Project, have executed an instrument:

          (i) assigning to Lexicon all of his, her, or its rights, title, and interest in inventions or intellectual property arising during the course, and as a result, of his, her, or its association with Lexicon; and

          (ii) agreeing to abide by confidentiality and non-use restrictions regarding Confidential Information and the existence and terms of this Agreement no less stringent than Lexicon's confidentiality and non-use obligations under Article 10:.

     Lexicon also agrees to maintain appropriate security measures no less stringent than measures that are customary in the industry.

          (b) Genentech hereby agrees that each person working on a Project on its behalf (whether as an employee, subcontractor, or otherwise) has or will, prior to commencing work on a Project, have executed an instrument:

          (i) assigning to Genentech all of his, her, or its rights, title, and interest in inventions or intellectual property arising during the course, and as a result, of his, her, or its association with Genentech; and

          (ii) agreeing to abide by confidentiality and non-use restrictions regarding Confidential Information and the existence and terms of this Agreement no less stringent than Genentech's confidentiality and non-use obligations under Article 10:.

     Genentech also agrees to maintain appropriate security measures no less stringent than measures that are customary in the industry.

                ARTICLE 4: DEVELOPMENT OF COLLABORATION PRODUCTS

     4.1 Development of Protein Candidate Products and Genentech Advanced Research Products.

          (a) Exclusive Right to Develop and Commercialize. Genentech shall have the sole right and responsibility for, and control over, developing and commercializing Protein Candidate Products and Genentech Advanced Research Products; provided, however, that with regard to Restricted Rights Projects, nothing in this Section 4.1(a) will be deemed to grant Genentech rights beyond the scope of the licenses granted to Genentech (or limit the rights of Lexicon, its collaborators or licensees) with regard to such Restricted Rights Project.

          (b) Transfer to Genentech of Lexicon Pre-Existing Know-How, Restricted Rights Project Know-How and Project Know-How. Within [**] days after designation of a Protein Candidate pursuant to Section 3.5 or a Genentech Advanced Research Protein Candidate pursuant to Section 3.7, Lexicon will provide Genentech, to the extent not previously provided, with a copy of all Lexicon Pre-Existing Know-How, Project Know-How and Restricted Rights Project Know-How in Lexicon's possession or control related to such Protein Candidate or Genentech Advanced Research Protein Candidate.

          (c) Development Costs. Genentech shall bear all costs and expenses associated with, and shall have sole control over, developing and commercializing Protein Candidate Products and Genentech Advanced Research Products.

     4.2 Development and Commercialization of [**] Products and [**] Products.

          (a) Genentech [**] Products and [**] Products. Genentech shall have the sole right and responsibility for, and control over, and shall bear all costs and expenses associated with, developing and commercializing [**] Products and [**] Products in the Genentech Retained Fields. Within [**] after the Second Restatement Date, Lexicon will provide Genentech, to the extent not previously provided, with a copy of all Lexicon Pre-Existing Know-How, and if applicable Project Know-How and Restricted Rights Know-How, in Lexicon's possession or control related to Proteins produced by [**] and [**] and [**] Products and [**] Products.

          (b) Lexicon [**] Products and [**] Products. Subject to Sections 4.5(a) and 4.5(b), Lexicon shall have the sole right and responsibility for, and control over, and shall bear all costs and expenses associated with, developing and commercializing [**] Products and [**] Products in the Lexicon Fields; provided, however, that nothing in this Section 4.2(b) will be deemed to grant Lexicon rights beyond the scope of the licenses granted to Lexicon (or limit the rights of Genentech, its collaborators or licensees) in Section 6.3. Within [**] after the Second Restatement Date, Genentech will, subject to any Third Person obligations of Genentech, provide Lexicon, to the extent not previously provided, with a copy of all Project Know-How in Genentech's possession and control related to Proteins produced by [**] and [**] and [**] Products and [**] Products.

     4.3 Development and Commercialization of Lexicon Advanced Research Products. Subject to Sections 4.5, 4.6, 4.7, 4.8 and 4.15, and with respect to [**] Products and [**] Products subject to the additional limitations set forth in Sections 4.2(b), Lexicon shall have sole right and responsibility for, and control over, and shall bear all costs and expenses associated with, developing and commercializing Lexicon Advanced Research Products. Within [**] following selection by Lexicon of a Lexicon Advanced Research Protein Candidate pursuant to Section 3.7, Genentech will, subject to any Third Person obligations of Genentech, provide Lexicon, to the extent not previously provided, with a copy of all Project Know-How in Genentech's possession and control related to such Lexicon Advanced Research Protein Candidate and relevant to Lexicon's further development of Lexicon Advanced Research Products corresponding to such Lexicon Advanced Research Protein Candidates.

     4.4 Option for Pre-Clinical Development by Lexicon of a Genentech Advanced Research Product.

          (a) Pre-Clinical Development Option. Genentech shall have the option ("Pre-Clinical Development Option") to select up to [**] Genentech Advanced Research Protein Candidates for which Pre-Clinical Development of a Genentech Advanced Research Product will be conducted by Lexicon. In order to exercise the Pre-Clinical Development Option, Genentech must provide Lexicon with written notice thereof, which such notice shall identify the Genentech Advanced Research Protein Candidate selected for Pre-Clinical Development by Lexicon.

          (b) Responsibilities of the Joint Project Team. Within [**] following receipt by Lexicon of Genentech's written notice under Section 4.4(a), the Joint Project Team, established in accordance with Section 2.2, shall meet to initiate its oversight of Pre-Clinical

Development and Lexicon's implementation thereof. As part of its responsibilities for oversight of any Pre-Clinical Development, the Joint Project Team shall prepare and agree to a Pre-Clinical Development Plan and Pre-Clinical Development Budget governing any Pre-Clinical Development to be undertaken. The Joint Project Team shall present the Pre-Clinical Development Plan and Pre-Clinical Development Budget to the Steering Committee for review and approval. The Pre-Clinical Development Plan and Pre-Clinical Development Budget shall require [**] approval of the Steering Committee.

          (c) Conduct of Pre-Clinical Development.

          (i) Performance of Pre-clinical Development Activities. Pre-Clinical Development shall be conducted by Lexicon, subject to oversight by the Joint Project Team, in accordance with the Pre-Clinical Development Plan and the terms and conditions of this Agreement. Lexicon shall use Commercially Reasonable Efforts to complete all activities under the Pre-Clinical Development Plan within the timeframes established therein. All activities under the Pre-Clinical Development Plan shall be conducted at facilities provided or procured by Lexicon that are in compliance with Good Laboratory Practices and shall use such personnel, methods and resources as shall be approved by the Joint Project Team, and all in accordance with the Pre-Clinical Development Plan and the terms and conditions of this Agreement. All Pre-Clinical Development activities conducted by Lexicon shall be conducted in a professional and competent manner, in compliance with GLP, all Applicable Laws and in accordance with the terms and conditions of this Agreement.

          (ii) Records. Lexicon shall maintain complete and accurate records, in good scientific manner and in appropriate detail for [**], and the Pre-Clinical Development Plan. Genentech shall have the right, during normal business hours and upon reasonable notice, to [**]. Lexicon shall maintain such records and the information contained therein in confidence in accordance with Article 10: . All such records shall be owned by and be the property of Genentech. In addition, Lexicon shall maintain complete and accurate records of all costs associated with any Pre-Clinical Development activities.

          (iii) Reports. [**], and as otherwise specified in the Pre-Clinical Development Plan, Lexicon shall prepare and provide to the Joint Project Team a written summary describing, in reasonable detail, the status of Pre-Clinical Development, including all Know-How conceived or reduced to practice in the course of any Pre-Clinical Development activities.

          (iv) Hazards. Lexicon [**] shall report to Genentech, and no later than [**] following Lexicon's own notification or receipt of knowledge thereof, of any findings associated with the use of any Genentech Advanced Research Protein Candidate or associated Genentech Advanced Research Product that may suggest significant hazards, significant contraindications, significant side effects or significant precautions pertinent to the safety of such Genentech Advanced Research Protein Candidate or Genentech Advanced Research Product.

          (v) Access. Representatives of Genentech, including Joint Project Team members, may, upon reasonable notice during normal business hours, (a) visit any facilities where Pre-Clinical Development activities are being conducted, and (b) consult informally, during such visits and by telephone, concerning Pre-Clinical Development.

          (d) Pre-Clinical Development Costs. Genentech shall be responsible for [**] approved by the Steering Committee and set forth in the approved Pre-Clinical Development Budget.

          (i) Invoicing. Within [**], Lexicon shall submit to Genentech a written invoice detailing the Pre-Clinical Development Costs [**] for the performance of Pre-Clinical Development as detailed in the Pre-Clinical Development Plan and the approved Pre-Clinical Development Budget. In the event that [**].

          (ii) Payment. Within [**] of receipt of an invoice issued pursuant to
               Section 4.4(d)(i) [**], Genentech shall pay to Lexicon the invoiced amount. Notwithstanding the foregoing, Genentech shall not be obligated to assume any financial obligations that are not expressly set forth and duly authorized by the Steering Committee in the approved Pre-Clinical Development Budget, unless Lexicon has obtained prior written authorization from Genentech for such costs.

     4.5 Diligent Development of Lexicon Advanced Research Protein Candidates.

          (a) Development Progress of [**] and [**]. In addition to the obligations set forth in Section 4.5(b), in the respective event that Lexicon has [**] with a [**] Product and/or [**] [**], then, as applicable [**].

          (b) Development Progress of Lexicon Advanced Research Products. Lexicon shall use Commercially Reasonable Efforts to develop and commercialize at least one Lexicon Advanced Research Product for each Lexicon Advanced Research Protein Candidate. In the event that, with respect to a particular Lexicon Advanced Research Protein Candidate, Lexicon has [**].

          (c) Diligent Development of Lexicon Licensed Products. In addition to Sections 4.5(a) and 4.5(b), prior to the expiration of the period in which Genentech may exercise an IND Opt-In or Phase II Opt-In, Lexicon shall use Commercially Reasonable Efforts to develop at least one Lexicon Licensed Product for each Lexicon Advanced Research Protein Candidate corresponding thereto. In the event that Lexicon fails to exercise Commercially Reasonable Efforts with respect to the development of a particular Lexicon Licensed Product in accordance with this Section 4.5(c), [**].

     4.6 Genentech Opt-In Rights.

          (a) Pre-IND Opt-In.

          (i) Pre-Clinical Information and IND Package. Lexicon shall, through the Steering Committee, [**]. In addition, prior to submission to the FDA of an IND with respect to the first Lexicon Advanced Research Product corresponding to a particular Lexicon Advanced Research Protein Candidate, Lexicon shall provide to Genentech a complete copy of the IND Package for such Lexicon Advanced Research Product, along with [**].

          (ii) IND Opt-In Period. At any time prior to the expiration of the IND Opt-In Period, Genentech shall have the option ("IND Opt-In") to assume the sole right and responsibility for, and control over, developing and commercializing such Lexicon Advanced Research Product [**], subject to the financial obligations set forth in
               Article 8: . In order to exercise the IND Opt-In, Genentech must provide Lexicon with written notice thereof prior to the expiration of the IND Opt-In Period.

          (b) Phase II Opt-In. Within [**] following the later of: (i) completion of the first Phase II Clinical Trial with respect to the first Lexicon Advanced Research Product corresponding to a particular Lexicon Advanced Research Protein Candidate [**], and (ii) completion of [**]; Lexicon shall provide a complete copy of the corresponding Phase II Data Package to Genentech, along with [**]. Within [**] following Genentech's receipt of the Phase II Data Package and any other information required above, Genentech shall have the option ("Phase II Opt-In") to assume the sole right and responsibility for, and control over developing and commercializing such Lexicon Advanced Research Product [**], subject to Lexicon's right to Co-Promote such Lexicon Advanced Research Product as set forth in Article 5: and the financial terms set forth in
Article 8: . In order to exercise the Phase II Opt-In, Genentech must provide Lexicon with written notice thereof within [**] following Genentech's receipt of the Phase II Data Package.

          (c) Reimbursement of Incurred Research Costs and Development Costs. Genentech shall reimburse Lexicon for incurred Research Costs and Development Costs as set forth in Section 8.9.

     4.7 Development of Genentech IND Opted Products and Genentech Phase II Opted Products.

          (a) Oversight by Joint Project Team.

          (i) Initial Meeting. Within [**] of Genentech's exercise of an IND Opt-In or Phase II Opt-In, the Joint Project Team shall meet to discuss the further development of the Genentech IND Opted Product or Genentech Phase II Opted Product for which Genentech has exercised its opt-in, the transition of control over such development to Genentech, and Lexicon's role in such development.

          (ii) Purpose and Responsibilities. The purpose of the Joint Project Team is to facilitate the exchange of information and the coordination between the Parties relating to the development of the Genentech IND Opted Product or Genentech Phase II Opted Product for which Genentech has exercised its opt-in, and to serve as a forum for each Party to keep the other Party updated with regard to such development, including with respect to (i) the commencement and progress of clinical trials, the results of any clinical trials, and the strategy for obtaining Regulatory Approval, and (ii) a comparison of the development efforts to date as measured against the Clinical Development Plan.

          (b) Clinical Development Plan.

          (i) Initial Clinical Development Plan; Modifications. Within [**] of the Joint Project Team's initial meeting pursuant to Section 4.7(a)(i), Genentech will create an initial Clinical Development Plan which will address the further development of the Genentech IND Opted Product or Genentech Phase II Opted Product subsequent to Genentech's exercise of its IND Opt-In or Phase II Opt-In. Genentech will update the Clinical Development Plan as needed to address any changes in the plans for development and Regulatory Approval.

          (ii) Lexicon Review and Comment. Although Genentech shall be responsible for the creation of the Clinical Development Plan, Genentech, through the Joint Project Team, shall provide Lexicon [**]. Genentech shall promptly inform Lexicon between meetings of the Joint Project Team of significant changes to the Clinical Development Plan and material events adverse to the development of a Genentech IND Opted Product or Genentech Phase II Opted Product.

          (c) Development Responsibilities.

          (i) Generally. The Parties intend and agree that the development, filing for any Regulatory Approval, and commercialization (subject to Lexicon's right to Co-Promote as set forth in Article 5:) of Genentech IND Opted Products and Genentech Phase II Opted Products shall be controlled by Genentech. Without limiting the generality of the foregoing, Genentech shall be responsible for making and have authority to make all decisions, and undertake any actions necessary as a result of such decisions, regarding development (including additional preclinical and clinical development and testing), selecting drug candidates and preparing and filing NDAs, BLAs and any other applications for Regulatory Approval. Notwithstanding the foregoing, Genentech shall provide Lexicon [**].

          (ii) Lexicon Development Activities. Without limiting the generality of Section 4.7(c)(i), the Parties, through the Joint Project Team, may agree that certain activities related to the development and seeking of Regulatory

               Approval of Genentech IND Opted Products and Genentech Phase II Opted Products be performed by Lexicon, provided, however, that no such activities shall be allocated to Lexicon without the prior consent of Lexicon. Lexicon shall perform all activities allocated to Lexicon hereunder with commercially reasonable efforts and in compliance with all Applicable Laws.

          (iii) Cooperation. Each Party shall cooperate with and provide reasonable support to the other Party in its conduct of any activities in the development and seeking of Regulatory Approval of Genentech IND Opted Products and Genentech Phase II Opted Products, including any activities set forth in the Clinical Development Plan. To the extent that both Lexicon and Genentech are participating in the development of a Genentech IND Opted Product or Genentech Phase II Opted Product, the parties shall enter into an agreement governing the Parties' compliance with Applicable Laws, including any requirements for the reporting of adverse events (as provided in Title 21 of the Code of Federal Regulations).

          (iv) Transfer of Information and Regulatory Filings. Lexicon agrees to transfer to Genentech all Lexicon Pre-Existing Know-How, Project Know-How, Restricted Rights Know-How and Lexicon Product Know-How, including any preclinical data, clinical data, assays and associated materials, protocols, procedures and any other information in Lexicon's possession or control, necessary or useful to continue or initiate pre-clinical or clinical development, or in seeking Regulatory Approval, of Genentech IND Opted Products and Genentech Phase II Opted Products. Without limiting the generality of the foregoing, upon Genentech's request Lexicon shall assign to Genentech (i) all applications and filings made with the FDA with respect to a Genentech IND Opted Product or Genentech Phase II Opted Product, including any IND and orphan drug designations, (ii) all agreements related to the conduct of any clinical trial with respect to a Genentech IND Opted Product or Genentech Phase II Opted Product, and (iii) all agreements related to the manufacture, supply or distribution of clinical supplies of a Genentech IND Opted Product or Genentech Phase II Opted Product.

     4.8 Diligent Development of Genentech IND Opted Products and Phase II Opted Products. Following exercise of an IND Opt-In or Phase II Opt-In, as applicable, and provided that Lexicon has not exercised a Lexicon Opt-Out with respect thereto, Genentech shall use Commercially Reasonable Efforts to further develop and commercialize at least one Genentech IND Opted Product or Genentech Phase II Opted Product, as applicable, for each Lexicon Advanced Research Protein Candidate corresponding thereto.

     4.9 Lexicon Opt-Out Rights.

          (a) Lexicon Opt-Out. In the event that Genentech exercised either its IND Opt-In or Phase II Opt-In with respect to those Lexicon Advanced Research Products corresponding to a particular Lexicon Advanced Research Protein Candidate and a Genentech Opt-Out has not been exercised with respect thereto, Lexicon shall have the option ("Lexicon Opt-Out") to decline to participate in the future development and commercialization and the sharing of costs and profits relating to all such Lexicon Advanced Research Products in accordance with either of the following:

          (i) At any time, by providing Genentech with at [**] prior written notice thereof. A Lexicon Opt-Out exercised in accordance with this Section 4.9(a)(i) shall become effective [**] following Genentech's receipt of Lexicon's written notice, or at Genentech's option an earlier date selected by Genentech.

          (ii) Upon [**], Lexicon shall have the option to exercise a Lexicon Opt-Out by notifying Genentech in writing before [**]. A Lexicon Opt-Out exercised in accordance with this Section 4.9(a)(ii) shall become effective [**] of the Calendar Year following the Calendar Year of exercise of the Lexicon Opt-Out, or at Genentech's option an earlier date selected by Genentech.

          (iii) [**], Lexicon shall have the option to exercise a Lexicon Opt-Out by notifying Genentech in writing within [**] of the delivery of [**]. If Lexicon does not elect to exercise such option within such [**] period, it will forego its right to such Lexicon Opt-Out for the remainder of that Calendar Year. A Lexicon Opt-Out exercised in accordance with this Section 4.9(a)(iii) shall become effective [**] following Genentech's receipt of Lexicon's written notice hereunder, or at Genentech's option an earlier date selected by Genentech.

          (b) Effect of Lexicon Opt-Out. Prior to the effective date of a Lexicon Opt-Out, Lexicon shall remain responsible for, and if applicable entitled to, its share of Research Costs, Development Costs and Operating Profits (Losses) as set forth in Section 8.14. Following the effective date of the Lexicon Opt-Out with respect to the applicable Genentech IND Opted Products or Genentech Phase II Opted Products, Lexicon shall be entitled to receive [**].

          (c) Transition. If Lexicon exercises a Lexicon Opt-Out and is responsible for conducting activities under an applicable Development Plan, the Parties will agree to a transition plan to transition such activities to Genentech. Lexicon shall exercise Commercially Reasonable Efforts in undertaking any activities under a transition plan and shall be obligated to undertake such activities for no less than [**] after the applicable Lexicon Opt-Out is effective, unless [**]. The transition plan shall include a plan for the reimbursement of the direct costs of Lexicon's activities under a Development Plan and in accordance with a transition plan and actually incurred by Lexicon following the effective date of an applicable Lexicon Opt-Out.

     4.10 Genentech Opt-Out.

          (a) Genentech Phase II Opted Product.

          (i) In the event [**], Genentech shall be considered to have opted-out with respect to the further development and commercialization of that particular Genentech Phase II Opted Product and the sharing of costs and profits relating to such Genentech Phase II Opted Product ("Genentech Opt-Out"). A Genentech Opt-Out shall become effective [**] following [**]. Prior to the effective date of the Genentech Opt-Out, Genentech shall remain responsible for, and if applicable entitled to, its share of Operating Profits (Losses) as set forth in Section 8.14. Following the effective date of the Genentech Opt-Out with respect to the applicable Genentech Phase II Opted Product, Genentech shall be entitled to receive [**].

          (ii) [**], Genentech agrees to transfer to Lexicon all Lexicon Pre-Existing Know-How, Project Know-How, and Restricted Rights Know-How, including any preclinical data, clinical data, assays and associated materials, protocols, procedures and any other information in Genentech's possession or control, necessary or useful to continue or initiate pre-clinical or clinical development, or in seeking Regulatory Approval, of such Genentech Phase II Opted Product. Without limiting the generality of the foregoing, upon Lexicon's request Genentech shall assign to Lexicon (i) all applications and filings made with the FDA with respect to such Genentech Phase II Opted Product, including any IND and orphan drug designations, (ii) all agreements related to the conduct of any clinical trial with respect to such Genentech Phase II Opted Product, and (iii) all agreements related to the manufacture, supply or distribution of clinical supplies of such Genentech Phase II Opted Product.

          (b) Genentech IND Opted Product.

          (i)  [**].

          (ii) [**].

          (iii) [**].

     4.11 Regulatory Filings. Genentech shall own all regulatory submissions, including all applications for Regulatory Approval, for Genentech Licensed Products. Subject to Lexicon's obligation to assign to Genentech pursuant to
Section 4.7(c)(iv), Lexicon shall own all regulatory submissions, including all applications for Regulatory Approval, for Lexicon Licensed Products. Lexicon shall assist Genentech and any Genentech Licensee in the preparation and filing for any Regulatory Approval with respect to Genentech Licensed Products, including by delivering all information in Lexicon's possession (in a complete and accurate form) necessary or useful to complete and file any Regulatory Approval for a Genentech Licensed Product. If Lexicon is responsible for preparation of a portion of and filings for Regulatory Approval, or participates substantively in its preparation, then Lexicon shall have the right, at its expense, to have observer status with regard to the parts of meetings and primary communications with the FDA in which such portions are discussed.

     4.12 Regulatory Meetings and Materials.

          (a) Genentech Observation Right. Genentech shall have the right to have one or more of its representatives observe Lexicon's substantive discussions and meetings with FDA and other government and regulatory authorities with respect to a Lexicon Licensed Product during the period commencing upon the Effective Date and ending upon the expiration of the period in which Genentech may exercise its IND Opt-In or Phase II Opt-In. Lexicon shall have the right to initiate meetings with Regulatory Authorities independently of Genentech during such period, provided that Genentech shall have the right to observe in such discussions and meetings as set forth above.

          (b) Lexicon Observation Right. Lexicon shall have the right to have one or more of its representatives observe Genentech's substantive discussions and meetings with FDA and other government and regulatory authorities with respect to a Genentech IND Opted Product or Genentech Phase II Opted Product during the period commencing upon Genentech's exercise of its IND Opt-In or Phase II Opt-In, as applicable, and ending upon the date on which Lexicon exercises its Lexicon Opt-Out with respect to such Genentech IND Opted Product or Genentech Phase II Opted Product, if applicable. Genentech shall have the right to initiate meetings with Regulatory Authorities independently of Lexicon during such period, provided that Lexicon shall have the right to observe in such discussions and meetings as set forth above.

     4.13 Regulatory Documents.

          (a) Copies to Genentech. During the period commencing upon the Effective Date and ending upon the expiration of the period in which Genentech may exercise its IND Opt-In or Phase II Opt-In, Lexicon shall provide Genentech with a copy of any material documents or reports to be filed with the FDA or any other government or regulatory authority in connection with development work related to a Lexicon Licensed Product, and shall consider in good faith Genentech's comments. To the extent Lexicon receives any material written or oral communication from the FDA or any other government or regulatory authority relating to a Lexicon Licensed Product during the period commencing upon the Effective Date and ending upon the expiration of the period in which Genentech may exercise its IND Opt-In or Phase II Opt-In, Lexicon shall, as soon as reasonably practicable, notify Genentech and provide Genentech with a copy of any written communication received by Lexicon or, if applicable, complete and accurate minutes of such oral communication. All such documents, reports and communications with respect to Lexicon Licensed Products provided pursuant to this Section 4.13(a) shall be considered Lexicon Confidential Information.

          (b) Copies to Lexicon. During the period commencing upon Genentech's exercise of its IND Opt-In or Phase II Opt-In, as applicable, and ending upon the date on which Lexicon exercises its Lexicon Opt-Out with respect to a Genentech IND Opted Product or Genentech Phase II Opted Product, if applicable, Genentech shall provide Lexicon with a copy of any material documents or reports to be filed with the FDA or any other government or regulatory authority in connection with development work related to such Genentech IND Opted Product or Genentech Phase II Opted Product, and shall consider in good faith Lexicon's comments. To the extent Genentech receives any material written or oral communication from the FDA or any other government or regulatory authority relating to a Genentech IND Opted Product or Genentech Phase II Opted Product during the period commencing upon Genentech's exercise of its IND Opt-In or Phase II Opt-In, as applicable, and ending upon the date on which Lexicon exercises its Lexicon Opt-Out with respect to a Genentech IND Opted Product or Genentech Phase II Opted Product, if applicable, Genentech shall, as soon as reasonably practicable, notify Lexicon and provide Lexicon with a copy of any written communication received by Genentech or, if applicable, complete and accurate minutes of such oral communication. All such documents, reports and communications with respect to Genentech IND Opted Products or Genentech Phase II Opted Products provided pursuant to this Section 4.13(b) shall be considered Genentech Confidential Information

     4.14 Genentech Product Licensees. Genentech agrees to notify Lexicon [**] of any (sub)license that it enters into with a Genentech Product Licensee, and Genentech further covenants that any such (sub)license shall contain terms and conditions consistent with Genentech's obligations and Lexicon's rights under this Agreement.

     4.15 Lexicon Product Licensees.

          (a) Lexicon Product Licensees. Subject to the limitations set forth in this Section 4.15, Lexicon agrees to notify Genentech [**] of any (sub)license that it enters into with a Lexicon Product Licensee, and Lexicon further covenants that any such (sub)license shall contain terms and conditions consistent with Lexicon's obligations and Genentech's rights under this Agreement.

          (b) Prior to Opt-In Expiration. Prior to expiration of the period of time in which Genentech has the right to exercise its IND Opt-In or Phase II Opt-In under Section 4.6, Lexicon shall not enter into any agreement with a Third Person relating to any Lexicon Advanced Research Protein Candidate or any Lexicon Advanced Research Product without the prior written consent of Genentech (such consent not to be unreasonably withheld).

          (c)  [**].

          (i)  [**].

          (ii) [**].

          ARTICLE 5: CO-PROMOTION OF GENENTECH PHASE II OPTED PRODUCTS

     5.1 Lexicon Co-Promote Election. Lexicon shall have the right to elect to Co-Promote in the Co-Promote Territory (as defined below) all Genentech Phase II Opted Products corresponding to a particular Protein, except those Genentech Phase II Opted Products that are [**] Products or [**] Products, for which Lexicon has not exercised its Lexicon Opt-Out under Section 4.8, which right shall be exercisable no later than [**] following the filing with the FDA of the first application for Regulatory Approval with respect to the first such Genentech Phase II Opted Product. In order to exercise such right to Co-Promote, Lexicon must provide Genentech with written notice thereof no later than [**] following the filing with the FDA of the first application for Regulatory Approval with respect to the first such Genentech Phase II Opted Product. Such written notice shall include [**]; which election shall become the "Co-Promote Territory." For those Genentech Phase II Opted Products which Lexicon elects to Co-Promote in accordance with the foregoing, the provisions of this Article 5: shall govern such Co-Promotion.

     5.2 Commercialization Plan. Within [**] after submission of an application for Regulatory Approval for a Genentech Phase II Opted Product (except those Genentech Phase II Opted Products that are [**] Products or [**] Products), Genentech shall submit to the Joint Project Team a detailed annual plan and budget (the "Commercialization Plan") for the commercialization of such Genentech Phase II Opted Product in the Co-Promote Territory. [**]. Following review and comment of the initial Commercialization Plan by the Joint Project Team, the Commercialization Plan shall be presented to the Steering Committee for review and approval. Thereafter, [**] shall update the Commercialization Plan on a yearly basis on or before the anniversary date of the applicable Regulatory Approval and present the budget for such updated Commercialization Plan to the Steering Committee for review and approval. [**].

     5.3 Co-Promotion Responsibilities. [**]. Subject to the term and conditions of this Article 5: and [**], Lexicon shall have the right to deploy, in the Co-Promote Territory, a Co-Promotion sales force comprising a reasonable number of sales representatives consistent with the percentage with which Operating Profits (or Losses) are shared between Lexicon and Genentech, or as otherwise [**] determined by the Steering Committee. [**] shall allocate markets and accounts within the Co-Promote Territory to Lexicon's Co-Promotion sales force in a reasonable manner in view of (i) the objective of maximizing Operating Profits (Losses) and efficiency, and (ii) how Co-Promotion efforts by Lexicon will benefit the collaboration by resulting in incremental profits.

     5.4 Commercialization Efforts. Each Party, to the extent that such Party is participating in the Co-Promotion of Genentech Phase II Opted Products, shall use Commercially Reasonable Efforts in marketing Genentech Phase II Opted Products in accordance with the Commercialization Plan developed by Genentech.

          (a) Sales and Distribution. Unless otherwise agreed in writing, Genentech shall have the sole responsibility for the following with respect to Genentech Phase II Opted Products:

          (i) Booking sales for and distributing Genentech Phase II Opted Products. If Lexicon receives any orders for Genentech Phase II Opted Products, it shall refer such orders to Genentech.

          (ii) Handling all returns of Genentech Phase II Opted Products. If any Genentech Phase II Opted Product is returned to Lexicon, it shall promptly be shipped to the facility responsible for shipment of such Genentech Phase II Opted Product in the country in question to the attention of the "returned goods department" or another location as may be designated by Genentech.

          (iii) Handling all recalls of Genentech Phase II Opted Products. Lexicon will make available to Genentech, upon request, all of its pertinent records which Genentech may reasonably request to assist Genentech in effecting any recall.

          (iv) Handling all aspects of order processing, invoicing and collection, distribution, warehousing, inventory and receivables, and collection of data of sales to hospitals and other end users (e.g., DDD data).

          (v) Handling all other customer service related functions, including providing customer medical information.

          (b) Marketing and Promotional Materials. All marketing and promotional materials related to Genentech Licensed Products shall be prepared by Genentech. Genentech shall be entitled to select any Third Persons involved in the preparation of such materials.

          (c) Training Program. Genentech shall develop training programs relating to Genentech Phase II Opted Products for the sales forces of each respective Party and for any Third Persons engaged in selling or promotion, and shall reasonably assign responsibility to itself, Lexicon or a Third Person for the preparation of materials and conduct of training. The Parties agree to utilize such training programs on an ongoing basis to assure a consistent, focused promotional strategy. The initial training shall be carried out at a time which is mutually acceptable to the Parties, and which is prior to but reasonably near the date on which the first Regulatory Approval is expected. As additional members are added to the Parties' respective sales forces, training will be given to groups of the newly selected members.

          (d) Co-Promotion Compliance Responsibilities. Each Party Co-Promoting a Genentech Phase II Opted Product in the Co-Promote Territory shall in all material respects conform its practices and procedures relating to such Co-Promotion to the Federal Food Drug and Cosmetic Act ("FFD&C Act"), the Public Health Service ("PHS Act"), the Pharmaceutical Research and Manufacturers of America ("PhRMA") Code of Pharmaceutical Marketing Practices (the "PhRMA Code") and the American Medical Association ("AMA") Guidelines on Gifts to Physicians from Industry (the "AMA Guidelines"), as the same may be amended from time to time, and the rules and regulations promulgated under any of the foregoing, and promptly notify the other Parties of and provide the other Parties with a copy of any material correspondence or other reports with respect to the Co-Promotion of a Licensed Product submitted to or received from the FDA, PhRMA or the AMA relating to the FFD&C Act, the PHS Act, the PhRMA Code, or the AMA Guidelines.

     5.5 Commercialization Costs. Except as otherwise provided herein, all costs related to the commercialization of a Genentech Phase II Opted Product for which Lexicon has not exercised its Lexicon Opt-Out under Section 4.8 shall be shared by the Parties as set forth in Section 8.14.

     5.6 Trademarks.

          (a) Selection, Prosecution and Maintenance. All Genentech Phase II Opted Products shall be sold under trademarks and trade dress selected and owned by Genentech worldwide (collectively, "Genentech Trademarks"). Genentech shall control the preparation, prosecution and maintenance of applications related to any and all Genentech Trademarks.

          (b) Enforcement and Defense. Each Party shall notify the other Party promptly upon learning of any actual, alleged or threatened infringement of a Genentech Trademark in the Co-Promote Territory, or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses. Upon learning of such offenses, the Parties shall confer regarding the defense of the Genentech Trademark. [**].

          (c) Costs. All of the costs, expenses and legal fees associated with preparing filing, prosecuting, registering and maintaining a Genentech Trademark, as well as any action to maintain, protect or defend a Genentech Trademark, and any recovery, shall be shared by the Parties as set forth in
Section 8.14 and the Financial Appendix.

     5.7 Party Name on Licensed Packaging and Labeling. With respect to each Genentech Phase II Opted Product marketed in the Co-Promote Territory and then currently Co-Promoted by Lexicon, to the extent such Genentech Phase II Opted Product's packaging or labeling identifies or otherwise references any of the Parties, both Genentech and Lexicon shall be presented and described with equal prominence and emphasis as having joined and participated in the development and Co-Promotion thereof, as permitted by the Applicable Laws.

     5.8 Termination of Co-Promotion.

          (a) Breach of Agreement. [**].

          (b) Lexicon Opt-Out. Lexicon's rights to Co-Promote a Genentech Phase II Opted Product shall terminate upon Lexicon's exercise of its Lexicon Opt-Out with respect to such Genentech Phase II Opted Product, and such termination shall become effective as set forth in Section 4.8. Upon termination of Lexicon's right to Co-Promote a Genentech Phase II Opted Product pursuant to this Section 5.7(b), the licenses granted in Section 6.4 shall immediately terminate.

          (c) [**]. [**].

          (d) Transitional Assistance. Upon any termination of Lexicon's Co-Promotion rights in accordance with this Section 5.8, Lexicon covenants and agrees to cooperate, and cause its employees and agents to cooperate, with Genentech to enable Genentech to transition any Co-Promotion activities performed by Lexicon to Genentech in a timely and orderly manner.

                       ARTICLE 6: GRANT OF LICENSE RIGHTS

     6.1 Exclusive License under Lexicon Pre-Existing Patents and Know-How and Restricted Rights Project Patents and Know-How for the Research, Development and Commercialization of Genentech Licensed Products. Subject to the terms of this Agreement, Lexicon hereby grants to Genentech (i) an exclusive (even as to Lexicon), world-wide right and license under the Lexicon Pre-Existing Patents and Know-How and (ii), to the extent specified in the Parties' designation(s) of Restricted Rights Project(s), an exclusive (even as to Lexicon) or non-exclusive, world-wide right and license under the Restricted Rights Project Patents and Know-How, in each case to research, develop, make (or have made), use, sell, offer for sale, and import Genentech Licensed Products in the Field. Such license includes the right to grant sublicenses of all or part of such rights without Lexicon's consent; provided that the grant of any such sublicense shall be consistent with the terms and conditions of this Agreement and that no such sublicense to a Genentech Product Licensee shall relieve Genentech of primary responsibility for all payments and royalties due to Lexicon under
Article 8: with respect to Genentech Licensed Product(s) licensed to such Genentech Product Licensee.

     6.2 License under Lexicon Pre-Existing Patents and Know-How and Restricted Rights Project Patents and Know-How for the Research, Development and Commercialization of Products Other than Genentech Licensed Products in the Field. Subject to the terms of this Agreement, Lexicon hereby grants to Genentech a royalty-free, worldwide right and license under the Lexicon Pre-Existing Patents and Know-How and, to the extent specified in the Parties' designation(s) of Restricted Rights Project(s), the Restricted Rights Project Patents and Know-How to research, develop, make (or have made), use, offer for sale, sell, and import products (including, but not limited to Small Molecule Drugs) other than Genentech Licensed Products and Lexicon Licensed Products for use in the Field. Such right and license (i) shall be exclusive (even as to Lexicon) under the Lexicon Pre-Existing Patents and Know-How with respect to products in the Field other than Small Molecule Drugs, (ii) shall be exclusive (even as to Lexicon) or non-exclusive under the Restricted Rights Project Patents and Know-How, to the extent specified in the Parties' designation(s) of Restricted Rights Project(s), with respect to products in the Field other than Small Molecule Drugs and (iii) shall be non-exclusive with regard to Small Molecule Drugs. Lexicon hereby grants Genentech the right to grant sublicenses under the right and license granted by Lexicon pursuant to this Section 6.2, on a Project Gene-by-Project Gene basis; provided, however, that with respect to a Small Molecule Drug related to a Project Gene, without the prior written consent of Lexicon, no such sublicense under the Lexicon Pre-Existing Patents or Know-How or Restricted Rights Project Patents or Know-How may be granted to any Third Person in the absence of (x) a corresponding license or sublicense of right to a given Small Molecule Drug that directly modulates the Protein produced by such Project Gene or Derivative Protein thereof and discovered, researched and under bona fide commercial development (at least through the stage of the demonstration of preclinical efficacy in animal studies) by Genentech and (y) the license or sublicense of Patent rights pertaining thereto owned by, licensed to or controlled by Genentech.

     6.3 License to Lexicon for the Research, Development and Commercialization of Lexicon Licensed Products. Subject to the terms of this Agreement, Genentech hereby grants to Lexicon an exclusive (even as to Genentech), world-wide right and license under the (i) Genentech Gene Patents and Know-How and (ii) Project Patents and Know-How, in each case to research, develop, make (or have made), use, sell, offer for sale, and import Lexicon Licensed Products in the Field, except that such license shall be limited to the Lexicon Field with respect to Lexicon Licensed Products which are [**] Products or [**] Products. Subject to
Section 4.15 such license includes the right to grant sublicenses of all or part of such rights without Genentech's consent; provided that the grant of any such sublicense shall be consistent with the terms and conditions of this Agreement and that no such sublicense to a Lexicon Product Licensee shall relieve Lexicon of primary responsibility for all payments and royalties due to

Genentech under Article 8: with respect to Lexicon Licensed Product(s) licensed to such Lexicon Product Licensee.

     6.4 License to Genentech Under the Lexicon Product Patents and Know-How for the Research, Development and Commercialization of Genentech Licensed Products. Subject to the terms of this Agreement, Lexicon hereby grants to Genentech an exclusive (even as to Lexicon, but subject to any sub-license granted to Lexicon under Sections 6.5 and 6.6), world-wide right and license under the Lexicon Product Patents and Know-How to research, develop, make (or have made), use, sell, offer for sale, and import Genentech Licensed Products in the Field. Such license includes the right to grant sublicenses of all or part of such rights without Lexicon's consent; provided that the grant of any such sublicense shall be consistent with the terms and conditions of this Agreement and that no such sublicense to a Genentech Product Licensee shall relieve Genentech of primary responsibility for all payments and royalties due to Lexicon under Article 8: with respect to Genentech Licensed Product(s) licensed to such Genentech Product Licensee.

     6.5 Licenses for the Co-Promotion of Genentech Phase II Opted Products.

          (a) Gene Patents and Know-How and Project Patents and Know-How. Subject to the terms of this Agreement, Genentech hereby grants to Lexicon a non-exclusive, non-transferable, non-sublicenseable, right and license under the
(i) Genentech Gene Patents and Know-How, (ii) Lexicon Pre-Existing Patents,
(iii) Restricted Rights Project Patents, (iv) Project Patents and Know-How and
(v) Lexicon Product Patents and Know-How (to the extent licensed to Genentech pursuant to Section 6.4), in each case solely to the extent necessary to offer for sale in the Co-Promote Territory Genentech Phase II Opted Products in the Field in accordance with the Commercialization Plan and Article 5: , and in accordance with the requirements of all applicable Regulatory Approvals.

          (b) Genentech Trademarks. Subject to the terms of this Agreement, Genentech hereby grants to Lexicon a non-exclusive, non-transferable, non-sublicenseable, right and license to use the Genentech Trademarks solely in connection with Lexicon's offering for sale in the Co-Promote Territory Genentech Phase II Opted Products in the Field in accordance with the requirements of the applicable Regulatory Approval, and to such limited extent as set forth in the Commercialization Plan and Article 5: . All Genentech Trademarks are and shall remain the sole and exclusive property of Genentech and all use thereof and goodwill associated therewith shall inure to the benefit of Genentech.

          (i) Maintenance and Quality Control. Lexicon shall not prepare, disseminate or otherwise make available any printed materials or any other sales, marketing or promotional materials containing or referencing any Genentech Trademark or Genentech Phase II Opted Product without the prior written approval of Genentech. In the event that Genentech reasonably determines that Lexicon is not complying with the terms and conditions of this Agreement with respect to the usage of Genentech Trademarks, or is otherwise improperly using a Genentech Trademark, Genentech shall notify Lexicon in writing, and Lexicon shall promptly correct such improper usage.

          (ii) Termination of License. Genentech may terminate the license granted in Section 6.4(b) immediately upon the written notice by Genentech to Lexicon if Genentech, in its reasonable business judgment, determines that there is any conflict with a Third Person, or liability, that has arisen or could arise, from Lexicon's use of a Genentech Trademark. The license granted in
               Section 6.4(b) shall automatically and immediately terminate if
               (i) Lexicon is prohibited by law or regulation from using a Genentech Trademark, (ii) Lexicon fails to correct its use of a Genentech Trademark in accordance with Section 6.4(b)(i), or
               (iii) Lexicon's right to Co-Promote Genentech Phase II Opted Products is terminated in accordance with Section 5.7. Upon the occurrence of any of the foregoing events, Lexicon shall immediately cease all use of the Genentech Trademarks.

     6.6 Licenses for Lexicon Development of Genentech Licensed Products.

          (a) Pre-Clinical Development. Subject to the terms of this Agreement, Genentech hereby grants to Lexicon a non-exclusive, non-transferable, non-sublicenseable, right and license under the (i) Genentech Gene Patents and Know-How, (ii) Project Patents and Know-How, (iii) Lexicon Pre-Existing Patents and Know-How and (iv) Restricted Rights Project Patents and Know-How, in each case, as applicable, to research, develop and use Genentech Advanced Research Products in the Field solely to the extent necessary for Lexicon to conduct those activities specified in an approved Pre-Clinical Development Plan.

          (b) Clinical Development. Subject to the terms of this Agreement, Genentech hereby grants to Lexicon a non-exclusive, non-transferable, non-sublicenseable, right and license under the (i) Genentech Gene Patents and Know-How, (ii) Project Patents and Know-How, (iii) Lexicon Pre-Existing Patents and Know-How, (iv) Restricted Rights Project Patents and Know-How and (v) Lexicon Product Patents and Know-How (to the extent licensed to Genentech pursuant to Section 6.4), in each case, as applicable, to research, develop and use Genentech IND Opted Products and Genentech Phase II Opted Products in the Field solely to the extent necessary to conduct those activities that Lexicon is authorized to conduct under an approved Clinical Development Plan.

     6.7 License under Project Patents and Know-How for the Research, Development and Commercialization of Small Molecule Drugs in the Field. Subject to the terms of this Agreement, Genentech hereby grants to Lexicon a royalty-free, non-exclusive, worldwide right and license under those Project Patents and Know-How created or acquired solely by Lexicon or jointly by Lexicon and Genentech to research, develop, make (or have made), use, offer for sale, sell, and import Small Molecule Drugs for use in the Field. Such right and license shall be exclusive; provided that Genentech retains rights under the Genentech Project Patents and Know How (i) to research, develop, make (or have made), use, offer for sale, sell, and import Small Molecule Drugs for use in the Field and (ii) to grant licenses to Third Persons under the Project Patents and Know How to research, develop, make (or have made), use, offer for sale, sell, and import Small Molecule Drugs for use in the Field in connection with (A) a corresponding license or sublicense of right to a given Small Molecule Drug that directly modulates the Protein produced by a Project Gene or Derivative Protein thereof and discovered, researched and under bona fide commercial development (at least through the stage of the demonstration of preclinical efficacy in animal studies) by Genentech and (B) the license or sublicense of Patent rights pertaining thereto owned by, licensed to or controlled by Genentech. Genentech hereby grants Lexicon the right to grant sublicenses under the right and license granted by Genentech pursuant to this Section 6.7, subject to the restrictions, if any, on Project Materials set forth in Section 6.9.

     6.8 Non-Exclusive Research License Grant under Lexicon Knock-Out Technology to Knock-Out Mice and Progeny. Subject to the terms of this Agreement and the restrictions, if any, on Project Materials set forth in Section 6.9, Lexicon hereby grants to Genentech a worldwide, non-exclusive right and license under the Lexicon Knock-Out Technology to use, breed, cross-breed and have bred and cross-bred Knock-Out Mice and Progeny, at the internal research facilities of Genentech and its Collaborators or Contract Service Providers, for research directed toward the discovery, identification, selection, characterization, development or commercialization of products for use in the Field. Except as provided in Section 6.14, Genentech agrees to use Knock-Out Mice and Progeny solely for its own internal research purposes in accordance with the terms and conditions of this Agreement, and not to use any Knock-Out Mice or Progeny for any purposes for any Third Person, or to transfer, license the use of or make available to any Third Person any Knock-Out Mice or Progeny.

     6.9 Exclusivity Period for Project Materials. Notwithstanding the provisions of Sections 6.2, 6.3 and 6.8:

          (a) Lexicon shall not [**] unless [**] (and then only to the extent permitted under Section 6.9(b) below); and

          (b) Lexicon shall not provide Project Materials from a Project to any Third Person before the expiration of (i) [**] following the submission to the Steering Committee of the data from the First Pass Phenotypic Analysis for such Project Gene in accordance with Section 3.4, for Project Genes that become Rejected Project Genes, and (ii) [**] following the submission to the Steering Committee of the data from the First Pass Phenotypic Analysis for such Project Gene in accordance with Section 3.4, for Project Genes that become Protein Candidates; provided that no such restriction shall apply to Project Materials generated in the course of Projects that qualify as Pre-Existing Projects unless Genentech shall have exercised the option specified below; provided, further, that the restriction set forth in clause (ii) shall nevertheless apply to a Pre-Existing Project in the event that, at the time such Project Gene becomes a Protein Candidate, Lexicon has no obligation to a Third Person with respect to such Pre-Existing Project or the Project Materials generated in the course thereof. In addition to the foregoing, for Pre-Existing Projects with respect to which Lexicon has no obligation to a Third Person, at any time prior to designation of such Pre-Existing Project as a Protein Candidate, Genentech shall have the option to obtain the foregoing exclusivity period by delivering notice of such exercise to Lexicon, together with payment of the option fee specified in Section 8.4; provided that such option is exercised at a time when Lexicon has no obligation to a Third Person with respect to such Pre-Existing Project. Such option fee shall be credited against next performance or milestone payment payable by Genentech in the event the Project Gene to which such Pre-Existing Project relates shall be designated as a Protein Candidate. Nothing herein shall be deemed to restrict, at any time (except as provided in Section 6.10 below), Lexicon's right to develop for a Third Person a transgenic or Knock-Out mouse with a mutation in a Project

Gene independently requested by such Third Person or provide such Third Person with phenotypic data derived therefrom; provided that, [**].

     6.10 Exclusivity Period for Specified Projects. At any time after the initial designation of Project Genes under Section 3.1(e), Genentech may designate as [**], by delivering written notice of such designations to Lexicon. Except as may be independently requested under agreements with Lexicon in effect on [**], Lexicon shall not [**] prior to the submission to the Steering Committee of the data from the First Pass Phenotypic Analysis for such Project Gene in accordance with Section 3.4.

     6.11 Reservation of Rights. Notwithstanding the non-exclusive rights and licenses granted to Genentech under Sections 6.2 and 6.8, but subject to the exclusive rights and licenses granted to Genentech under Sections 6.1 and 6.2 and the restrictions, if any, on Project Materials set forth in Section 6.9 and [**] set forth in Section 6.10:

          (a) Lexicon reserves the right under the Lexicon Knock-Out Technology to make and use, and to permit others to use, (i) Project Materials and (ii) other transgenic and Knock-Out Mice (including, without limitation, transgenic and Knock-Out Mice with a mutation in the same gene as a Knock-Out Mouse or Overexpression Mouse) and phenotypic data with respect thereto, including the right to grant licenses with respect to any applicable intellectual property rights for such purpose.

          (b) Lexicon reserves the right under the Lexicon Pre-Existing Patents and Know-How and Restricted Rights Project Patents and Know-How (i) to discover, research, develop, make, have made, import, use, have used, offer for sale, sell and have sold Small Molecule Drugs and (ii) to grant licenses to Third Persons to discover, research, develop, make, have made, import, use, have used, offer for sale, sell and have sold Small Molecule Drugs.

     6.12 Limited License to Genentech Gene Patents and Know-How. For each Project Gene, Genentech hereby grants Lexicon a non-exclusive, royalty-free license under the Genentech Gene Patents and Know-How related to such Project Gene solely for Lexicon to perform the following activities under this
Agreement:

          (i)  identify, under Section 3.2(a), the homologous murine gene;

          (ii) create, under Section 3.3, Knock-Out Mice with such homologous murine gene;

          (iii) test, under Section 3.3 and, if applicable, Section 3.8, such Knock-Out Mice;

          (iv) conduct a First Pass Phenotypic Analysis on such Project Gene under Section 3.3;

          (v)  conduct a Advanced Phenotypic Analysis on such Project Gene under
               Section 3.6; and

          (vi) create Overexpression Mice and do additional testing under
               Section 3.6.

     Except as may be otherwise explicitly set forth in this Agreement, Lexicon has no right to sublicense under this license grant, which shall be considered personal to Lexicon. Such license will terminate with regard to a Project Gene upon the earliest to occur of such Project Gene becoming a Rejected Proposed Gene, a Rejected Project Gene, a Protein Candidate, Genentech Advanced Research Protein Candidate, Genentech Licensed Product, or the completion of Lexicon's activities under this Section 6.12.

     6.13 No Grant of Other Technology or Patent Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, gene or genomic sequence data or information, products, or biological materials of the other Party, including items owned, controlled or developed by, or licensed to, the other Party, or transferred by the other Party to said Party, at any time pursuant to this Agreement.

     6.14 Transfers to Collaborators or Contract Service Providers. Genentech shall have the right to transfer a Knock-Out Mouse or Progeny made pursuant to this Agreement to Collaborators or Contract Service Providers, provided that such Collaborators or Contract Service Providers shall have entered into an agreement with Genentech containing terms that expressly (i) prohibit the use of such Knock-Out Mice or Progeny thereof for any purpose other than such Collaborator's collaborative research or development with, or Contract Service Provider's service for, Genentech in the Field and (ii) prohibit the transfer of such Knock-Out Mice thereof by such Collaborator or Contract Service Provider to any other Third Person. Within [**] of transferring a Knock-Out Mouse or Progeny pursuant to this Section 6.14, , Genentech shall provide Lexicon with notice thereof (which such notice and the information contained therein shall be deemed Genentech Confidential Information).

     6.15 License to Lexicon Isogenic Technology. On the Effective Date, Lexicon and Genentech shall enter into the Sublicense Agreement attached hereto as Exhibit B.

     6.16 License to Genentech Excluded IP. At any time following [**] Lexicon Licensed Product, Lexicon may, by giving written notice to Genentech, request a license under the Genentech Excluded IP to make, use, sell, offer for sale and import such Lexicon Licensed Product. Following receipt of such written notice, Genentech and Lexicon shall [**] definitive license agreement in accordance with the foregoing, and such agreement shall include provisions for (i) the grant by Genentech to Lexicon of a non-exclusive license under the Genentech Excluded IP;
(ii) the payment by Lexicon to Genentech under such agreement, which payments shall [**], of (A) [**], (B) [**], (C) [**], (D) [**], and (E) [**]; and (iii)
additional provisions to be negotiated in good faith by the Parties, provided that the [**] for a license under [**] set forth in this Section 6.16.

              ARTICLE 7: REQUEST FOR AND DELIVERY OF KNOCK-OUT MICE

     7.1 Requests for Project Materials by Genentech.

          (a) Knock-Out Mice. During the period of [**] following the selection or designation of [**], Genentech shall have the option, subject to the terms and conditions of this

Agreement, to have Lexicon deliver to Genentech [**] of the Knock-Out Mice for a Project Gene, by delivering written notice of such request to Lexicon.

          (b) Genentech Project Materials and Project Know-How. During the period beginning on [**] and ending on the later of (i) [**], (ii)[**], (iii) [**], and (iv) [**], Genentech shall have the option, subject to the terms and conditions of this Agreement, to have Lexicon deliver to Genentech Project Materials and Project Know-How (to the extent not already provided), including without limitation [**] for such Project Gene.

          (c) [**] Knock-Out Mice. Genentech may also have, during such period, Lexicon [**] and deliver to Genentech [**] of the Knock-Out Mice for such Project Gene, subject to the payment of the fee specified in Section 8.7. Lexicon shall have no further obligation to deliver Project Materials to Genentech following such period; provided that, following such period, Genentech may have Lexicon deliver to Genentech [**] to the Knock-Out Mice for such Project Gene, to the extent any such materials remain available, subject to the payment of the fee specified in Section 8.8.

     7.2 Maintenance of Back-Up Colonies. For a period of at least [**] after the delivery of a particular Knock-Out Mouse requested by Genentech under
Section 7.1, Lexicon shall retain a back-up colony of such Knock-Out Mice sufficient to replace any mice shipped to Genentech under this Article 7: (i.e., at least [**]) which die or are otherwise unable to breed during or within [**] after shipment to Genentech hereunder. Thereafter, until the expiration of [**] following the submission to the Steering Committee of the data from the last Advanced Phenotypic Analysis to be submitted to the Steering Committee in accordance with Section 3.7, Lexicon shall retain [**], if requested by Genentech. In the event Genentech requests that Lexicon maintain any such colony for a period of more than [**] after the delivery of a particular Knock-Out Mouse requested by Genentech under Section 7.1, Genentech shall pay Lexicon a storage and maintenance charge of [**] for such requested line of Knock-Out Mice for each [**] that Lexicon maintains such colony at Genentech's request.

     7.3 Delivery Terms and Conditions. Lexicon shall be responsible for making shipping arrangements for all Knock-Out Mice to be shipped to Genentech from Lexicon; provided that Genentech shall be responsible for (i) paying all shipment and delivery charges in connection therewith and (ii) obtaining, if desired, and paying for any insurance for Knock-Out Mice shipped to Genentech from Lexicon. Genentech shall also be responsible for complying with all customs, regulations, veterinary handling procedures and protocols, and obtaining any and all permits, forms or permissions that may be required for Genentech to accept shipment of Knock-Out Mice from Lexicon. Lexicon shall ship to Genentech at least [**], promptly following its receipt of written notice that Genentech is prepared to accept shipment. [**]. If Genentech fails to complete the necessary arrangements to accept shipment and provide such notice within [**] after delivery of its request for such Knock-Out Mice pursuant to
Section 7.1, Genentech shall pay Lexicon a storage and maintenance charge of [**] for such requested line of Knock-Out Mice [**] thereafter until Lexicon receives such notice.

                               ARTICLE 8: PAYMENTS

     8.1 Up-Front Fees. As partial consideration for the work to be performed by Lexicon under this Agreement, Genentech shall pay Lexicon the following fees:

          (i) Nine Million Dollars (U.S.$9,000,000), which fee shall be payable within ten (10) days of the Effective Date; and

          (ii) [**], which fee shall be payable within ten (10) days of the Second Restatement Date.

     Lexicon acknowledges that, as of the Second Restatement Date, the fee set forth in Section 8.1(i) has been timely paid by Genentech.

     8.2 Performance Payments. Within [**] of achieving each of the research milestones listed below, Genentech shall pay to Lexicon the following amounts:

     [**]

     Lexicon acknowledges that, as of the Second Restatement Date, the fees set forth in Sections 8.2[**] have been timely paid by Genentech.

     8.3 Advanced Research Funding. As partial consideration for the Advanced Phenotypic Analysis performed by Lexicon under this Agreement, Genentech shall pay Lexicon [**], payable in three (3) installments as follows: (i) [**] due within thirty (30) days following the Second Restatement Date, (ii) [**] due within thirty (30) days following the first anniversary of the Second Restatement Date, and (iii) [**] due within thirty (30) days following the second anniversary of the Second Restatement Date.

     8.4 Supplementary Advanced Phenotypic Panel Funding. To the extent Genentech selects any Supplementary Advanced Phenotypic Panels, Genentech shall pay Lexicon funding of [**] for each Supplementary Advanced Phenotypic Panel so selected, which funding shall be payable [**].

     8.5 Option Fee. In the event Genentech exercises its option under Section
6.10 with respect to a Pre-Existing Project, Genentech shall pay Lexicon an option fee of [**] concurrently with its delivery of its notice exercising such option.

     8.6 Overexpression Funding. To the extent the Steering Committee elects to have Lexicon produce an Overexpression Mouse for more than [**] Project Genes, Genentech shall pay Lexicon funding of [**] for each additional Project Gene for which the Steering Committee elects to have Lexicon produce an Overexpression Mouse, which funding shall be payable within [**] of such election.

     8.7 Fee for [**] Knock-Out Mice. In the event Genentech requests, more than [**] following the submission to the Steering Committee of the data from the First Pass Phenotypic Analysis for a Project Gene in accordance with Section 3.4, or with respect to a Project Gene selected for Advanced Phenotypic Analysis in accordance with Section 3.6 more than [**] following the submission to the Steering Committee of the data from the Advanced Phenotypic Analysis in accordance with Section 3.7, that Lexicon [**], Genentech shall pay Lexicon a fee of [**] concurrently with its delivery of such request.

     8.8 Fee for Delivery of [**]. In the event Genentech requests, after the later of (i) the date of submission to the Steering Committee of the data from the last First Pass Phenotypic Analysis to be submitted under this Agreement,
(ii) [**] following the date of submission to the Steering Committee of the data from the First Pass Phenotypic Analysis for a Project Gene, (iii) with respect to a Project Gene selected for Advanced Phenotypic Analysis in accordance with
Section 3.6 submission to the Steering Committee of the data from the last Advanced Phenotypic Analysis to be submitted under this Agreement, and (iv) with respect to a Project Gene selected for Advanced Phenotypic Analysis in accordance with Section 3.6 [**] following the submission to the Steering Committee of the data from the Advanced Phenotypic Analysis for such Project Gene, that [**], Genentech shall pay Lexicon a fee of [**] within [**] of Lexicon's notice that [**].

     8.9 Reimbursement of Incurred Research Costs and Development Costs Upon Opt-In.

          (a) IND Opt-In. Within [**] of Genentech's exercise of its IND Opt-In with respect to a particular Lexicon Advanced Research Product, Lexicon may provide Genentech with a written request for reimbursement of [**] of the Research Costs and Development Costs incurred by Lexicon from the date on which the Lexicon Advanced Research Protein Candidate corresponding to such Lexicon Advanced Research Product was so designated pursuant to Section 3.7 through the date upon which Genentech exercised its IND Opt-In for such Lexicon Advanced Research Product.

          (b) Phase II Opt-In for [**] Products and [**] Products. Within [**] of Genentech's exercise of its Phase II Opt-In with respect to a particular Lexicon Advanced Research Product which is either a [**] Product or a [**] Product, Lexicon may provide Genentech with a written request for reimbursement of [**] of the Research Costs and Development Costs incurred by Lexicon from the date on which the Lexicon Advanced Research Protein Candidate corresponding to such Lexicon Advanced Research Product was so designated pursuant to Section 3.7 through the date upon which Genentech exercised its Phase II Opt-In for such Lexicon Advanced Research Product.

          (c) Phase II Opt-In. Within [**] of Genentech's exercise of its Phase II Opt-In with respect to a particular Lexicon Advanced Research Product which is not a [**] Product or a [**] Product, Lexicon may provide Genentech with a written request for reimbursement of [**] of the Research Costs and Development Costs incurred by Lexicon from the date on which the Lexicon Advanced Research Protein Candidate corresponding to such Lexicon Advanced Research Product was so designated pursuant to Section 3.7 through the date upon which Genentech exercised its Phase II Opt-In for such Lexicon Advanced Research Product.

          (d) Supporting Documentation and Payment. Any request by Lexicon under
Section 8.9(a), 8.9(b), or 8.9(c) shall be accompanied by documentation supporting any incurred Research Costs and Development Costs. Within [**] following Genentech's receipt of such request and accompanying documentation, Genentech shall pay Lexicon any amounts owed.

     8.10 Genentech Payments on Protein Candidate Products.

          (a) Milestones. With respect to the first Protein Candidate Product relating to a specified Protein Candidate to achieve the following development milestones listed below, within [**] of achieving each such development milestones, Genentech shall pay Lexicon the following amounts:

          (i) [**] upon filing of the first IND for such Protein Candidate Product;

          (ii) [**] upon commencement (i.e., first patient enrolled) of the first Phase III Clinical Trial for such Protein Candidate Product; and

          (iii) [**] upon receipt of the first Regulatory Approval of such Protein Candidate Product.

               TOTAL: $17,000,000

     Genentech shall give Lexicon written notice of the achievement of any milestone event no later than [**] after such achievement.

          (b) Royalties. As consideration for its exclusive rights with respect to Protein Candidate Products and the other rights provided and activities performed by Lexicon hereunder, Genentech agrees to pay Lexicon a royalty of [**] of Net Sales of each Protein Candidate Product by Genentech, its Affiliates and Product Licensees, on a country-by-country basis, during the period commencing with the first sale for use or consumption by the general public of a Product in a country after Regulatory Approval in such country and ending on the date that is [**] from the date of such first commercial sale of such Protein Candidate Product in such country; provided that, in the event the worldwide Net Sales of such Protein Candidate Product for which a royalty is payable to Lexicon hereunder exceeds [**] in any Calendar Year, Genentech shall pay Lexicon a royalty of [**] on that portion of such Net Sales of such Protein Candidate Product that exceeds [**] in such Calendar Year.

     8.11 Genentech Payments on [**] Products and [**] Products in the Genentech Retained Fields.

          (a) Milestones. With respect to the first [**] Product and the first [**] Product to achieve the following development milestones listed below, within [**] days of achieving each such development milestones, Genentech shall pay Lexicon the following amounts:

          (i) [**] upon filing of the first IND by Genentech for such [**] Product and [**] Product for an indication in the Genentech Retained Field;

          (ii) [**] upon commencement (i.e., first patient enrolled) of the first Phase III Clinical Trial by Genentech for an indication in the Genentech Retained Field; and

          (iii) [**] upon receipt of the first Regulatory Approval of such [**] Product and [**] Product by Genentech for an indication in the Genentech Retained Field.

     Genentech shall give Lexicon written notice of the achievement of any milestone event no later than [**] after such achievement.

          (b) Royalties. As consideration for its exclusive rights with respect to [**] Products and [**] Products in the Genentech Retained Fields and the other rights provided and activities performed by Lexicon hereunder, Genentech agrees to pay Lexicon a royalty of [**] of Net Sales by Genentech, its Affiliates and Genentech Product Licensees of each [**] Product and [**] Product the making, using, selling, offering for sale, or import of which, in each case for use in the Genentech Retained Field, would (but for ownership of, or a license under, the relevant Patent) infringe a Valid Advanced Research Patent Claim, on a country-by-country basis, commencing with the first sale for use or consumption by the general public of such [**] Product or, as applicable, [**] Product in the Genentech Retained Field in a country after Regulatory Approval in such country.

     8.12 Genentech Payments on Advanced Research Products.

          (a) Milestones. With respect to the first Genentech Advanced Research Product relating to a specified Genentech Advanced Research Protein Candidate to achieve the following development milestones listed below, within [**] of achieving each such development milestones, Genentech shall pay Lexicon the following amounts:

          (i) [**] upon filing of the first IND for such Genentech Advanced Research Product;

          (ii) [**] upon commencement (i.e., first patient enrolled) of the first Phase III Clinical Trial for such Genentech Advanced Research Product; and

          (iii) [**] upon receipt of the first Regulatory Approval of such Genentech Advanced Research Product.

     Genentech shall give Lexicon written notice of the achievement of any milestone event no later than [**] days after such achievement.

          (b) Royalties. As consideration for its exclusive rights with respect to Genentech Advanced Research Products and the other rights provided and activities performed by Lexicon hereunder, Genentech agrees to pay Lexicon a royalty of [**] of Net Sales by Genentech, its Affiliates and Genentech Product Licensees of each Genentech Advanced Research Product, except those Genentech Advanced Research Products for which Lexicon has satisfactorily completed Pre-Clinical Development, the making, using, selling, offering for sale, or import of which, in each case for use in the Field, would (but for ownership of, or a license under, the relevant Patent) infringe a Valid Advanced Research Patent Claim, on a country-by-country basis, commencing with the first sale for use or consumption by the general public of a Genentech Advanced Research Product in a country after Regulatory Approval in such country.

          (c) Royalties for Lexicon Completed Pre-Clinical Development. As consideration for its exclusive rights with respect to Genentech Advanced Research Products and the other rights provided and activities performed by Lexicon hereunder, Genentech agrees to pay Lexicon a royalty of [**] of Net Sales by Genentech, its Affiliates and Genentech Product Licensees of each Genentech Advanced Research Product for which Lexicon has satisfactorily completed Pre-Clinical Development the making, using, selling, offering for sale, or import of which, in each case for use in the Field, would (but for ownership of, or a license under, the relevant Patent) infringe a Valid Advanced Research Patent Claim, on a country-by-country basis, commencing with the first sale for use or consumption by the general public of a Genentech Advanced Research Product in a country after Regulatory Approval in such country.

     8.13 Genentech Milestone Payments for Genentech IND Opted Products and Genentech Phase II Opted Products.

          (a) IND Opt-In. With respect to the first Genentech IND Opted Product relating to a specified Lexicon Advanced Research Protein Candidate for which Lexicon has not exercised its Lexicon Opt-Out under Section 4.7 to achieve the following development milestones listed below, within [**] of achieving each such development milestones, Genentech shall pay Lexicon the following amounts:

          (i) [**] upon filing of the first IND for such Genentech IND Opted Product;

          (ii) [**] upon commencement (i.e., first patient enrolled) of the first Phase III Clinical Trial for such Genentech IND Opted Product; and

          (iii) [**] upon receipt of the first Regulatory Approval of such Genentech IND Opted Product.

     Genentech shall give Lexicon written notice of the achievement of any milestone event no later than [**] after such achievement.

          (b) Phase II Opt-In. With respect to the first Genentech Phase II Opted Product relating to a specified Lexicon Advanced Research Protein Candidate for which Lexicon has not exercised its Lexicon Opt-Out under Section 4.7, and for which a Genentech Opt-Out has not been exercised in accordance with
Section 4.10, to achieve the following development milestones listed below, within [**] of achieving each such development milestones, Genentech shall pay Lexicon the following amounts:

          (i) [**] upon commencement (i.e., first patient enrolled) of the first Phase III Clinical Trial for such Genentech Phase II Opted Product; and

          (ii) [**] upon receipt of the first Regulatory Approval of such Genentech Phase II Opted Product.

     Genentech shall give Lexicon written notice of the achievement of any milestone event no later than [**] after such achievement.

          (c) Lexicon Opt-Out. With respect to the first Genentech IND Opted Product or Genentech Phase II Opted Product relating to a specified Lexicon Advanced Research Protein Candidate for which Lexicon has exercised its Lexicon Opt-Out under Section 4.7, and for which a Genentech Opt-Out has not been exercised in accordance with Section 4.10, to achieve the following development milestones listed below, within [**] of achieving each such development milestones, Genentech shall pay Lexicon the following amount:

          (i) If a Genentech IND Opted Product, [**] upon receipt of the first Regulatory Approval of such Genentech IND Opted Product; or

          (ii) If a Genentech Phase II Opted Product, [**] upon receipt of the first Regulatory Approval of such Genentech Phase II Opted Product.

     Genentech shall give Lexicon written notice of the achievement of any milestone event no later than [**] after such achievement.

     8.14 Share of Operating Profits (Losses) for Genentech IND Opted Products and Genentech Phase II Opted Products.

          (a) Generally. For all Genentech IND Opted Products and Genentech Phase II Opted Products for which Lexicon has not exercised its Lexicon Opt-Out under Section 4.7, and for which a Genentech Opt-Out has not been exercised in accordance with Section 4.10, in lieu of royalty payments, Genentech and Lexicon will share Operating Profits (Losses) as follows and as further detailed in the Financial Appendix.

          (i) IND Opted Products. For Genentech IND Opted Products, Genentech will be allocated [**], and Lexicon will be allocated [**], of the Operating Profits (Losses) for each Genentech IND Opted Product.

          (ii) Phase II Opted Products Other Than [**] and [**] Products . For Genentech Phase II Opted Products other than [**] Products and [**] Products, Genentech will be allocated [**], and Lexicon will be allocated [**], of the Operating Profits (Losses) for each Genentech Phase II Opted Product.

          (iii) [**] and [**] Phase II Opted Products. For Genentech Phase II Opted Products that are [**] Products or [**] Products, Genentech will be allocated [**], and Lexicon will be allocated [**], of the Operating Profits (Losses) for each Genentech Phase II Opted Product.

          (b) Financial Appendix. Terms describing calculations and reporting of Operating Profits (Losses) are set forth in the Financial Appendix. The Financial Appendix is applicable to revenues and expenses by a Party in the United States. For revenues and expenses by a Genentech Product Licensee, the definitions may need to be modified to comply with changes to GAAP or to comply with ex-U.S. financial accounting standards. Any such modification, however, will be consistent with the ratios set forth in Section 8.14(a) and with the material concepts in the Financial Appendix.

     8.15 Genentech Royalties on Genentech Licensed Products on which Lexicon Opts-Out. As consideration for its rights with respect to Genentech Licensed Products for which Lexicon has exercised its Lexicon Opt-Out pursuant to Section 4.7, and for which a Genentech Opt-Out has not been exercised in accordance with
Section 4.10, and the other rights provided and activities performed by Lexicon hereunder, Genentech agrees to pay Lexicon one of the following:

          (i) if Lexicon exercised its Lexicon Opt-Out prior to enrollment of the first patient in a Phase II Clinical Trial for such Genentech Licensed Product, a royalty of [**] of Net Sales by Genentech, its Affiliates and Genentech Product Licensees of each such Genentech Licensed Product the making, using, selling, offering for sale, or import of which, in each case for use in the Field, would (but for ownership of, or a license under, the relevant Patent) infringe a Valid Advanced Research Patent Claim or Valid Co-Funded Patent Claim, on a country-by-country basis, commencing with the first sale for use or consumption by the general public of such Genentech Licensed Product in a country after Regulatory Approval in such country.

          (ii) if Lexicon exercised its Lexicon Opt-Out after enrollment of the first patient in a Phase II Clinical Trial and before Regulatory Approval of such Genentech Licensed Product, a royalty of [**] of Net Sales by Genentech, its Affiliates and Genentech Product Licensees of each such Genentech Licensed Product the making, using, selling, offering for sale, or import of which, in each case for use in the Field, would (but for ownership of, or a license under, the relevant Patent) infringe a Valid Advanced Research Patent Claim or Valid Co-Funded Patent Claim, on a country-by-country basis, commencing with the first sale for use or consumption by the general public of such Genentech Licensed Product in a country after Regulatory Approval in such country.

          (iii) if Lexicon exercised its Lexicon Opt-Out after Regulatory Approval of such Genentech Licensed Product, a royalty of [**] of Net Sales by Genentech, its Affiliates and Genentech Product Licensees of each such Genentech Licensed Product the making, using, selling, offering for sale, or import of which, in each case for use in the Field, would (but for ownership of, or a license under, the relevant Patent) infringe a Valid Advanced Research Patent Claim or Valid Co-Funded Patent Claim, on a country-by-country basis, commencing with the first sale for use or consumption by the general public of such Genentech Licensed Product in a country after Regulatory Approval in such country.

     8.16 Lexicon Payments on Lexicon Licensed Products Other Than Genentech Opt-Out Products.

          (a) Milestones. With respect to the first Lexicon Licensed Product relating to a specified Lexicon Advanced Research Protein Candidate, other than those Lexicon Licensed

Products that are Genentech Opt-Out Products, to achieve the following development milestones listed below, within [**] of achieving each such development milestones, Lexicon shall pay Genentech the following amounts:

          (i) [**] upon receipt of the first Regulatory Approval of such Lexicon Advanced Research Product; and

          (ii) [**] upon the first anniversary of the first Regulatory Approval of such Lexicon Advanced Research Product;

     Lexicon shall give Genentech written notice of the achievement of any milestone event no later than [**] after such achievement.

          (b) Royalties. As consideration for its rights with respect to Lexicon Licensed Products and the other rights provided hereunder, Lexicon agrees to pay Genentech a royalty of [**] of Net Sales by Lexicon, its Affiliates and Lexicon Product Licensees of each Lexicon Licensed Product, other than those Lexicon Licensed Products that are Genentech Opt-Out Products, the making, using, selling, offering for sale, or import of which, in each case for use in the Field, would (but for ownership of, or a license under, the relevant Patent) infringe a Valid Claim of a Project Patent, Genentech Gene Patent, Lexicon Pre-Existing Patent or Restricted Rights Project Patent, on a country-by-country basis, commencing with the first sale for use or consumption by the general public of a Lexicon Licensed Product in a country after Regulatory Approval in such country.

     8.17 Lexicon Payments on Genentech Opt-Out Products.

          (a) Milestones. With respect to the first Genentech Phase II Opted Product relating to a specified Lexicon Advanced Research Protein Candidate for which a Genentech Opt-Out has been exercised in accordance with Section 4.10 to achieve the following milestones listed below, within [**] of achieving each such milestones, Lexicon shall pay Genentech the following amounts:

          (i) if the Genentech Opt-Out was exercised prior to filing with the FDA of an application for Regulatory Approval of such Genentech Phase II Opted Product, [**] upon receipt of the first Regulatory Approval of such Genentech Phase II Opted Product; and

          (ii) if the Genentech Opt-Out was exercised after the to filing with the FDA of an application for Regulatory Approval of such Genentech Phase II Opted Product, [**] upon receipt of the first Regulatory Approval of such Genentech Phase II Opted Product;

     Lexicon shall give Genentech written notice of the achievement of any milestone event no later than [**] after such achievement.

          (b) Royalties. As consideration for its rights with respect to Genentech Phase II Opted Products for which a Genentech Opt-Out has been exercised in accordance with Section

4.10, and the other rights provided and activities performed by Genentech hereunder, Lexicon agrees to pay Genentech one of the following:

          (i) if the Genentech Opt-Out was exercised prior to filing with the FDA of an application for Regulatory Approval of such Genentech Phase II Opted Product, a royalty of [**] of Net Sales by Lexicon, its Affiliates and Lexicon Product Licensees of each such Genentech Phase II Opted Product, the making, using, selling, offering for sale, or import of which, in each case for use in the Field, would (but for ownership of, or a license under, the relevant Patent) infringe a Valid Claim of a Genentech Gene Patent, Lexicon Pre-Existing Patent, Lexicon Product Patent, Project Patent, or Restricted Rights Project Patent, except for a Valid Claim of any of the foregoing which claims an invention that was conceived by or on behalf of Lexicon following the effective date of the Genentech Opt-Out with respect to such Genentech Phase II Opted Product, on a country-by-country basis, commencing with the first sale for use or consumption by the general public of such Genentech Phase II Opted Product in a country after Regulatory Approval in such country.

          (ii) if the Genentech Opt-Out was exercised after the to filing with the FDA of an application for Regulatory Approval of such Genentech Phase II Opted Product, a royalty of [**] of Net Sales by Lexicon, its Affiliates and Lexicon Product Licensees of each such Genentech Phase II Opted Product, the making, using, selling, offering for sale, or import of which, in each case for use in the Field, would (but for ownership of, or a license under, the relevant Patent) infringe a Valid Claim of a Genentech Gene Patent, Lexicon Pre-Existing Patent, Lexicon Product Patent, Project Patent, or Restricted Rights Project Patent, except for a Valid Claim of any of the foregoing which claims an invention that was conceived by or on behalf of Lexicon following the effective date of the Genentech Opt-Out with respect to such Genentech Phase II Opted Product, on a country-by-country basis, commencing with the first sale for use or consumption by the general public of such Genentech Phase II Opted Product in a country after Regulatory Approval in such country.

     8.18 Single Milestone and Royalty Payment.

          (a) Milestones. With respect to each set of milestone payments to be made hereunder, only one set shall ever be due and payable per a particular Protein or Project Gene, regardless of the number of Genentech Licensed Products or Lexicon Licensed Products developed with respect to its such Protein or Project Gene, or the number of indications pursued or approved or whether a Genentech Licensed Product or Lexicon Licensed Product is discontinued after a milestone payment has been made. All milestone payments payable hereunder are non-refundable and non-creditable against any other payments hereunder.

          (b) Royalties. Any royalty payable hereunder shall be payable only once with respect to the same unit of Genentech Licensed Product or Lexicon Licensed Product. In the event that more than one category of royalty payment applies to a single Genentech Licensed Product or Lexicon Licensed Product, the highest applicable royalty rate shall apply.

     8.19 Payment of Royalties; Royalty Reporting. Within [**] after the end of each [**], Genentech and/or Lexicon, as applicable, will pay (and/or cause its Affiliates and/or Genentech Product Licensees or Lexicon Product Licensees to
pay) the royalty owed under this Agreement, if any, on applicable Net Sales invoiced during such just-ended [**]. Such payment will be accompanied by the report showing: (i) the Gross Sales and Net Sales of Collaboration Products sold during the reporting period and the calculation of Net Sales from such Gross Sales; (ii) the royalties payable in Dollars which shall have accrued hereunder in respect of such Net Sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such royalties; (iv) the dates of the first commercial sales of Collaboration Products in any country during the reporting period, if applicable; and (v) the exchange rates used in determining the amount of Dollars payable hereunder. If no royalty or payment is due for any royalty period hereunder, the Party shall so report. Each Party shall keep, and shall require its Affiliates and Genentech Product Licensees or Lexicon Product Licensees, as applicable, to keep (all in accordance with GAAP), complete and accurate records in sufficient detail to properly reflect all Gross Sales and Net Sales and to enable the royalties payable hereunder to be determined.

     8.20 U.S. Currency; Wire Transfers. All payments, including any interest pursuant to Section 8.23, payable by a Party, its Affiliates and Product Licensees to the other Party under this Agreement will be paid in Dollars and will be made by wire transfer, in immediately available funds, to an account designated by the receiving Party in writing.

     8.21 Exchange Rates. For the purpose of computing Net Sales, Operating Profits (Losses), Research Costs and Development Costs in a currency other than Dollars, such currency shall be converted into Dollars in accordance with the standard exchange rate conversion practices used by Genentech or Lexicon, their respective Affiliates, Genentech Product Licensee or Lexicon Product Licensees, as applicable, for financial accounting purposes using the conversion rate for the relevant period as reported by Reuters Ltd on the last business day of the relevant period.

     8.22 Taxes. Any and all taxes levied on any payments from one Party to the other Party under this Agreement will be the liability of, and paid by, the Party making such payment. However, if Applicable Laws require the withholding of such taxes, the Party will deduct such taxes from its payment to the other Party and remit such withheld amount to the proper tax authority. The Party remitting any such withheld amounts will provide proof of payment to the other Party within [**] of such payment. This Agreement shall not be considered a partnership for tax reporting purposes.

     8.23 Interest on Overdue Payments. In the event a royalty or other payment under this Agreement is not made within [**] of when due, such outstanding payment will accrue interest (from the date such payment is due through and including the date upon which full payment is made) at the Interest Rate. Payment of accrued interest will accompany payment of the outstanding payment.

     8.24 Records; Audit Rights. Each Party will keep, and maintain for a period of [**] following the end of a Calendar Year, accurate records in sufficient detail to enable royalties, Operating Profits (Losses), Research Costs, and Development Costs under this Agreement for such Calendar Year to be determined. In addition, Lexicon shall retain such records for such longer period of time as necessary to support an audit by Genentech of Research Costs and Development Costs reimbursable by Genentech upon exercise of an IND Opt-In or Phase II Opt-In pursuant to Section 4.6. A Party shall have the right, upon at least [**] prior written notice to the other Party, not more than once in any Calendar Year, through an independent certified public accountant acceptable to the other Party (which acceptance shall not be unreasonably refused) to have access during normal business hours to those records of the other Party as may be reasonably necessary to verify the accuracy of the royalty reports furnished by such other Party under this Agreement for the previous Calendar Years subject to audit hereunder, or for the verification of royalties, Operating Profits (Losses), Research Costs and Development Costs. Prior to implementing an audit, the auditing Party agrees to submit an audit plan, including audit scope, to the other Party for approval (which shall not be unreasonably withheld). The independent certified public accountant will be instructed to provide an audit report containing its conclusions regarding the audit, and specifying whether the amounts paid were correct, and, if incorrect, the amount of any underpayment or overpayment. The independent certified public accountant further will be instructed to provide that audit report first to the Party being audited, and will be further instructed to redact any of that Party's proprietary information that is not relevant to the calculation of royalties, Operating Profits (Losses), Research Costs and/or Development Costs prior to providing that audit report to the other Party. That audit report shall be deemed to be Confidential Information of the Party subject to the audit, and used only for purposes germane to this Section. The Party being audited shall have the right, at its own expense, to have its own independent certified public accountant review and confirm the results of any audit performed by the auditing Party's accountants. In the event that the Parties' accountants do not agree as to the results of the audit, the Parties agree that such accountants shall attempt in good faith to resolve any discrepancies between their results according to GAAP and the terms of this Agreement. In the event that the Parties' accountants cannot resolve any discrepancies within a reasonable amount of time, such dispute shall be resolved by the Parties pursuant to Article 14:.

     The Party requesting an audit is solely responsible for all the expenses of an audit, unless the independent certified public accountant's report correctly shows any underpayment exceeding [**] of amounts due hereunder. If the independent certified public accountant's report correctly shows an underpayment of more than [**], the Party being audited shall be responsible for the reasonable expenses incurred by the auditing Party for the independent certified public accountant's services.

     If the independent certified public accountant's report correctly shows any underpayment, the Party being audited shall remit to the other Party within [**] after receipt of such report:

          (i)  the amount of such underpayment;

          (ii) interest on the amount being paid in (i), which interest shall be calculated pursuant to Section 8.23; and

          (iii) if such underpayment exceeds [**], the reasonable expenses incurred by the auditing Party for the independent certified public accountant's services.

     If the independent certified public accountant's report correctly shows any overpayment, such overpayment shall be fully creditable against future payments due hereunder, or if no additional payments are due hereunder shall be reimbursed to the overpaying Party within [**] of that Party's receipt of the independent certified public accountant's report.

     The calculation of royalties payable, Operating Profits (Losses), Research Costs and Development Costs with respect to a Calendar Year will be binding and conclusive on the Parties upon the expiration of [**] following the end of such Calendar Year, unless (i) an audit of such Calendar Year, initiated before the expiration of such [**] period, is on-going or (ii) a Party has, in good faith and through written notice to the other Party, disputed such calculation before the expiration of such [**] period or, if applicable, within [**] after receipt of the audit report.

     8.25 Convertible Note. Simultaneously with the execution and delivery of the Original Agreement, the parties hereto entered into a Note Agreement (the "Note Agreement"), dated as of the December 17, 2002, substantially in the form attached as Exhibit C hereto. Under the Note Agreement, Genentech loaned Lexicon Four Million Dollars (U.S.$4,000,000), on or before December 31, 2002, pursuant to the terms and conditions set forth in such Note Agreement. Effective as of the Second Restatement Date, the Parties have amended the Note Agreement, which Amendment is attached hereto as Exhibit L.

               ARTICLE 9: INTELLECTUAL PROPERTY RESPONSIBILITIES

     9.1 Ownership.

          (a) Lexicon shall own all Lexicon Knock-Out Technology, Lexicon Pre-Existing Patents and Know-How, Restricted Rights Project Patents and Know-How, and Lexicon Product Patents and Know-How. Genentech shall own all Genentech Gene Patents and Know-How, Project Patents and Know-How, and Genentech Excluded IP.

          (b) Lexicon shall assign all right, title and interest in inventions and Know-How encompassed within Project Patents and Know-How to Genentech by taking, and causing its employees and agents to take, all necessary actions and executing, and causing its employees and agents to execute, all necessary documents to assign such rights, title and interest to Genentech within a reasonable time after receiving notice from Genentech, but in no event later than [**] after the filing of a patent application claiming an invention or Know-How encompassed within Project Patents and Know-How. Moreover, Lexicon covenants and agrees to cooperate, and cause its employees and agents to cooperate, with Genentech to enable Genentech to enjoy to the fullest extent the right, title and interest herein conveyed in the United States and foreign countries. Such cooperation shall include prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, specifications, declarations or other papers, and other assistance all to the extent deemed necessary or desirable by Genentech (i) for perfecting the right, title and interest herein conveyed; (ii) for prosecuting any of said applications; (iii) for filing and prosecuting applications for reissuance of any of said patents;

(iv) for interference or other priority proceedings involving said invention; and (v) for legal proceedings involving said invention and any applications therefore and any patents granted thereon, including without limitation opposition proceedings, cancellation proceedings, priority contests, public use proceedings, infringement actions and court actions; provided, however, that the expense incurred by Lexicon, its employees and agents in providing such cooperation shall be paid for by Genentech.

          (c) Lexicon shall, from time to time, but no less than once per Calendar Quarter, provide Genentech, to the extent not previously provided, with a copy of all Lexicon Pre-Existing Know-How, Project Know-How and Restricted Rights Project Know-How (with respect to Restricted Rights Project Know-How, to the extent licensed to Genentech) in Lexicon's possession or control related a Project Gene, Protein Candidate, Genentech Advanced Research Protein Candidate, or Genentech Licensed Product, in each case which is not a Lexicon Advanced Research Protein Candidate or Lexicon Licensed Product.

     9.2 Patent Prosecution of Lexicon Owned Patents.

          (a) Patentable Inventions. Lexicon shall be responsible, at its sole discretion and expense, for filing, prosecuting, and maintaining Patents claiming Lexicon Knock-Out Technology, Lexicon Pre-Existing Patents, Restricted Rights Project Patents and Lexicon Product Patents; provided that Genentech shall be responsible, at its sole discretion, for filing, prosecuting, and maintaining Lexicon Pre-Existing Patents, Restricted Rights Project Patents and Lexicon Product Patents to the extent such Patents are exclusively licensed to Genentech.

          (b) Review and Comment. Lexicon shall provide Genentech with a copy of any patent application (including any provisional applications) within the Lexicon Knock-Out Technology or Lexicon Product Patents specifically related to a Genentech Licensed Product or a Lexicon Licensed Product prior to filing in any jurisdiction, for review and comment by Genentech. Genentech shall provide Lexicon with a copy of any patent application (including any provisional applications) within the Lexicon Pre-Existing Patents, Restricted Rights Project Patents and Lexicon Product Patents for which Genentech has responsibility under
Section 9.2(a) specifically related to a Lexicon Licensed Product or a Genentech Licensed Product prior to filing in any jurisdiction, for review and comment by Lexicon. Each Party with responsibility for filing, prosecuting, and maintaining such Patents shall reasonably consider comments and suggestions provided in a timely manner by the other Party. The other Party shall maintain any such applications in confidence.

          (c) Notice of Decision. If Lexicon decides not to file a patent application claiming Lexicon Knock-Out Technology or Lexicon Product Know-How specifically related to a Genentech Licensed Product or a Lexicon Licensed Product in any country, it shall give Genentech prompt notice to this effect. If Genentech decides not to file a patent application within the Lexicon Pre-Existing Patents, Restricted Rights Project Patents and Lexicon Product Patents for which Genentech has responsibility under Section 9.2(a) specifically related to a Lexicon Licensed Product or a Genentech Licensed Product in any country, it shall give Lexicon prompt notice to this effect.

          (d) Prosecution and Maintenance. Lexicon agrees to use reasonable diligence to prosecute and maintain Patents claiming the Lexicon Knock-Out Technology and Lexicon Product Patents specifically related to a Genentech Licensed Product or a Lexicon Licensed Product it filed and to prosecute any interference proceedings with respect thereto, unless it provides Genentech notice under Section 9.2(c) or 9.2(e). Genentech agrees to use reasonable diligence to prosecute and maintain Patents within the Lexicon Pre-Existing Patents, Restricted Rights Project Patents and Lexicon Product Patents for which Genentech has responsibility under Section 9.2(a) specifically related to a Lexicon Licensed Product or a Genentech Licensed Product it filed and to prosecute any interference proceedings with respect thereto, unless it provides Lexicon notice under Section 9.2(c) or 9.2(e). Upon the other Party's request, the Party responsible for prosecuting and maintaining any such Patent shall provide the other Party with (i) a copy of communications with any patent office with respect to such Patent and (ii) the opportunity to review and comment on any or all such communications. The other Party shall provide its comments on any such communication within [**] after receipt of such communication, and should no comments be received by the Party responsible for prosecuting and maintaining any such Patent on or before the thirty-first day, then it shall be deemed that such other Party has no comment to make on such communication. The Party responsible for prosecuting and maintaining any such Patent shall reasonably consider comments and suggestions provided in a timely manner by the other Party. Such other Party shall maintain any such communications in confidence. All such communications provided to such other Party pursuant to this Section 9.2 shall be sent to a person to be designated by such other Party by written notice to the Party responsible for prosecuting and maintaining any such Patent.

          (e) Cessation of Prosecution or Maintenance. Lexicon shall give prior written notice to Genentech of any decision by Lexicon to cease the prosecution (including any interference) and maintenance of Patents claiming the Lexicon Knock-Out Technology or Lexicon Product Patents specifically related to a Genentech Licensed Product or a Lexicon Licensed Product and, in such case, Genentech shall have the right at its sole discretion and expense to continue such prosecution (including any interference) or maintenance. If Genentech continues such prosecution or maintenance, Lexicon shall execute such documents and perform such acts as may be reasonably necessary for Genentech to continue such prosecution or maintenance. Genentech shall give prior written notice to Lexicon of any decision by Genentech to cease the prosecution (including any interference) and maintenance of Patents within the Lexicon Pre-Existing Patents, Restricted Rights Project Patents and Lexicon Product Patents for which Genentech has responsibility under Section 9.2(a) specifically related to a Lexicon Licensed Product and, in such case, Lexicon shall have the right at its sole discretion and expense to continue such prosecution (including any interference) or maintenance. If Lexicon continues such prosecution or maintenance, Genentech shall execute such documents and perform such acts as may be reasonably necessary for Lexicon to continue such prosecution or maintenance.

     9.3 Patent Prosecution of Genentech Owned Patents.

          (a) Patentable Inventions. Genentech shall be responsible, at its sole discretion and expense, for filing, prosecuting, and maintaining Genentech Gene Patents, Project Patents and Genentech Excluded IP; provided that Lexicon shall be responsible, at its sole discretion, for filing, prosecuting, and maintaining Project Patents to the extent such Patents are exclusively licensed to Lexicon.

          (b) Review and Comment. Genentech shall provide Lexicon with a copy of any patent application (including any provisional applications) within the Project Patents specifically related to a Lexicon Licensed Product or a Genentech Licensed Product or Genentech Gene Patents specifically related to a Lexicon Licensed Product prior to filing in any jurisdiction, for review and comment by Lexicon. Lexicon shall provide Genentech with a copy of any patent application (including any provisional applications) within the Project Patents for which Lexicon has responsibility under Section 9.3(a) prior to filing in any jurisdiction, for review and comment by Genentech. Each Party with responsibility for filing, prosecuting, and maintaining such Patents shall reasonably consider comments and suggestions provided in a timely manner by the other Party. The other Party shall maintain any such applications in confidence.

          (c) Notice of Decision. If Genentech decides not to file a patent application within the Project Patents specifically related to a Lexicon Licensed Product or a Genentech Licensed Product or Genentech Gene Patents specifically related to a Lexicon Licensed Product in any country, it shall give Lexicon prompt notice to this effect. If Lexicon decides not to file a patent application within the Project Patents for which Lexicon has responsibility under Section 9.3(a) in any country, it shall give Genentech prompt notice to this effect.

          (d) Prosecution and Maintenance. Genentech agrees to use reasonable diligence to prosecute and maintain Project Patents specifically related to a Lexicon Licensed Product or a Genentech Licensed Product and Genentech Gene Patents specifically related to a Lexicon Licensed Product it filed and to prosecute any interference proceedings with respect thereto, unless it provides Lexicon notice under Section 9.3(c) or 9.3(e). Lexicon agrees to use reasonable diligence to prosecute and maintain Patents within the Project Patents for which Lexicon has responsibility under Section 9.3(a) it filed and to prosecute any interference proceedings with respect thereto, unless it provides Genentech notice under Section 9.3(c) or 9.3(e). Upon the other Party's request, the Party responsible for prosecuting and maintaining any such Patent shall provide the other Party with (i) a copy of communications with any patent office with respect to such Patent and (ii) the opportunity to review and comment on any or all such communications. The other Party shall provide its comments on any such communication within [**] after receipt of such communication, and should no comments be received by the Party responsible for prosecuting and maintaining any such Patent on or before the thirty-first day, then it shall be deemed that such other Party has no comment to make on such communication. The Party responsible for prosecuting and maintaining any such Patent shall reasonably consider comments and suggestions provided in a timely manner by the other Party. Such other Party shall maintain any such communications in confidence. All such communications provided to such other Party pursuant to this Section
9.3 shall be sent to a person to be designated by such other Party by written notice to the Party responsible for prosecuting and maintaining any such Patent.

          (e) Cessation of Prosecution or Maintenance. Genentech shall give prior written notice to Lexicon of any decision by Genentech to cease the prosecution (including any interference) and maintenance of (i) Project Patents or Genentech Gene Patents specifically related to a Lexicon Licensed Product or (ii) Project Patents containing any Valid Co-Funded Patent Claims or Valid Advanced Research Patent Claims (or, in the case of applications filed by Genentech, from which a Valid Co-Funded Patent Claims or Valid Advanced Research Patent Claim may issue), and, in such case, Lexicon shall have the right at its sole discretion and expense to continue such prosecution (including any interference) or maintenance. If Lexicon continues such prosecution or maintenance, Genentech shall execute such documents and perform such acts as may be reasonably necessary for Lexicon to continue such prosecution or maintenance. Lexicon shall give prior written notice to Genentech of any decision by Lexicon to cease the prosecution (including any interference) and maintenance of Patents within the Project Patents for which Lexicon has responsibility under Section 9.3(a) and, in such case, Genentech shall have the right at its sole discretion and expense to continue such prosecution (including any interference) or maintenance. If Genentech continues such prosecution or maintenance, Lexicon shall execute such documents and perform such acts as may be reasonably necessary for Genentech to continue such prosecution or maintenance.

     9.4 Infringement and Misappropriation.

          (a) Notice. Each Party shall promptly notify the other Party in writing of any alleged infringement or misappropriation, of which it becomes aware, by any person of any intellectual property licensed or sublicensed to a Party under this Agreement.

          (b) Infringement of Lexicon-Controlled Patent Claims. Lexicon shall have the sole right, but not the obligation, to take appropriate steps to remove the infringement or alleged infringement of (i) Lexicon Knock-Out Technology and
(ii), except to the extent such Patents (A) have been exclusively licensed to Genentech or (B) claim Lexicon Licensed Products or uses thereof, Lexicon Pre-Existing Patents, Restricted Rights Project Patents, and Lexicon Product Patents, including, without limitation, by initiation, prosecution and control, at its own expense, of any suit, proceeding or other legal action by counsel of its own choice. Any damages or other monetary awards recovered by Lexicon shall be owned by Lexicon.

     Notwithstanding the above, if the infringement or alleged infringement of a Patent claiming Lexicon Knock-Out Technology specifically relates to a Genentech Licensed Product, Lexicon shall have the first right, but not the obligation, to take appropriate steps to remove the infringement or alleged infringement, including, without limitation, by initiation, prosecution and control, at its own expense, of any suit, proceeding or other legal action by counsel of its own choice, provided that Lexicon keeps Genentech reasonably informed of the progress of such suit, proceeding or legal action and provides Genentech with copies of any substantive documents related to such suit, proceeding or legal action and reasonable notice thereof. Lexicon shall notify Genentech of its decision to exercise its right to enforce Lexicon Knock-Out Technology specifically related to a Genentech Licensed Product not later than [**] following its discovery or notice of alleged infringement of Lexicon Knock-Out Technology specifically related to such Genentech Licensed Product. Genentech shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Lexicon decides not to institute an infringement suit, proceeding or other legal action that Genentech feels is reasonably required to protect such Lexicon Knock-Out Technology specifically related to a Genentech Licensed Product, Genentech shall have the right, at its sole discretion, to institute such suit, proceeding or other legal action and Lexicon shall have the right to be represented in such suit, proceeding or legal action, at its own expense, by counsel of its own choice. For this purpose, the Party not bringing the suit shall execute such legal papers necessary for such suit as may be reasonably requested by the Party bringing suit.

     If Lexicon brings an action under this Section 9.4(b), any damages or other monetary awards recovered by Lexicon shall be applied proportionately first to defray the unreimbursed costs and expenses (including actual and reasonable attorneys' fees) incurred by the Parties in the action. If any balance remains, such balance shall be the property of Lexicon. If Lexicon fails to bring an action under this Section 9.4(b) with respect to a Patent claiming Lexicon Knock-Out Technology specifically related to a Genentech Licensed Product, but Genentech brings an action, any damages or other monetary awards recovered by Genentech shall be applied first to defray the costs and expenses (including actual and reasonable attorneys' fees) incurred in the action by the Parties. The balance that remains shall be the property of Genentech.

          (c) Infringement of Genentech-Controlled Patent Claims Not Related to Lexicon Licensed Products. Genentech shall have the sole right, but not the obligation, to take appropriate steps to remove the infringement or alleged infringement of (i), to the extent such Patents have been exclusively licensed to Genentech and claim Genentech Licensed Products or uses thereof, Lexicon Pre-Existing Patents, Restricted Rights Project Patents, and Lexicon Product Patents and (ii), except to the extent such Patents have been exclusively licensed to Lexicon, Project Patents, including, without limitation, by initiation, prosecution and control, at its own expense, of any suit, proceeding or other legal action by counsel of its own choice. Any damages or other monetary awards recovered by Genentech shall be owned by Genentech.

     Notwithstanding the above, if Genentech brings action under this Section 9.4(c) with respect to any Valid Advanced Research Patent Claim specifically related to a Genentech Licensed Product, any damages or other monetary awards recovered by Genentech shall be applied proportionately first to defray the unreimbursed costs and expenses (including actual and reasonable attorneys' fees) incurred by the Parties in the action. If any balance remains, Lexicon shall retain as its own property an amount of compensatory damages equal to the royalty that Lexicon would otherwise be entitled to under this Agreement if such remaining balance was treated as Net Sales, or equal to Lexicon's share of Operating Profits (Losses). If any balance remains after Lexicon's retained amount, such balance shall be the property of Genentech.

          (d) Infringement of Genentech-Controlled Patent Claims Related to a Lexicon Licensed Product. Lexicon shall have the first right, but not the obligation, to take appropriate steps to remove the infringement or alleged infringement of (i), to the extent such Patents have been exclusively licensed to Lexicon and claim Lexicon Licensed Products or uses thereof, Project Patents, and (ii), to the extent such Patents claim Lexicon Licensed Products or uses thereof, Lexicon Pre-Existing Patents, Restricted Rights Project Patents, and Lexicon Product Patents, including, without limitation, by initiation, prosecution and control, at its own expense, of any suit, proceeding or other legal action by counsel of its own choice.

     If Lexicon brings action under this Section 9.4(d) with respect to any claim to a Lexicon Licensed Product within a Project Patent, Lexicon Pre-Existing Patent, Restricted Rights Project Patent, or Lexicon Product Patent, any damages or other monetary awards recovered by Lexicon shall be applied proportionately first to defray the unreimbursed costs and expenses (including actual and reasonable attorneys' fees) incurred by the Parties in the action. If any balance remains, Genentech shall retain as its own property an amount of compensatory damages equal to the royalty that Genentech would otherwise be entitled to under this Agreement if such remaining balance was treated as Net Sales. If any balance remains after Genentech's retained amount, such balance shall be the property of Lexicon.

     Lexicon shall keep Genentech reasonably informed of the progress of such suit, proceeding or legal action and provide Genentech with copies of any substantive documents related to such suit, proceeding or legal action and reasonable notice thereof. Lexicon shall notify Genentech of its decision to exercise its right to enforce Project Patents and Know-How or Lexicon Pre-Existing Patents and Know-How related to Lexicon Licensed Products under this Section 9.4(d), not later than [**] following its discovery or notice of alleged infringement thereof. Genentech shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Lexicon decides not to institute an infringement suit, proceeding or other legal action under this Section 9.4(d), Genentech shall have the right, at its sole discretion, to institute such suit, proceeding or other legal action and Lexicon shall have the right to be represented in such suit, proceeding or legal action, at its own expense, by counsel of its own choice. For this purpose, the Party not bringing the suit shall execute such legal papers necessary for such suit as may be reasonably requested by the Party bringing suit.

     If the infringement or alleged infringement of a Patent claiming Genentech Gene Patents specifically relates to a Lexicon Licensed Product, Genentech shall have the first right, but not the obligation, to take appropriate steps to remove the infringement or alleged infringement, including, without limitation, by initiation, prosecution and control, at its own expense, of any suit, proceeding or other legal action by counsel of its own choice, provided that Genentech keeps Lexicon reasonably informed of the progress of such suit, proceeding or legal action and provides Lexicon with copies of any substantive documents related to such suit, proceeding or legal action and reasonable notice thereof. Genentech shall notify Lexicon of its decision to exercise its right to enforce Genentech Gene Patents specifically related to a Lexicon Licensed Product not later than [**] following its discovery or notice of alleged infringement of Genentech Gene Patents specifically related to such Lexicon Licensed Product. Lexicon shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Genentech decides not to institute an infringement suit, proceeding or other legal action that Lexicon feels is reasonably required to protect such Genentech Gene Patents specifically related to a Lexicon Licensed Product, Lexicon shall have the right, at its sole discretion, to institute such suit, proceeding or other legal action and Genentech shall have the right to be represented in such suit, proceeding or legal action, at its own expense, by counsel of its own choice. For this purpose, the Party not bringing the suit shall execute such legal papers necessary for such suit as may be reasonably requested by the Party bringing suit.

     If Genentech brings an action further to an infringement or alleged infringement of a Patent claiming Genentech Gene Patents specifically related to a Lexicon Licensed Product, any damages or other monetary awards recovered by Genentech shall be applied proportionately first to defray the unreimbursed costs and expenses (including actual and reasonable attorneys' fees) incurred by the Parties in the action. If any balance remains, such balance shall be the property of Genentech. If Genentech fails to bring such action with respect to a Patent claiming Genentech Gene Patents specifically related to a Lexicon Licensed Product, but Lexicon brings an action, any damages or other monetary awards recovered by Lexicon shall be applied first to defray the costs and expenses (including actual and reasonable attorneys' fees) incurred in the action by the Parties. The balance that remains shall be the property of Lexicon.

     In the case of infringement or alleged infringement of a Project Patent, Genentech in its sole discretion, may elect to assign such a Project Patent to Lexicon so that Lexicon may maintain such suit, proceeding or legal action in its own name. In such event, the licenses to Genentech under such a Project Patent shall remain unaffected.

     9.5 Notice of Infringement by a Party. If the making, using, importing, offer for sale, or selling a Collaboration Product results in a claim against a Party of patent infringement by any Third Person, the Party first having notice of that claim shall promptly notify the other Party in writing. The notice shall set forth the facts of the claim in reasonable detail.

     If any notice of infringement is received by, or a suit is initiated against, either Party with respect to any Collaboration Product, the Parties shall consult in good faith regarding the best response.

     Notwithstanding the foregoing, if the claim involves an allegation of a violation of the trade secret rights of a Third Person, the Party accused of such violation shall have the obligation to defend against such claim and shall indemnify the other Party against all costs associated with such claim.

     9.6 Litigation Expenses. Each Party shall assume and pay all of its own out-of-pocket expenses incurred in connection with all litigation described in this Article 9:, including without limitation, the fees and expenses of that Party's counsel.

     9.7 Settlement Approval. No settlement, consent judgment or other voluntary final disposition of a suit being prosecuted by a Party under this Article 9: may be entered into without the consent of the other Party if such settlement, consent judgment or other voluntary final disposition would alter, derogate, or diminish such other Party's rights under the Agreement, which consent will not be unreasonably withheld or delayed.

     9.8 Patent Term Extensions. When appropriate, the Parties shall cooperate with each other in gaining patent term extension. All filings for such extension shall be made by the Party that is the owner of the patent

     9.9 Audit Rights Regarding Invoices. In the event there is a good faith dispute over an amount owed by a Party under this Article 9:, the disputed payment may be delayed, and such payment will not be considered delinquent pending a resolution of the Parties' dispute. Section 8.24 (i.e., "Records; Audit Rights") is applicable with regard to all invoices submitted by a Party to the other Party under this Article 9:.

     9.10 Third Person Licenses for Genentech IND Opted Products and Genentech Phase II Opted Products. If in either Party's reasonable judgment it is desirable or useful to seek a license or immunity from suit from any Third Person in order to research, develop, make, have made, use, sell, offer to sell, or import a Genentech IND Opted Product or Genentech Phase II Opted Product (for which Lexicon has not exercised its Opt-Out), such Party shall bring such matter to the other Party's attention. If in either Party's reasonable judgment, such matter is material to the research, development, making, having made, using, selling, offering to sell, or importing a Genentech IND Opted Product or Genentech Phase II Opted Product, such matter shall be referred to the Steering Committee. The Steering Committee shall discuss reasonable courses of action with respect thereto, giving due consideration to the advisability of seeking an opinion of counsel, the use of alternative technologies and the efforts required to design around any Patents at issue. Neither Party shall, without the approval of the Steering Committee, obtain any license or immunity from suit from a Third Person relating to the research, development, making, having made, using, selling, offering to sell, or importing a Genentech IND Opted Product or Genentech Phase II Opted Product, if such license or immunity from suit would place any material financial obligation on the other Party, either individually or through the sharing of Operating Profits (Losses), or otherwise affect a Party's ability to engage in such activities. As decided by the Steering Committee, a Party shall use commercially reasonable efforts to minimize the amount of any of payments or royalties to a Third Person relating to the manufacture, use or sale of a Genentech IND Opted Product or Genentech Phase II Opted Product.

                          ARTICLE 10: CONFIDENTIALITY

     10.1 Obligations. Except upon obtaining the other Party's prior written consent to the contrary, each Party agrees that it will, for a period of [**] after the expiration or early termination of the entire Agreement:

          (i) maintain in confidence, and not disclose to any person (except as provided in Section 10.2), the other Party's Confidential Information or any Project Confidential Information; and

          (ii) not use such Confidential Information for any purpose except as contemplated in this Agreement.

     10.2 Authorized Disclosures of Confidential Information.

          (a) Permitted Persons. Each Party may disclose Confidential Information of the other Party or Project Confidential Information, without such other Party's prior written consent, to its and its Affiliates' (or the other Party's and its Affiliates') directors, employees, agents, consultants, permitted (sub)licensees, suppliers, and other Third Persons who:

          (i) need to know such Confidential Information to assist the Party in fulfilling its obligations or exploiting its rights hereunder (or to determine their interest in providing such assistance); and

          (ii) are bound by written confidentiality and non-use obligations no less stringent than those contained herein.

          (b) Legally Required or Necessary. Each Party may also disclose the Confidential Information of the other Party or Project Confidential Information, without such other Party's prior written consent, to any person or to a government or regulatory authority to the extent that such disclosure is:

          (i)  required by Applicable Law;

          (ii) required pursuant to the disclosure requirements of the Securities and Exchange Commission ("SEC") or the national securities exchange or other stock market on which such Party's securities are traded ("Exchange"); or

          (iii) otherwise necessary for filing a patent application, prosecuting, maintaining, or enforcing a patent, obtaining or maintaining authorizations to conduct pre-clinical or clinical studies regarding a product, or obtaining or maintaining a registration regarding a product (provided such Party is entitled at the time to engage in such activities under this Agreement).

     Prior to disclosing the other Party's Confidential Information or Project Confidential Information under this Section 10.2(b), the disclosing Party, to the extent practicable, will give the other Party a copy of the Confidential Information to be disclosed and provide such Party a reasonable opportunity to comment on the necessity and the text of the proposed disclosure. The disclosing Party agrees to consider such comments in good faith and to reasonably avail itself of available means under the applicable law to minimize the disclosure of such Confidential Information.

     In the event that one Party reasonably concludes that a given disclosure is required by law and the other Party disagrees with the substance or extent of the disclosure, then the Party seeking such disclosure shall either (i) limit said disclosure to address the concerns of the other Party, or (ii) provide a written opinion from counsel stating that such disclosure is indeed required by law. With respect to complying with the disclosure requirements of the SEC, in connection with any required SEC filing of this Agreement, the filing Party shall seek confidential treatment of portions of this Agreement from the SEC and the other Party shall have the right to review and comment on such an application for confidential treatment prior to its being filed with the SEC. The non-filing Party shall provide its comments, if any, on such application as soon as practicable and in no event later than [**] after such application is provided to the non-filing Party.

          (c) Court Orders. Each Party may also disclose the Confidential Information of the other Party or Project Confidential Information, without such other Party's prior written consent, pursuant to an order of a regulatory authority or court of competent jurisdiction, provided that it promptly notifies the other Party of the required disclosure in order to provide such Party an opportunity to take legal action to prevent or limit such disclosure and, if asked, reasonably assists the other Party in pursuing such action.

          (d) Legal Actions. Each Party may also disclose the Confidential Information of the other Party or Project Confidential Information, without such other Party's prior written consent, as is necessary to pursue or defend against a legal or regulatory action related to this Agreement.

     10.3 Disclosure of the Terms of the Agreement. Each Party agrees that it will maintain in confidence, and not to disclose, the terms of this Agreement without the prior written consent of the other Party, except as authorized under Sections 10.2(a), 10.2(b), 10.2(c), or 10.2(d). In addition, if a Party receives a request from an authorized representative of a U.S. or foreign tax authority for a copy of the Agreement, that Party may provide a copy of the Agreement to such tax authority representative without advance notice to or the consent or cooperation of the other Party, but the disclosing Party must notify the other Party of the disclosure as soon as practical.

     10.4 Publicity about the Agreement.

          (a) Press Releases and Public Statements. If a Party desires to issue a press release or other public statement or announcement concerning this Agreement, the subject matter hereof, or the research, development or commercial results of the products hereunder, it must first obtain the other Party's written approval of the proposed release or announcement. All press releases and other publicity will conform to the publicity strategy and policy developed by the Steering Committee in accordance with Section 2.1(b)(viii). Without limiting the generality of the foregoing, each Party agrees that the other Party will have no less than [**] to review and provide comment regarding any such proposed press release or publicity, unless a shorter review time is agreed to by both Parties. Notwithstanding the foregoing, the Parties agree to the release of the press release attached hereto as Exhibit J upon full execution of this Agreement.

          (b) Use of Trademarks and Logos. Neither Party may use any trademarks, logos, or symbols associated with the other Party without the prior written permission of such other Party.

          (c) Specific Exclusions. Notwithstanding Sections 10.4(a) and 10.4(b), Genentech shall not be prohibited from making a statement regarding the development or commercialization of Genentech Licensed Product or Small Molecule Drug, and Lexicon shall not be prohibited from making a statement regarding the development or commercialization of a Lexicon Licensed Product or a Small Molecule Drug; provided that neither Party shall disclose any material term of condition or this Agreement, including any and all financial terms, except as expressly permitted under this Agreement.

     10.5 Publications. Genentech and Lexicon (as applicable, the "Publishing Party") may each publish or present data and/or results generated by or on behalf of such Publishing Party utilizing Knock-Out Mice or Progeny, subject to the prior review of the proposed disclosure by the other Party (the "Reviewing Party") solely to determine (i) whether the proposed disclosure contains Confidential Information of the Reviewing Party or Project Confidential Information or (ii) whether information contained in the proposed disclosure should be the subject of a patent application to be filed by Lexicon or Genentech prior to such disclosure. The Publishing Party shall provide the Reviewing Party with the opportunity to review any proposed abstract, manuscript or presentation which discloses the results of research conducted utilizing the Knock-Out Mice or Progeny by delivering a copy thereof to the Reviewing Party no less than [**] before its intended submission for publication or presentation. The Reviewing Party shall have [**] from its receipt of any such abstract, manuscript or presentation in which to notify the Publishing Party in writing of any specific objections to the disclosure, based on either the need to seek patent protection or concern regarding the specific disclosure of the Confidential Information of the Reviewing Party or Project Confidential Information. In the event the Reviewing Party objects to the disclosure, the Publishing Party agrees not to submit the publication or abstract or make the presentation containing the objected-to information until the Reviewing Party is given a reasonable additional period of time (not to exceed an additional [**]) to seek patent protection for any material in the disclosure which the Reviewing Party believes is patentable (subject, in all events, to Article 9: ) or, in the case of Confidential Information of the Reviewing Party, to allow the Publishing Party to delete any Confidential Information of Reviewing Party from the proposed disclosure. Each Party agrees to delete from the proposed disclosure any Confidential Information of the Reviewing Party upon request. Notwithstanding the foregoing, publication of Patent applications shall not be subject to this Section 10.5.

                 ARTICLE 11: TERM AND TERMINATION OF AGREEMENT

     11.1 Term. This Agreement commences on the Effective Date and will remain in full force and effect, unless earlier terminated as provided in this Article 11:, until the later of: (i) [**] after the last Project Gene becomes a Rejected Project hereunder; (ii) the date on which all obligations under this Agreement between the Parties with respect to the payment of milestones or royalties, or the sharing of Operating Profits (Losses), with respect to Collaboration products have passed or expired; or (iii) the date on which the Parties are no longer developing or commercializing any Collaboration Products.

     11.2 Genentech's Unilateral Right to Terminate.

          (a) In the event that Lexicon has not completed, by December 1, 2008, Advanced Phenotypic Analysis on at least seventy-five percent (75%) of the Project Genes submitted for Advanced Phenotypic Analysis by the Steering Committee pursuant to Section 3.6, except for those assays within a particular Advanced Phenotypic Panel which were selected by the Steering Committee for performance on a date following selection of the Advanced Phenotypic Panel generally and which are not completed prior to December 1, 2008 for (A) a good scientific reason existing at the time of selection of such assay and (B) despite Lexicon's exercise of Commercially Reasonable Efforts thereon, then Genentech shall have the right to terminate this Agreement, and:

          (i) Lexicon will provide Genentech, to the extent not previously provided, with a copy of all Project Patents and Know-How, Lexicon Pre-Existing Patents and Know-How, and Lexicon Product Patents and Know-How, and deliver Project Materials (to the extent not previously provided) related to such Projects;

          (ii) all licenses granted by Genentech to Lexicon shall terminate;

          (iii) all rights and licenses granted by Lexicon to Genentech shall continue;

          (iv) any Lexicon Advanced Research Protein Candidates, and all corresponding Lexicon Advanced Research Products, shall become Genentech Advanced Research Protein Candidates and Genentech Advanced Research Products, respectively; and

          (v) Genentech shall have no further payment obligations to Lexicon under this Agreement with respect to milestone payments, royalties or otherwise (notwithstanding the continuation of Genentech's rights and licenses hereunder), except for those set forth in Section 8.10.

          (b) In the event that Lexicon has completed, by December 1, 2008, Advanced Phenotypic Analysis on at least seventy-five percent (75%) of the Project Genes submitted for Advanced Phenotypic Analysis by the Steering Committee pursuant to Section 3.6 but has not completed at least ninety-five percent (95%) of such Advanced Phenotypic Analysis, except for those assays within a particular Advanced Phenotypic Panel which were selected by the Steering Committee for performance on a date following selection of the Advanced Phenotypic Panel generally and which are not completed prior to December 1, 2008 for (A) a good scientific reason existing at the time of selection of such assay and (B) despite Lexicon's exercise of Commercially Reasonable Efforts thereon, then Genentech shall have the right to terminate this Agreement, and:

          (i) Lexicon will provide Genentech, to the extent not previously provided, with a copy of all Project Patents and Know-How, Lexicon Pre-Existing Patents and Know-How, and Lexicon Products Patents and Know-How, and deliver Project Materials (to the extent not previously provided) related to such Projects;

          (ii) all licenses granted by Genentech to Lexicon shall terminate;

          (iii) all rights and licenses granted by Lexicon to Genentech shall continue;

          (iv) any Lexicon Advanced Research Protein Candidates, and all corresponding Lexicon Advanced Research Products, shall become Genentech Advanced Research Protein Candidates and Genentech Advanced Research Products, respectively; and

          (v) Genentech shall have no further payment obligations to Lexicon under this Agreement with respect to milestone payments, royalties or otherwise (notwithstanding the continuation of Genentech's rights and licenses hereunder), except for (A) those set forth in Section 8.10 and (B) those set forth in Section 8.12 with respect to only those Genentech Advanced Research Products for which Lexicon has completed Advanced Phenotypic Analysis on the corresponding Project Gene.

     11.3 Termination for Insolvency or Bankruptcy. Either Party may, by written notice, terminate this Agreement with immediate effect if the other Party:

          (i)  makes a general assignment for the benefit of creditors;

          (ii) files an insolvency petition in bankruptcy;

          (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets;

          (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or

          (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv), and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days.

     All rights and licenses granted under or pursuant to this Agreement by each Party as a licensor or sublicensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title XI, U.S. Code (the "Bankruptcy Code"), licenses (or, if applicable, sublicenses) of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that each licensee (or, if applicable, sublicensee) of such rights under this Agreement shall retain and may fully exercise all rights and elections it would have in the case of a licensor (or sublicensor) bankruptcy under the Bankruptcy Code. Each Party agrees during the term of this Agreement to create or maintain current copies, or if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property licensed or sublicensed to the other Party.

     11.4 Surviving Obligations. The rights and obligations of the Parties under
Article 1: (Definitions), Article 10: (Confidentiality), Article 12:
(Disclaimers, Representations and Warranties), Article 13: (Indemnification), and Article 15: (General Provisions) survive the termination or expiration of this Agreement. Also, termination or expiration of the Agreement shall not affect the rights and obligations of the Parties that by their nature survive, including, but not limited to, those in Article 9: (Intellectual Property Responsibilities) and, to the extent applicable, the effects of termination contained in Sections 11.2 through 11.4. The provisions of Section 8.10 and Sections 8.17 through 8.24 shall survive termination of this Agreement under
Section 11.2(a). The provisions of Sections 8.10 and 8.12 and Sections 8.17 through 8.24 shall survive termination of this Agreement under Section 11.2(b). Finally, except as specifically provided to the contrary in this Agreement, termination or expiration of the Agreement shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination or expiration and shall not relieve the Parties of any obligations accrued hereunder prior to such termination or expiration. This Section 11.4 survives the termination or expiration of this Agreement for any reason.

            ARTICLE 12: DISCLAIMERS, REPRESENTATIONS, AND WARRANTIES

     12.1 Corporate Existence and Authority. Each Party represents and warrants to the other Party that:

          (i) it is a corporation or entity duly organized and validly existing under the law of the state or country of its incorporation; and

          (ii) it has the full authority to enter into and perform all of the duties and obligations contemplated under this Agreement.

     12.2 Authorized Execution; Binding Obligation. Each Party represents and warrants to the other Party that its execution, delivery, and performance of this Agreement have been duly authorized and approved by all necessary corporate action and that this Agreement is binding, upon and enforceable against it in accordance with the Agreement's terms (subject to bankruptcy and similar laws affecting the rights of creditors generally).

     12.3 No Conflicts. Each Party represents and warrants that its execution, delivery, and performance of this Agreement:

          (i) does not, except as otherwise described in this Agreement, require the approval or consent of any Third Person, which has not already been obtained;

          (ii) does not, to the best of its knowledge, contravene any Applicable Law; and

          (iii) does not contravene the provisions of, nor constitutes a default under, its Certificate of Incorporation or bylaws or any indenture, mortgage, contract or other agreement or instrument to which it is a signatory.

     12.4 No Debarment. Each Party represents and warrants to the other that it is not debarred under the Generic Drug Enforcement Act of 1992 (the "Act") and is in compliance with the provisions of such Act. Each Party also covenants that, while this Agreement is in effect, it will comply with such Act, will not become debarred under the Act, and will not use in connection with this Agreement the services of any person debarred under such Act. Finally, upon request by the other Party, a Party will certify its compliance with the Act and this Section 12.4 in writing to such other Party. If, at any time, a Party breaches a covenant under this Section 12.4, the breaching Party shall immediately notify the other Party of such fact.

     12.5 Representations and Warranties Regarding Licenses. With regard to each license granted under this Agreement, the Party granting such license (the "Granting Party") will be deemed to represent and warrant to the other Party, at the time any such license is granted, that, to the Granting Party's Actual
Knowledge:

          (a) the Granting Party's grant of such license does not require the approval or consent of any person or entity, which has not already been obtained;

          (b) the Granting Party's grant of such license does not contravene any Applicable Law;

          (c) the Granting Party's grant of such license does not contravene the provisions of, nor constitutes a default under, the Granting Party's Certificate of Incorporation or bylaws or any indenture, mortgage, contract or other agreement or instrument to which the Granting Party is a signatory;

          (d) the Granting Party has the ability and right to grant the other Party such license;

          (e) except as previously identified in a written notice, the Granting Party has not received, nor been made aware of, any communications alleging that its practice of the licensed intellectual property rights has infringed or misappropriated (or that it, or the other Party, will infringe or misappropriate in carrying out such license) the intellectual property rights of any person or entity;

          (f) except as previously identified in a written notice, there have been no claims made against the Granting Party asserting the invalidity, abuse, misuse, or unenforceability of the licensed intellectual property rights; and

          (g) there are no outstanding encumbrances on, licenses under, or covenants-not-to-sue with respect to the licensed intellectual property rights, which, in the case of licenses or covenants not-to-sue, would conflict with the rights granted herein.

     12.6 Genentech Representation Regarding Excluded IP. [**].

     12.7 DISCLAIMER OF IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

     12.8 LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION 12.8 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY.

                           ARTICLE 13: INDEMNIFICATION

     13.1 Indemnification Obligations.

          (a) Genentech's Obligation. Genentech will defend, indemnify, and hold harmless Lexicon, its Affiliates and their respective directors, officers, shareholders, employees, and agents ("Lexicon Indemnitees"), from and against any and all liabilities, damages, losses, penalties, fines, costs, interest, and expenses, including, without limitation, reasonable attorneys' fees ("Damages"), arising from or occurring as a result of a Third Person's claim, action, suit, judgment, or settlement against a Lexicon Indemnitee that is due to or based upon:

          (i) any breach of a representation, warranty, covenant, obligation, or agreement of Genentech under this Agreement;

          (ii) any grossly negligent or more culpable act of Genentech or a Genentech Affiliate or sublicensee, or their respective directors, officers, shareholders, employees, and agents related to this Agreement; or

          (iii) the development, manufacture, marketing, sale or other disposition, offer to sell, use, importation, or exportation of a Genentech Licensed Product or other product in the Field by Genentech or Genentech's Affiliates, sublicensees, subcontractors, or customers, or the customers of Genentech's Affiliates and sublicensees (any of clauses of (i) through (iii), a "Lexicon Third Person Claim").

     However, Genentech shall not indemnify or hold harmless Lexicon Indemnitees from Damages from a Lexicon Third Person Claim to the extent that such Damages are finally determined to have resulted from the acts or omissions of a Lexicon Indemnitee or Third Person. Genentech's obligations under this Section 13.1(a) shall survive the expiration or termination of this Agreement for any reason.

          (b) Lexicon's Obligation. Lexicon will defend, indemnify, and hold harmless Genentech, its Affiliates and their respective directors, officers, shareholders, employees and agents ("Genentech Indemnitees"), from and against any and all Damages arising from or occurring as a result of a Third Person's claim, action, suit, judgment, or settlement against a Genentech Indemnitee that is due to or based upon:

          (i) any breach of a representation, warranty, covenant, obligation, or agreement of Lexicon under this Agreement;

          (ii) any grossly negligent or more culpable act of Lexicon or a Lexicon Affiliate or sublicensee, or their respective directors, officers, shareholders, employees, and agents related to this Agreement; or

          (iii) the development, manufacture, marketing, sale or other disposition, offer to sell, use, importation, or exportation of a Small Molecule Drug, Lexicon Licensed Product, Genentech Phase II Opted Product for which Lexicon has not exercised its Opt-Out under Section 4.8, or other product in the Field by Lexicon, Lexicon's Affiliates, Lexicon Product Licensees, subcontractors, or customers, or the customers of Lexicon's Affiliates and Lexicon Product Licensees (any of clauses (i) through (iii), a "Genentech Third Person Claim").

     However, Lexicon shall not indemnify or hold harmless Genentech Indemnitees from Damages from a Genentech Third Person Claim to the extent that such Damages are finally determined to have resulted from the acts or omissions of a Genentech Indemnitee or Third Person. Lexicon's obligations under this Section 13.1(b) shall survive expiration or termination of this Agreement for any reason.

     13.2 Indemnification Procedures.

          (a) Notice. Promptly after a Genentech Indemnitee or a Lexicon Indemnitee (each, an "Indemnitee") receives notice of a pending or threatened Lexicon Third Person Claim or Genentech Third Person Claim, as the case may be (an "Action"), such Indemnitee shall give written notice of the Action to the Party to whom the Indemnitee is entitled to look for indemnification pursuant to this Article 13: (the "Indemnifying Party"). However, an Indemnitee's delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

          (b) Defense. Upon receipt of notice under Section 13.2(a) from the Indemnitee, the Indemnifying Party will have the duty to either to compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee), such Action. The Indemnifying Party will promptly (and in any event not more than [**] after receipt of the Indemnitee's original notice) notify the Indemnitee in writing of its intention to either compromise or defend such Action. Once the Indemnifying Party notifies the Indemnitee of its election to assume the defense of an Action, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee's reasonable costs of investigation and cooperation. However, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of an Action (and the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such counsel) if:

          (i) the use of the counsel chosen by the Indemnifying Party would present such counsel with a conflict of interest;

          (ii) the actual or potential defendants in, or targets of, such Action include both the Indemnifying Party and the Indemnitee, and the Indemnitee reasonably concludes that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Action on the Indemnitee's behalf);

          (iii) the Indemnifying Party does not employ counsel satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after the Indemnitee's notice of such Action;

          (iv) the Indemnifying Party denies or fails to timely admit its obligation to defend and indemnify the Action; or

          (v) in the reasonable opinion of counsel to the Indemnitee, the claim could result in the Indemnitee becoming subject to injunctive relief or relief other than the payment of Damages that could have a materially adverse effect on the ongoing business of the Indemnitee.

          (c) Cooperation. The Indemnitee shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of an Action. The

Indemnifying Party will keep the Indemnitee informed on a reasonable and timely basis as to the status of such Action (to the extent the Indemnitee is not participating jointly in the defense of such Action) and conduct the defense of such Action in a prudent manner.

          (d) Settlement. If an Indemnifying Party assumes the defense of an Action, no compromise or settlement of such Action may be effected by the Indemnifying Party without the Indemnitee's written consent (which consent shall not be unreasonably withheld or delayed), unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnitee's rights under this Agreement are not adversely affected. In any event, the Indemnitee shall have no right to settle any such Action without the prior written consent of the Indemnifying Party, unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnifying Party, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitee, and (iii) the Indemnifying Party's rights under this Agreement are not adversely affected; any settlement under this Section 13.2(d) without the prior written consent of the Indemnifying Party shall relieve the Indemnifying Party of its obligations under this Article 13: .

     13.3 Insurance.

          (a) During the term of this Agreement, each Party shall maintain an ongoing basis, Commercial General Liability ("CGL") insurance, including contractual liability and completed operations insurance, in the minimum amount of [**] per occurrence and [**] annual aggregate combined single limit for bodily injury and property damage liability; provided that Lexicon may satisfy such requirement by maintaining a combination of CGL insurance and umbrella insurance in such combined per occurrence and aggregate amounts. Within [**] of the Effective Date, the Parties shall provide one another with their respective certificates of such insurance. The aggregate deductible under CGL shall be reasonably satisfactory to the other Party. The insurance policy shall be an occurrence or claims-made form, but if only on a claims made form, the insurance coverage shall be maintained for at least [**] following completion of the work performed under this Agreement.

          (b) Commencing not later than [**] prior to the first use in humans of the first potential Genentech Licensed Product and thereafter for the period of time required below, Genentech shall obtain and maintain on an ongoing basis products Liability insurance (including contractual liability and advertising and copyright liability), with a reputable carrier, in the amount of at least [**] per occurrence and annual aggregate combined single limit for bodily injury and property damage liability. No later than [**] prior to the first use in humans of the first potential Genentech Licensed Product with respect to the product liability insurance coverage, Genentech shall provide to Lexicon a certificate evidencing all such coverage required hereunder. Thereafter Genentech shall maintain such products liability insurance coverage without interruption during the term of this Agreement and for a period of at least [**] after the expiration or termination of the term, except as provided under the next paragraph below.

          (c) Commencing not later than [**] prior to the first use in humans of the first potential Lexicon Licensed Product, or Genentech Phase I Opted Product or Genentech Phase II

Opted Product for which Lexicon has not exercised its Lexicon Opt-Out, and thereafter for the period of time required below, Lexicon shall obtain and maintain on an ongoing basis products liability insurance (including contractual liability and advertising and copyright liability), with a reputable carrier, in the amount of at least [**] per occurrence and annual aggregate combined single limit for bodily injury and property damage liability. No later than [**] prior to the first use in humans of the first potential Lexicon Licensed Product with respect to the product liability insurance coverage, Lexicon shall provide to Genentech a certificate evidencing all such coverage required hereunder. Thereafter Lexicon shall maintain such products liability insurance coverage without interruption during the term of this Agreement and for a period of at least [**] after the expiration or termination of the term, except as provided under the next paragraph below.

          (d) In addition, the Parties agree with respect to (a), (b) and (c) above that:

          (i) The Parties shall use Commercially Reasonable Efforts to name each other as an additional insured under their respective CGL and products liability insurance;

          (ii) Each of the above insurance policies shall be primary insurance as respects each Party's participation under this Agreement; and

          (iii) Each of the above insurance coverage shall be maintained with an insurance company or companies having an A.M. Best rating of "A" or better.

                         ARTICLE 14: DISPUTE RESOLUTION

     14.1 Internal Resolution. The Parties shall attempt to settle any dispute, controversy or claim arising out of or relating to the validity, enforceability or performance of this Agreement, including disputes relating to alleged breach or termination of this Agreement but excluding any determination as to the validity of the Parties' patents (hereinafter, the "Dispute"), in accordance with the provisions of this Section 14.1. The Parties have entered into the Agreement in good faith and in the belief that it is mutually advantageous to them. It is with that same spirit of cooperation that they pledge to attempt to resolve any Dispute amicably. Accordingly, the Parties agree that if any Dispute should arise, it shall be referred to a member of senior management from each of the Parties and from any sublicensee (if any).

     14.2 Arbitration. Should the senior management be unable to resolve the dispute, any controversy, dispute or claim which may arise out of or in connection with this Agreement, or the breach, termination or validity thereof, shall be settled by final and binding arbitration pursuant to the Arbitration Rules of the American Arbitration Association as hereinafter provided:

          (a) The arbitration tribunal shall consist of three (3) arbitrators. Each Party shall nominate in the request for arbitration and the answer thereto one (1) arbitrator and the two (2) arbitrators so named will then jointly appoint the third arbitrator as chairman of the arbitration tribunal. If one Party fails to nominate its arbitrator or, if the parties' arbitrators cannot agree on the person to be named as chairman within [**], the President of the American Arbitration Association shall make the necessary appointments for arbitrator or chairman.

          (b) The place of arbitration shall be in a neutral location (i.e., not California or Texas) to be decided by the Party not initiating such arbitration, and the arbitration proceedings shall be held in English. The procedural law of the State of Delaware shall apply where the said Arbitration Rules are silent.

          (c) The decision of the arbitration tribunal must be in writing and must specify the basis on which the decision was made, and the award of the arbitration tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for juridical acceptance of such an award and order of enforcement.

                             ARTICLE 15: ASSIGNMENT

     15.1 Assignment Generally.

          (a) Neither Party may assign this Agreement (nor any part thereof) without the prior written consent of the other Party. Notwithstanding the foregoing but subject to Sections 5.8(c) and 15.2, if either Party is a party to a merger or acquisition and it will not be the surviving entity of such transaction, such Party may assign, without the other Party's prior written consent (but with [**] prior written notice to the other Party) all of its rights and obligations hereunder to the surviving or new entity resulting from such merger or acquisition so long as the surviving or new entity expressly agrees in writing to assume all obligations of such Party under this Agreement.

          (b) Any attempted assignment of this Agreement, other than as allowed in this Section 15.1, will be of no force or effect. Subject to the provisions set forth in this Section 15.1, this Agreement will be binding upon and will inure to the benefit of the successors and permitted assigns of the Parties.

     15.2 Purchase of Lexicon's Share of Operating Profits (Losses) Upon Assignment.

          (a) Upon any proposed assignment of this Agreement by Lexicon permitted by Section 15.1 or Change of Control of Lexicon, Lexicon shall deliver written notice thereof to Genentech (the "Sale Notice") at least [**] prior to the planned effective date of such permitted assignment. [**] (each a Sale Price") [**] Lexicon's share of Operating Profits (Losses) with respect to each Genentech IND Opted Product and Genentech Phase II Opted Product (each a "Purchase Option"). A Sale Notice shall be Lexicon Confidential Information.

          (b) Within [**] of Genentech's receipt of the Sale Notice [**], Genentech shall deliver written notice to Lexicon identifying [**].

          (c) On the date that is [**] after Genentech's receipt of the Sale Notice [**], for those Genentech IND Opted Products and Genentech Phase II Opted Products for which Genentech:

          (i) [**], then (A) Genentech shall pay the applicable Sale Price to Lexicon and (B) any and all rights granted to Lexicon (or, if applicable, its permitted assignee) under this Agreement with respect to such Genentech IND Opted Products and/or Genentech Phase II Opted Products shall immediately terminate, including any right of further participation in Operating Profits (Losses) as set forth in Section 8.14 or receive any other monies, whether royalties, milestones or otherwise;

          (ii) [**] then: (A) Lexicon shall pay to Genentech (x) [**] for Genentech Phase II Opted Products which are neither [**] Products nor [**] Products, (y) [**] for Genentech Phase II Opted Products which are either [**] Products or [**] Products and (z) [**] for Genentech IND Opted Products; and (B) such Genentech Phase II Opted Product and Genentech IND Opted Products shall revert to Lexicon Advanced Research Products and all rights held by Genentech hereunder with respect to such Genentech Phase II Opted Products and Genentech IND Opted Products shall terminate (including the right to receive further payments from Lexicon pursuant to Article 8); and

          (iii) agrees to maintain the sharing of Operating Profits (Losses), Operating Profits (Losses) shall continue to be shared as set forth in this Agreement.

          (d) [**], the selling Party under this Section 15.2 shall use Commercially Reasonable Efforts to transfer to the purchasing Party (to the extent applicable), any technology, materials, data and regulatory filings so as to fully enable the purchasing Party to develop and commercialize the applicable Collaboration Products. Without limiting the generality of the foregoing, to the extent not already done so and applicable, the selling Party agrees to use Commercially Reasonable Efforts to transfer to the purchasing Party all Lexicon Pre-Existing Know-How, Project Know-How, Restricted Rights Know-How and Lexicon Product Know-How, including any preclinical data, clinical data, assays and associated materials, protocols, procedures and any other information in the selling Party's possession or control, necessary or useful to continue or initiate pre-clinical or clinical development, or in seeking Regulatory Approval, of such Genentech IND Opted Product or Genentech Phase II Opted Product. If applicable, upon the purchasing Party's request the selling Party shall assign to the purchasing Party (i) all applications and filings made with the FDA with respect to such Genentech IND Opted Product or Genentech Phase II Opted Product, including any IND and orphan drug designations, (ii) all agreements related to the conduct of any clinical trial with respect to such Genentech IND Opted Product or Genentech Phase II Opted Product, and (iii) all agreements related to the manufacture, supply or distribution of clinical supplies of such Genentech IND Opted Product or Genentech Phase II Opted Product. Upon exercise of the Sale Option, all Genentech Trademark(s) which are specifically and solely related to the Genentech IND Opted Product or Genentech Phase II Opted Product as to which the Sale Option applies, and the goodwill associated therewith, shall be assigned to Lexicon.

          (e) [**].

     15.3 Treatment of Intellectual Property Rights of Acquiring or Acquired Party. Notwithstanding anything in this Agreement to the contrary, Patents and Know-How (i) initially owned or controlled by a Third Person, (ii) developed independent of this Agreement and any Confidential Information, and (iii) which become owned or controlled by a Party as a result of such Party acquiring ownership or control of such Patents and Know-How in connection with the acquisition of all or substantially all of such Third Person's outstanding voting equity or assets ("Acquired Patents and Know-How"), shall not become subject to rights and obligations set forth in this Agreement; provided that, to foregoing exclusion shall not apply to Acquired Patents and Know-How that specifically relate to either a Genentech IND Opted Product or Genentech Phase II Opted Product or that would be infringed by the making, using, selling, offering for sale, or import of a Genentech IND Opted Product or Genentech Phase II Opted Product.

                         ARTICLE 16: GENERAL PROVISIONS

     16.1 Common Information Technology. In order to facilitate efficient communication between Genentech and Lexicon regarding the Projects, the Parties agree to establish and maintain a secure communication link between Genentech and Lexicon and work together to identify and support hardware, software, and services, in accordance with Genentech's platforms and technology architecture, appropriate for the sharing of Project information. Each Party shall bear its own costs of identifying, acquiring, operating, and maintaining such hardware, software, and services.

     16.2 Legal Compliance. Each Party will comply with all Applicable Laws in the performance of its obligations or the exercise of its rights hereunder. In addition, each party will do all other acts, as may be necessary or appropriate to assist the other party under its obligations to comply with all accounting and reporting requirements in effect at that time.

     16.3 Independent Contractors. It is understood and agreed that the Parties are independent contractors and are engaged in the operation of their own respective businesses, and neither Party is to be considered the agent of the other Party or to have a fiduciary responsibility to such other Party for any purpose whatsoever. The rights and obligations of each Party under this Agreement do not constitute the formation of a partnership for federal, state, or any other tax purpose. Each Party shall file all income tax returns consistent with that position. Neither Party will have any authority to enter into any contracts or assume any obligations for the other Party nor make any warranties or representations on behalf of that other Party.

     16.4 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, will be construed under and governed by the laws of the State of Delaware exclusive of its conflicts of laws principles.

     16.5 Entire Agreement. This Agreement, including all Exhibits, Schedules and attachments hereto, constitutes the entire agreement between Lexicon and Genentech with respect to the subject matter hereof, and all previous or other negotiations, representations and understandings with respect to the subject matter hereof between Lexicon and Genentech, including without limitation, the Original Agreement and First Restated Agreement, are superceded as of the Effective Date. This Agreement has been prepared jointly and will not be strictly construed against either Party.

     16.6 Severability. All rights and restrictions contained herein may be exercised and will be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement, not essential to the commercial purpose of this Agreement, will be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions, or portions thereof, will remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement will be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid, or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, the Parties will promptly negotiate a suitable resolution (potentially even termination of the Agreement) in good faith.

     16.7 Force Majeure. Any delays in, or failure of, performance of any obligations of a Party will not constitute a default hereunder or give rise to any claim for damages, if, and to the extent, caused by Force Majeure. The Party asserting this Section 16.7 will promptly notify the other Party of the event constituting Force Majeure, of all relevant details of the occurrence, and an estimate of how long such Force Majeure event shall continue. The affected Party will also take reasonable and diligent actions to cure such cause, and the Parties will consult with each other in order to find a fair solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

     16.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     16.9 Notices. All notices, statements, and reports required to be given under this Agreement will be in writing, delivered in person, via registered or certified mail postage prepaid, or through a professional courier service (e.g., FedEx or DHL), and addressed as follows:

     To Lexicon:                     To Genentech:
     Lexicon Genetics Incorporated   Genentech, Inc.
     8800 Technology Forest Place    1 DNA Way
     Woodlands, TX 77381-1160        South San Francisco, California 94080
     Fax: (281) 863-8088             Fax: (650) 467-9146
     Phone: (281) 863-3000           Phone: (650) 225-1000
     Attn: President, CEO            Attn: Corporate Secretary

     With a copies to:               With a copy to:
     General Counsel and             Vice President, Research and
     Chief Financial Officer         Vice President, Business Development

     Notice will be deemed to have been given when delivered if personally delivered on a business day, on [**] after dispatch if sent by a professional courier, and on [**] following the date of mailing if sent by registered or certified mail. A Party may change the address to which notices to such Party are to be sent by giving written notice to the other Party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above, by facsimile or e-mail, provided that the Party giving such notice obtains acknowledgment by facsimile or e-mail that such notice has been received by the Party to be notified. Notices made in this manner will be deemed to have been given when such acknowledgment has been transmitted.

     16.10 Waiver. The failure of either Party to enforce any provision of this Agreement at any time will not be construed as a present or future waiver of such provision or any other provision of this Agreement. The written waiver by either Party, pursuant to this Section 16.10, of any provision or requirement hereunder will neither be deemed nor operate as a future waiver of such or any other provision or requirement.

     16.11 Modifications. No amendment, waiver or modification of this Agreement will be valid or binding on either Party unless made in writing and signed by duly authorized representatives of both Parties.

     16.12 Interpretation. All headings and captions used in this Agreement are for convenience only, and are not intended to have any substantive effect. This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word "including" shall be deemed to be followed by the phrase "without limitation." In the event of any conflict between this Agreement and any Exhibits, Schedules or other attachments hereto,, the terms and conditions of this Agreement shall control.

     16.13 No Implied Licenses. Except as specifically provided for in this Agreement, neither Party grants, expressed or implied, any license to the other Party under this Agreement.

     16.14 No Third Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Third Person other than the Parties and their respective successors and permitted assigns.

     16.15 R&D Tax Credits. To the extent permitted by Applicable Law, Genentech will be entitled to any tax credits due on account of research and development expenses it pays to Lexicon under this Agreement.

     16.16 Responsible for Sublicensees. If a Party sublicenses to another person any of the rights it received under this Agreement from the other Party, such Party agrees to remain responsible to other Party for the performance and compliance of such sublicensee with all obligations under this Agreement that apply to such sublicensee.

     16.17 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all other acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

                                    * * * * *

     IN WITNESS WHEREOF, each Party has executed this Agreement by its respective, duly authorized officer as of the day and year herein written.

GENENTECH, INC.                         LEXICON GENETICS INCORPORATED


-------------------------------------   ----------------------------------------
By: David Ebersman                      By: Arthur T. Sands
Title: SVP & CFO                        Title: President and CEO

                                    EXHIBIT A

        Comprehensive Therapeutic Protein Discovery & Validation Program

                 First Pass Phenotypic Analysis of Project Genes

                                      [**]

                                    EXHIBIT B

                              SUBLICENSE AGREEMENT

     THIS SUBLICENSE AGREEMENT (this "Agreement") is made and entered into this seventeenth (17th) day of December, 2002 (the "Effective Date") by and between LEXICON GENETICS INCORPORATED, a Delaware corporation ("Lexicon"), and GENENTECH, INC., a Delaware corporation ("Genentech").

                                    RECITALS:

     WHEREAS, Lexicon holds a license from GenPharm International Inc. ("GenPharm") under certain Patent Rights (as defined herein) relating to the use of "isogenic DNA constructs" in gene targeting for the generation of transgenic and knock-out mice, and has the right to grant sublicenses under said Patent Rights; and

     WHEREAS, Genentech desires to obtain from Lexicon, and Lexicon desires to grant to Genentech, a sublicense under the Patent Rights in the Field of Use upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1. DEFINITIONS. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

          1.1 "Academic Collaborator" shall mean a principal investigator, employed by a university or other not-for-profit academic research institution, who is performing collaborative research with or sponsored research for Genentech involving use of a Mutant Mouse or Progeny.

          1.2 "Contract Service Provider" shall mean any Third Party that enters into an agreement with Genentech providing for the performance of services for Genentech, on a fee-for-service basis, relating to [**] of Mutant Mice or Progeny.

          1.3 "Field of Use" shall mean (i) the generation and development of Mutant Mice by Genentech at its internal research facilities and (ii) the use of Mutant Mice and Progeny, including the breeding thereof, by Genentech and, subject to the terms and conditions of Sections 2.2 and 2.3, by Genentech's Academic Collaborators and Contract Service Providers, at the internal research facilities of Genentech, such Academic Collaborators or Contract Service Providers, in each case for research purposes only, including research directed toward the discovery, development and commercialization of human therapeutic and diagnostic products. The Field of Use shall specifically exclude (i) the development of a library of mouse embryonic stem cells, (ii) the sale, lease or other transfer for consideration of any Mutant Mouse or Progeny, (iii) the use of any Mutant Mouse or Progeny for consideration (including, without limitation, use of any Mutant

     Mouse or Progeny in contract testing services) and (iv) the generation, development, manufacture or importation of any Mutant Mouse or Progeny for any of the foregoing. The Field of Use shall further exclude the generation, development and use of (i) any transgenic mouse containing unrearranged human immunoglobulin DNA or inactivated murine immunoglobulin DNA, (ii) any mouse as a model for Alzheimer's disease based upon
     (beta)-amyloid precursor protein coded for by the App gene or mutated forms thereof, (iii) any immunomodified mouse model for the study of transplanted human cells or (iv) any transgenic immunomodified mouse for use in studies of human allergenicity of non-therapeutic proteins or peptides and in research directed toward the development of non-therapeutic proteins or peptides that demonstrate a reduction in human allergenicity (for purposes of which, "non-therapeutic proteins or peptides" shall mean proteins or peptides for use in cosmetic, cleaning and other non-therapeutic consumer products).

          1.4 "Mutant Mouse" shall mean any mouse cell or mouse generated or developed by Genentech through use of any product or process covered by a Valid Claim of the Patent Rights. As used herein, a "line of Mutant Mice" shall mean all mouse cells and mice with a mutation in the same gene.

          1.5 "Patent Rights" shall mean all of Lexicon's rights and interests in and to [**] (i) the United States patents and patent applications listed in Exhibit A, (ii) any patents issuing from such patent applications, (iii) any continuations, continuations-in-part, divisionals, reissues, reexaminations or extensions of any of the foregoing, and (iv) all foreign counterparts of any of the foregoing.

          1.6 "Progeny" shall mean any mouse cells or mice, including successive generations thereof, that are produced or developed by Genentech, its Academic Collaborators or Contract Service Providers by breeding a Mutant Mouse with any other mouse (including, without limitation, any other Mutant Mouse); provided, however, that Progeny shall not include, and the rights and licenses granted under this Agreement shall not extend to, any mouse cell or mouse that is produced or developed by breeding a Mutant Mouse with any mouse, other than another Mutant Mouse, that contains a mutation in its genome which was generated or developed, or whose progenitors include a mouse containing such mutation which was generated or developed, through use of any product or process covered by a Valid Claim of the Patent Rights.

          1.7 [**] shall mean any [**]; provided, however, that [**] specifically excludes [**].

          1.8 "Third Party" shall mean any person or entity other than Lexicon and Genentech.

          1.9 "Valid Claim" shall mean a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal.

     2. GRANT OF SUBLICENSE AND RELEASE.

          2.1 Subject to the terms and conditions of this Agreement, Lexicon hereby grants to Genentech, during the term of this Agreement, a worldwide, royalty-free, non-exclusive right and sublicense under the Patent Rights in the Field of Use, to the extent not prohibited by other patents, (i) to make (but not have made) up to a total of [**] lines of Mutant Mice per calendar year during the term of this Agreement, and (ii) to breed and use such Mutant Mice and Progeny. Nothing in this Agreement shall be construed to confer upon Genentech any rights under the Patent Rights outside the Field of Use.

          2.2 Genentech shall have the right to transfer Mutant Mice and Progeny to Academic Collaborators subject to the terms and conditions of this
     Section 2.2. Any such transfer shall be made pursuant to a material transfer agreement or other agreement containing terms relating to the transfer of such material that expressly (i) prohibit the use of such Mutant Mice and Progeny thereof for any purpose other than such Academic Collaborator's collaborative research with Genentech in the Field of Use and (ii) prohibit the transfer of such Mutant Mice or Progeny thereof by such Academic Collaborator to any Third Party.

          2.3 Genentech shall have the right to transfer Mutant Mice and Progeny to Contract Service Providers subject to the terms and conditions of this
     Section 2.3. Any such transfer shall be made pursuant to a material transfer agreement or other agreement containing terms relating to the transfer of such material that expressly (i) prohibits the use of such Mutant Mice and Progeny thereof for any purpose other than such Contract Service Provider's performance of services for Genentech, on a fee-for-service basis, relating to [**] of Mutant Mice or Progeny, (ii) prohibits the transfer of such Mutant Mice or Progeny thereof by such Contract Service Provider to any Third Party, and (iii) obligates such Contract Service Provider to return or destroy such Mutant Mice or Progeny upon the completion of its services for Genentech.

          2.4 Genentech shall not assert or enforce against Lexicon any claims of an issued patent arising from the use by Genentech, its Academic Collaborators or Contract Service Providers of a Mutant Mouse or Progeny, to the extent, but only to the extent, any such assertion or enforcement would, absent a license from Genentech, prevent Lexicon from using or permitting others to use, [**] for research purposes directed towards the discovery, identification, selection or characterization of [**], any transgenic or knockout mouse or phenotypic data derived therefrom.

          2.5 Nothing in this Agreement shall be construed to confer upon Genentech any rights, by implication, estoppel or otherwise, to any patent, technology or intellectual property of Lexicon or any other entity other than the Patent Rights, regardless of whether such intellectual property rights shall be dominant or subordinate to any Patent Rights.

          2.6 Genentech shall be responsible for all development activities related to the generation of Mutant Mice and use of the Patent Rights, including the compliance with Third Party patent rights.

     3. LICENSE FEE.

          3.1 For the rights, privileges and sublicense granted hereunder, Genentech shall pay Lexicon a license fee of [**], payable within [**] of the Effective Date.

          3.2 All payments due hereunder shall be paid in full, without deduction of taxes or other fees that may be imposed by any government.

          3.3 Any payments by Genentech to Lexicon that are not paid on or before [**] the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at one and one half percent (1.5%) per month, calculated on the total number of days payment is delinquent.

          3.4 Payments to be made by Genentech to Lexicon under this Agreement shall be payable in United States dollars and shall be paid by check delivered to Lexicon at its principal office at The Woodlands, Texas or bank wire transfer in immediately available funds to such bank account in the State of Texas as is designated in writing by Lexicon from time to time.

     4. REPORTS AND RECORDS. Within thirty (30) days after the end of each calendar year, Genentech shall deliver to Lexicon a true and accurate written report listing the number of lines of Mutant Mice made by Genentech during such year, and certifying that Genentech has complied with its obligations under this Agreement.

     5. INFRINGEMENT OF PATENT RIGHTS. Lexicon shall have the exclusive right, but shall not be obligated, to prosecute any infringements of the Patent Rights. The total cost of any such infringement action commenced or defended by Lexicon shall be borne by Lexicon, and Lexicon shall keep any recovery or damages for past infringement derived therefrom.

     6. INDEMNIFICATION AND LIMITATION OF LIABILITY.

          6.1 Genentech shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Lexicon and its directors, officers, employees and affiliates harmless from and against all claims, proceedings, demands, liabilities and losses of any kind whatsoever that are brought by a Third Party, including legal expenses and reasonable attorneys' fees, arising out of, based upon or resulting from the use of the Patent Rights hereunder [**] or the use, testing, marketing or sale of human therapeutic or diagnostic products by Genentech, its Academic Collaborators or Contract Service Providers, except to the extent that such claims, proceedings, demands, liabilities and losses result from Lexicon's gross negligence or willful misconduct.

          6.2 Indemnification Procedures.

               (a) Notice. Promptly after a Genentech Indemnitee or a Lexicon Indemnitee (each, an "Indemnitee") receives notice of a pending or threatened Lexicon Third Person Claim or Genentech Third Person Claim, as the case may be (an "Action"), such Indemnitee shall give written notice of the Action to the Party to whom the Indemnitee is entitled to look for indemnification pursuant to this Article 12 (the "Indemnifying Party"). However, an Indemnitee's delay in providing or failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

               (b) Defense. Upon receipt of notice under Subsection (a) from the Indemnitee, the Indemnifying Party will have the duty to either to compromise or defend, at its own expense and by counsel (reasonably satisfactory to Indemnitee), such Action. The Indemnifying Party will promptly (and in any event not more than twenty (20) days after receipt of the Indemnitee's original notice) notify the Indemnitee in writing of its intention to either compromise or defend such Action. Once the Indemnifying Party notifies the Indemnitee of its election to assume the defense of an Action, the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee's reasonable costs of investigation and cooperation. However, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of an Action (and the Indemnifying Party shall bear the reasonable fees, costs, and expenses of such counsel) if:

               (i) the use of the counsel chosen by the Indemnifying Party would present such counsel with a conflict of interest;

               (ii) the actual or potential defendants in, or targets of, such
                    Action include both the Indemnifying Party and the Indemnitee, and the Indemnitee reasonably concludes that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Action on the Indemnitee's behalf);

               (iii) the Indemnifying Party does not employ counsel satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after the Indemnitee's notice of such Action;

               (iv) the Indemnifying Party denies or fails to timely admit its obligation to defend and indemnify the Action; or

               (v) in the reasonable opinion of counsel to the Indemnitee, the claim could result in the Indemnitee becoming subject to injunctive relief or relief other than the payment of Damages that could have a materially adverse effect on the ongoing business of the Indemnitee.

               (c) Cooperation. The Indemnitee shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of an Action. The Indemnifying Party will keep the Indemnitee informed on a reasonable and timely basis as to the status of such Action (to the extent the Indemnitee is not participating jointly in the defense of such Action) and conduct the defense of such Action in a prudent manner.

               (d) Settlement. If an Indemnifying Party assumes the defense of an Action, no compromise or settlement of such Action may be effected by the Indemnifying Party without the Indemnitee's written consent (which consent shall not be unreasonably withheld or delayed), unless
          (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnitee's rights under this Agreement are not adversely affected. In any event, the Indemnitee shall have no right to settle any such Action without the prior written consent of the Indemnifying Party, unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnifying Party, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitee, and (iii) the Indemnifying Party's rights under this Agreement are not adversely affected; any settlement under this Subsection (d) without the prior written consent of the Indemnifying Party shall relieve the Indemnifying Party of its obligations under this Article 12.

          6.3 Lexicon warrants to Genentech that it has the lawful right to grant the rights and licenses set forth in this Agreement. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LEXICON AND ITS DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LEXICON THAT THE PRACTICE BY GENENTECH OF THE SUBLICENSE RIGHTS GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL EITHER PARTY OR ITS DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER THEY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

     7. TERM AND TERMINATION.

          7.1 This Agreement shall become effective on the Effective Date and shall remain in effect until the expiration of the last-to-expire patent included within the Patent Rights.

          7.2 Upon any material breach or default of this Agreement by Genentech (including, but not limited to, breach or default under Section 2.1 or use of the Patent Rights outside of the Field of Use), Lexicon shall have the right to terminate this Agreement and the rights, privileges and sublicense granted hereunder, effective on [**] written notice, unless Genentech shall have cured any such material breach or default prior to the expiration of such [**] period.

          7.3 If Genentech shall liquidate, dissolve, file a voluntary petition in bankruptcy, be adjudicated a bankrupt, make a general assignment for the benefit of creditors, admit in writing that it is insolvent or fail to discharge within [**] an involuntary petition in bankruptcy filed against it, this Agreement shall terminate upon written notice by Lexicon.

          7.4 No termination of this Agreement shall be construed to release either party from any obligation that matured prior to the effective date of such termination. The provisions of Sections 2.4, 2.5, 4, 5, 6, 7.4, 9, 11, 12 and 13 shall survive any termination of this Agreement.

     8. EXPORT CONTROLS. Genentech acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the relevant agency of the United States Government and/or written assurances by Genentech that Genentech shall not export data or commodities to certain foreign countries without prior approval of such agency. Lexicon does not represent that a license shall not be required nor that, if required, it shall be issued.

     9. CONFIDENTIALITY OF TERMS; PUBLICITY. The terms of this Agreement shall be treated as confidential and shall not be disclosed to anyone except for the parties' respective employees, consultants, agents and attorneys assisting in the review and negotiation of this Agreement who have a need to know the terms of this Agreement and have an obligation to keep such terms confidential, or such other attorneys or agents who are performing due diligence on either party and who are under an implied obligation of confidentiality, without the written permission of the other party; provided that each party may disclose that Genentech has obtained a sublicense under the Patent Rights hereunder. If either party desires to release a public announcement relating to this Agreement, it shall first allow the other party to approve in writing such proposed announcement; provided that such approval shall not be unreasonably withheld or delayed.

     10. ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party; provided, however, that Lexicon may, without such consent, assign its rights and obligations under this Agreement (i) to any affiliate or (ii) in connection with a merger, consolidation or sale of its assets to a Third Party; provided, however, that Lexicon's rights and obligations under this Agreement shall be assumed by its successor in interest in any such merger, consolidation or sale of assets transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

     11. DISPUTE RESOLUTION. If any controversy or claim should arise under this Agreement, the matter shall be referred to an individual designated by the Chief Executive Officer (or equivalent position) of Lexicon and an individual designated by the Chief Executive Officer (or equivalent position) of Genentech (the "Representatives"), who will attempt in good faith to resolve such controversy or claim promptly by negotiations. If the matter has not been resolved within [**] of the first meeting of the Representatives of the parties (which period may be extended by mutual agreement) concerning such matter, the parties shall be free to pursue all available recourse both at law and in equity.

     12. PAYMENTS, NOTICES AND OTHER COMMUNICATIONS. Any payments, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, return receipt requested, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of Genentech:

Genentech, Inc.
1 DNA Way
South San Francisco, California 94080
Attention: Corporate Secretary
cc: Vice President of Research

In the case of Lexicon:

Lexicon Genetics Incorporated
8800 Technology Forest Place
The Woodlands, Texas 77381
Attention: President
cc: Vice President, Intellectual Property

     13. MISCELLANEOUS.

          13.1 Entire Agreement. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties.

          13.2 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     The parties shall thereafter in good faith amend this Agreement to provide for an acceptable provision to replace such invalid or unenforceable provision.

          13.3 No Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

          13.4 Governing Law. All disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

          13.5 No Trademark Rights. Except as otherwise provided herein or agreed to in advance in writing, no right, express or implied, is granted by this Agreement to a party to use in any manner the names "Lexicon" or "Genentech," or any other trade name or trademark of a party or the names of any employees thereof, for any purpose.

          13.6 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

          13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13.8 Independent Contractors. The relationship between Lexicon and Genentech is that of independent contractors. Lexicon and Genentech are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Lexicon shall have no power to bind or obligate Genentech in any manner, other than as is expressly set forth in this Agreement. Likewise, Genentech shall have no power to bind or obligate Lexicon in any manner other than is expressly set forth in this Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

                                        "GENENTECH"

                                        GENENTECH, INC.


                                        By:
                                            ------------------------------------
                                            Arthur D. Levinson
                                            Chief Executive Officer


                                        "LEXICON"

                                        LEXICON GENETICS INCORPORATED


                                        By:
                                            ------------------------------------
                                            Arthur T. Sands, M.D., Ph.D.
                                            President and
                                            Chief Executive Officer

                                   APPENDIX A

                                  PATENT RIGHTS

ISOGENIC DNA

U.S. Patent No. 5,789,215 issued August 4, 1998 entitled "Gene Targeting in Animal Cells Using Isogenic DNA Constructs"

                                    EXHIBIT C

                                 NOTE AGREEMENT

     THIS NOTE AGREEMENT is entered into as of December 17, 2002 (this "Note Agreement"), between LEXICON GENETICS INCORPORATED, A Delaware corporation (herein called "Borrower"), and GENENTECH, INC., a Delaware corporation (herein called "Lender").

     1. COMMITMENT. Subject to all the terms and conditions of this Note Agreement and prior to the termination of its commitment as hereinafter provided, Lender hereby agrees to make a loan (the "Loan"), up to an aggregate principal amount not to exceed $4,000,000, pursuant to Article 7.14 of the Collaboration and License Agreement dated as of the date hereof, between Borrower and Lender (the "Collaboration Agreement"). The Loan shall become available to Borrower on or before December 31, 2002. The Loan shall be evidenced by a convertible promissory note, in the form of the Convertible Promissory Note attached as Exhibit A hereto and incorporated herein by this reference (the "Note"), which Note shall reflect the date of payment of the Loan (the "Effective Date"). The Loan will be advanced to Borrower in immediately available funds by wire transfer to a deposit account of Borrower in accordance with the wire transfer instructions set forth beneath Borrower's signature to this Agreement (as the same may be amended by written notice from Borrower to Lender).

     2. LOAN.

          A. MATURITY DATE. Borrower promises to pay to Lender the entire outstanding principal balance (and all accrued interest thereon) of the Loan on or before the date (the "Maturity Date") that is the earlier of (i) December 31, 2005, (ii) six (6) months after the termination of the Collaboration Agreement or (iii) the date of an Event of Default as set forth in Section 8 below.

               (1) PAYMENT IN NOTE SHARES. At Borrower's option, subject to the limitations set forth in Section 2.A.(3), on the Maturity Date, Borrower may elect to pay the outstanding principal balance (and all accrued interest thereon) of the Loan in (a) shares of Borrower's common stock, par value $0.001 per share (the "Common Stock"), pursuant to the Note (the "Note Shares"), (b) immediately available funds, or (c) a combination of Note Shares and immediately available funds.

               (2) OPTIONAL PREPAYMENT. At Borrower's option, subject to the limitations set forth in Section 2.A.(3), Borrower may at any time, upon fifteen
(15) days written notice to Lender, prepay all or any portion of the outstanding principal balance (and all accrued interest on the principal amount so prepaid) of the Loan in (a) Note Shares pursuant to the Note, (b) immediately available funds, or (c) a combination of Note Shares and immediately available funds.

               (3) LIMITATIONS ON PAYMENT IN NOTE SHARES.

                    (a) Borrower shall have no right to pay in Note Shares any amounts in respect of principal outstanding under the Loan and accrued interest in respect thereof to the extent that the number of such Note Shares, calculated pursuant to Section 3 of the Note, would, when added to all other shares of Common Stock of Borrower then owned by Lender or issuable to Lender pursuant to the terms of any convertible securities of Borrower then owned by Lender, cause Lender to own, in the aggregate, shares of Common Stock equal to more than 15% of Borrower's issued and outstanding Common Stock plus the Note Shares so contemplated to be issued, calculated at the time such payment in Note Shares is contemplated. In such event, then Borrower shall pay in Note Shares only up to such amount as, in Lender's good faith opinion, based on the advice of legal counsel, would not exceed 15% of Borrower's issued and outstanding Common Stock plus the Note Shares so issued unless Lender elects, in its sole discretion, to receive payment of the entire amount due under the Loan in Note Shares, notwithstanding the foregoing limitation on repayment in Note Shares. Any remaining balance payable to Lender in respect of the Loan shall be paid in immediately available funds.

                    (b) Borrower may make payments in Note Shares only to the extent that Borrower then has in reserve and available sufficient of its authorized but unissued shares of Common Stock to effect such payment in Note Shares.

          B. INTEREST ON LOAN. Interest shall accrue on the sum of the daily unpaid principal balance of the Loan outstanding on each day in lawful money of the United States of America from the Effective Date until all such principal amounts shall have been paid in full, which interest shall accrue at a rate equal to eight percent (8%) per annum. Interest shall be compounded quarterly and computed at the above rate on the basis of the actual number of days elapsed year of 365 days; provided, however, that in no event shall Borrower be bound to pay for the use or forbearance of the money loaned pursuant hereto, interest of more than the maximum rate permitted by law to be charged by Lender; the right to demand any such excess being hereby expressly waived by Lender. All accrued and unpaid interest attributable to the principal amount of the Loan then being paid shall be payable concurrently with such payment of principal, whether in connection with any prepayment, on the Maturity Date or otherwise.

          C. USE OF PROCEEDS. The Loan may only be used for the generation and phenotypic analysis of knock-out mice and Over-Expression Mice for Project Genes (as such terms are defined in the Collaboration Agreement).

     3. DELIVERY AND APPLICATION OF PAYMENTS. Payment to Lender of all amounts due hereunder shall be made in immediately available funds on the date when due by wire transfer to a deposit account of Lender in accordance with the wire transfer instructions set forth beneath Lender's signature to this Agreement (as the same may be amended by written notice from Lender to Borrower). Payment to Lender of all amounts due hereunder payable in Note Shares shall be made by delivery of an appropriate stock certificate within two business days after the Maturity Date (in the case of a payment pursuant to Section 2.A.(l)) or two business days after the effective date of an election by Borrower to prepay (in the case of a prepayment pursuant to Section 2.A.(2)), to the office of Lender at I DNA Way, South San Francisco, California 94080,

Attention: Treasurer, or at such other place as may be designated in writing by Lender from time to time. If any payment date falls on a day that is not a business day, the payment due date shall be extended to the next business day. Any payment or prepayment received or deemed received in respect of the Loan shall be applied first, to accrued and unpaid interest, and then, to the outstanding principal balance of the Note.

     4. BORROWER REPRESENTATIONS AND COVENANTS. Borrower hereby represents, warrants and covenants to Lender as follows:

          A. AUTHORITY. Borrower has full right, power, authority and capacity to enter into this Note Agreement and the Note (collectively, the "Loan Documents") and to consummate the transactions contemplated hereby and thereby. Upon due execution and delivery by Borrower, the Loan Documents will constitute a legal, valid and binding obligation of Borrower enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

          B. GOOD STANDING. Borrower is qualified to do business and is in good standing in the State of Delaware and each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, operations, financial condition or results of operations of Borrower and its subsidiaries, taken as a whole.

          C. CONSENTS. The execution and delivery of the Loan Documents, and performance by Borrower of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Borrower. No consent, approval, order or authorization of any federal, state or local governmental authority on the part of Borrower is required in connection with the consummation of the transactions contemplated by this Note Agreement.

          D. COMPLIANCE WITH SECURITIES LAWS. Assuming the accuracy of the representations made by Lender in Section 5 hereof, the Note Shares issuable upon conversion of any portion of the Note will be issued to Lender in compliance with (i) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the registration and qualification requirements of all applicable securities laws of the states of the United States or (ii) applicable exemptions therefrom.

          E. NO CONFLICTS. The execution and delivery by Borrower of the Loan Documents and consummation of the transactions contemplated thereby do not and will not (i) violate the Certificate of Incorporation or Bylaws of Borrower or any material judgment, order, writ, decree, statute, rule or regulation applicable to Borrower; (ii) violate any provision of, or result in the breach of, any material mortgage, indenture, agreement, instrument, contract, judgment or decrees to which Borrower is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of Borrower or the suspension, revocation or nonrenewal of any material permit, license, authorization or approval applicable to Borrower, its business or operations, or any of its assets or properties.

          F. DISCLOSURE. No representation or warranty of Borrower contained in the Loan Documents, the Collaboration Agreement or any other documents, certificate or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained herein or therein nor misleading. To the best of Borrower's knowledge, there is no fact known to Borrower that materially adversely affects the business, operations, property, assets, condition or prospects of Borrower that has not been disclosed in any filing with the Securities and Exchange Commission.

     5. LENDER REPRESENTATIONS AND COVENANTS. Lender hereby represents, warrants and covenants to Borrower as follows:

          A. AUTHORITY. Lender has full right, power, authority and capacity to enter into this Note Agreement and to consummate the transactions contemplated hereby. Upon due execution and delivery by Lender, this Note Agreement will constitute a legal, valid and binding obligation of Lender enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

          B. INVESTMENT EXPERIENCE; INVESTMENT INTENT; ETC. (i) Lender is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Note and the Note Shares that may be issued in payment thereof (collectively, the "Securities"); (ii) Lender has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities; (iii) Lender is acquiring the Securities in the ordinary course of its business and for its own account solely for investment and with no present intention of distributing any of such Securities, except in accordance with an effective Registration Statement or otherwise pursuant to an available exemption from registration under the Securities Act, and no arrangement or understanding exists with any other person regarding the distribution of such Securities; (iv) Lender will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) the Securities except in compliance with the Securities Act, and the rules and regulations promulgated thereunder; and (v) Lender is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

          C. LENDER UNDERSTANDING AND AGREEMENTS. Lender acknowledges and agrees that it will acquire the Securities being purchased by it in transactions not involving a public offering and that such Securities are subject to certain restrictions as to resale under the federal and state Securities laws. Lender agrees and understands that each certificate representing Note Shares issued in payment of the Note delivered on transfer of or in substitution for any such certificate, shall bear a legend in substantially the following form:

          THE SECURiTIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS IMPOSED BY THE SECURiTIES ACT OF 1933, AS AMENDED, AND

          APPLICABLE STATE SECURITIES LAW. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS.

     Lender agrees that it will not sell, pledge, assign, transfer or otherwise dispose (collectively, "Transfer") of any Securities unless the Transfer will be made pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement under the Securities Act and pursuant to an exemption from any applicable state securities laws or an effective registration or other qualification under any applicable state securities laws.

          D. CONSENTS. The execution and delivery of this Note Agreement, and performance by Lender of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of Lender.

     6. CONDITIONS TO MAKING OF LOAN. Lender's obligation to make the Loan to Borrower under the Loan Documents is subject to satisfaction of each of the following conditions as of the date the Loan is to be made, any of which may be waived in whole or in part by Lender:

          A. REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Borrower in Section 4 hereof shall be true and correct as of the date the Loan is to be made, except that to the extent any representation or warranty is made as of a specified date, it shall have been true and correct as of such date.

          B. NO DEFAULTS. No Event of Default or event which, with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing under the Loan Documents, and no breach shall have occurred and be continuing under the Collaboration Agreement.

     7. SUBORDINATION. The indebtedness evidenced by the Note is hereby subordinated, only in right of payment to the prior payment of (a) the indebtedness of Borrower outstanding as of the date of this Note Agreement to banks or commercial finance or other lending institutions regularly engaged in the business of lending money, whether or not secured ("Senior Indebtedness") and (b) any indebtedness or debentures, notes or other evidences of indebtedness issued in exchange for Senior Indebtedness.

     8. DEFAULT AND REMEDIES. The occurrence of any one or more of the following shall constitute an "Event of Default": (a) default in the payment of any obligation by Borrower under the Note within five (5) business days after the date the same became due and payable; (b) any representation or warranty made by Borrower in Section 4 of this Note Agreement shall prove to have been untrue in any material respect when made or deemed made; (c) except for any failure to pay as described in clause (a) above, breach of any covenant contained in the Loan Documents if such breach shall not have been cured to the reasonable satisfaction of Lender within sixty (60) days after Borrower shall have received written notice thereof from Lender; (d) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; (e) an involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty
(60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property, of Borrower (provided that no Loan will be made prior to the dismissal of such proceeding); (f) Lender terminates the Collaboration Agreement pursuant to Article 10.2 of the Collaboration Agreement; or (g) failure to pay when due any amount in respect of Senior Indebtedness, or occurrence of any other default in respect of Senior Indebtedness that pursuant to which the holder thereof accelerates the due date thereof. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its option, upon notice to Borrower, do any one or more of the following: (i) terminate its obligation to make the Loan to Borrower as provided in Section 2 hereof if such Loan has not yet been made; provided that in the case of an Event of Default pursuant to clause (d) or (e) above, Lender's obligation to make the Loan to Borrower as provided in Section 3 hereof shall automatically terminate, without notice to Borrower, if such Loan has not yet been made; (ii) declare all sums evidenced hereby immediately due and payable; provided that in the case of an Event of Default pursuant to clause
(d) or (e) above, all sums evidenced hereby shall be automatically and immediately due and payable, without notice to or demand on Borrower; or (iii) exercise any remedies of an unsecured creditor under applicable law.

     9. GOVERNING LAW. This Agreement shall be deemed to have been made in the State of California and the validity, construction, interpretation, and enforcement hereof, and the rights of the parties hereto, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

     10. MISCELLANEOUS PROVISIONS.

          A. Nothing herein shall in any way limit the effect of the conditions set forth in any other security or other agreement executed by Borrower, but each and every condition hereof shall be in addition thereto.

          B. No failure or delay on the part of Lender, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof.

          C. All rights and remedies existing under this Note Agreement or any other Loan Document are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          D. All headings and captions in this Note Agreement and any related documents are for convenience only and shall not have any substantive effect.

          E. This Note Agreement may be executed in any number of counterparts, each of which when so delivered shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Each such agreement shall become effective upon the execution of a counterpart hereof or thereof by each of the parties hereto and telephonic notification that such executed counterparts has been received by Borrower and Lender.

          F. Neither party shall assign any of its rights or obligations hereunder except:

(a) as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or voting control of the assigning party; (b) to any wholly-owned Affiliate of such party; provided, however, that such assignment shall not relieve the assigning party of its responsibilities for performance of its obligations under this Note Agreement; or (c) with the prior written consent of the other party (in its sole discretion). This Note Agreement shall be binding upon the successors and permitted assigns of the parties, and the name of a party appearing herein shall be deemed to include the names of such party's successor's and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this section shall be null and void.

                            (Signature page follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Note Agreement to be executed as of the date first written above.

LENDER:                                 BORROWER:

GENENTECH, INC.,                        LEXICON GENETICS INCORPORATED,
a Delaware corporation                  a Delaware corporation


By:                                     By:
    ---------------------------------       ------------------------------------
Name: Thomas T. Thomas                  Name:
Title: Treasurer                              ----------------------------------
                                        Title:
                                               ---------------------------------

Wire Transfer Instructions:             Wire Transfer Instructions:

                                    EXHIBIT A

                       FORM OF CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE IS SUBJECT TO RESTRICTIONS IMPOSED BY THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAW. THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS.

                           CONVERTIBLE PROMISSORY NOTE

$4,000,000.00                                                             [DATE]

     FOR VALUE RECEIVED, LEXICON GENETICS INCORPORATED, a Delaware corporation ("Borrower"), hereby promises to pay to the order of GENENTECH, INC., a Delaware corporation ("Lender"), in lawful money of the United States of America and in immediately available funds, the principal sum of $4,000,000.00 or such lesser amount as shall have been advanced by Lender and shall remain outstanding (the "Loan"), together with accrued and unpaid interest thereon, due and payable on the date and in the manner set forth below.

     This Convertible Promissory Note ("Note") is the note referred to in and is executed and delivered in connection with the Note Agreement dated as of December 17, 2002, between Borrower and Lender (the "Note Agreement"). Additional rights and obligations of Lender and Borrower are set forth in the Note Agreement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Note Agreement.

     1. MATURITY DATE. Subject to Section 3 below, all amounts payable hereunder shall be due and payable on the Maturity Date. This Note may be, prepaid in whole or in part at any time without penalty, in accordance with the terms of the Note Agreement.

     2. INTEREST RATE AND PAYMENT. Borrower further promises to pay interest on the outstanding Loan amount, which interest shall accrue from the date hereof and shall be added to the principal balance of the Loan. Interest shall accrue on the sum of the daily unpaid principal balance of the Loan outstanding on each day in lawful money of the United States of America, from the Effective Date until all such principal amounts shall have been paid in full, which interest shall accrue at a rate equal to eight percent (8%) per annum. Interest shall be compounded quarterly and computed at the above rate on the basis of the actual number of days elapsed year of 365 days; provided, however, that in no event shall Borrower be bound to pay for the use or forbearance of the money loaned pursuant hereto, interest of more than the maximum rate permitted by law to be charged by Lender; the right to demand any such excess being hereby expressly waived by Lender. All accrued and unpaid interest attributable to the principal amount of the Loan then being paid shall be payable concurrently with such payment of principal, whether in connection with any prepayment, on the Maturity Date or otherwise.

     3. PAYMENT. At Borrower's sole option and subject to the limitations contained in Section 2.A.(3) of the Note Agreement, (a) on the Maturity Date, the outstanding principal balance of, and accrued interest on, this Note shall be payable in (i) shares of Borrower's Common Stock, (ii) immediately available funds, or (iii) a combination of Common Stock and immediately available funds; and (b) on any date upon which Borrower desires to prepay all or any portion of the outstanding principal balance of, and accrued interest on the amount so prepaid, such prepayment shall be payable in (i) Common Stock, (ii) immediately available funds, or (iii) a combination of Common Stock and immediately available funds. The number of shares of Common Stock which shall be issuable to make any payment under this Note, including, without limitation, any optional prepayment amount, which may be made by Borrower shall be determined by dividing the amount of such payment by the Fair Market Value. "Fair Market Value" shall mean the average of the closing prices for Borrower's Common Stock as reported in The Wall Street Journal (Western Edition) for the twenty (20) trading days immediately preceding the Maturity Date or the date upon which an optional prepayment amount is paid, as the case may be.

          A. MECHANICS AND EFFECT OF PAYMENT IN COMMON STOCK. No fractional shares of Common Stock shall be issued in payment of this Note. In lieu of Borrower issuing any fractional shares to Lender upon payment of this Note (or any amount thereof) in Common Stock, Borrower shall pay to Lender in cash the amount of any such payment that is not so paid in Common Stock, such payment to be in the form provided below. Upon payment of this Note in full pursuant to this Section 3, Lender shall surrender this Note, duly endorsed, at the principal office of Borrower. The payment in Common Stock shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note or the date any optional prepayment amount is paid, as the case may be, and the person or persons entitled to receive the shares of Common Stock issuable upon such payment shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Borrower shall, in accordance with Section 2 of the Note Agreement, issue and deliver to Lender at such principal office a certificate or certificates for the number of shares of Common Stock to which Lender shall be entitled upon such payment bearing such legends as are required by applicable state and federal securities laws and pursuant to Section S.C. of the Note Agreement, together with any other securities and property to which Lender is entitled upon such payment under the terms of this Note, including a check payable to Lender for any cash amounts payable as described above.

     4. SUBORDINATION. The indebtedness evidenced by this Note is hereby subordinated, only to the extent set forth in Section 7 of the Note Agreement, in right of payment to the prior payment of the Senior Indebtedness.

     5. PLACE OF PAYMENT. All amounts payable hereunder shall be payable in accordance with terms of the Note Agreement, unless otherwise specified in writing by Lender.

     6. APPLICATION OF PAYMENTS. Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

     7. DEFAULT. The occurrence of an "Event of Default" under and as defined in the Note Agreement shall constitute an "Event of Default" hereunder. Upon the occurrence of an Event of Default, Lender shall have such rights and remedies as are provided under the Note Agreement or by law.

     8. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

     9. SUCCESSORS AND ASSIGNS. Subject to the limitations of Section 10.F. of the Note Agreement, the provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof.

                                        BORROWER:

                                        LEXICON GENETICS INCORPORATED


                                        By:
                                            ------------------------------------
                                        Printed Name:
                                                      --------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT D

                           ADVANCED PHENOTYPIC PANELS

                                      [**]

                                    EXHIBIT E

                                 EXCLUDED GENES

                                      [**]

                                    EXHIBIT F

                               FINANCIAL APPENDIX

1.   SCOPE

As described in Section 8.14(b) of the Agreement, this Financial Appendix addresses the terms related to calculating Operating Profits (Losses) and the principles of reporting and communication between the Parties for Genentech IND Opted Products and Genentech Phase II Opted Products.

Defined terms are capitalized and may be used in the singular or plural. Capitalized terms used in this Financial Appendix and without definition herein shall be defined as in the Agreement.

2.   PRINCIPLES OF REPORTING

Determination of Operating Profits (Losses), for a Genentech IND Opted Product or Genentech Phase II Opted Product will be based on each Party's respective financial information. A Party may choose to provide a consolidated worldwide pro-forma financial statement for itself and its respective Genentech Product Licensees or Lexicon Product Licensees, rather than separate financial statements for itself and its respective Genentech Product Licensees or Lexicon Product Licensees, in the following reporting format. The interpretation of the defined terms in such report shall be in accordance with GAAP (with the exception of certain Stock Based Compensation as described below) and this Agreement.

     Gross Sales
     less Sales Returns and Allowances
        = Net Sales
     less Cost of Sales
        = Gross Profits
     less Marketing Costs
     less Sales Costs
     less Research Costs
     less Development Costs
     less Other Operating Income/Expense
     less Distribution Costs
     less General and Administrative Costs
        = Operating Profits (Losses)

If necessary, a Party will make the appropriate adjustments to the financial information it supplies under the Agreement to conform to the above format of reporting results of operations. Without limiting the foregoing, prior to the time that Gross Sales are obtained and if there are no incurred costs related to marketing, sales or sales support, the Parties may eliminate the above line items related thereto, and the costs thereof, and use only those terms relevant to the sharing of Research Costs and Development Costs. The Parties shall calculate Operating Profits (Losses) without duplication of any item in the categories set forth above.


Exhibit F - Financial Appendix                                            Page 1

3.   FREQUENCY OF REPORTING

The fiscal year for the Agreement will be a Calendar Year.

Reporting will be at the times set forth in the following Report Table, with submissions due on the date indicated or the next business day if such date is a weekend or U.S. holiday:

[**]

The Parties may agree to modify the foregoing reporting cycles and deadlines. In the event that a Party substantially or materially changes its internal reporting cycles and deadlines generally, then the Parties shall discuss, in good faith, appropriate revisions to the foregoing reporting cycles and deadlines to reasonably accommodate such change.

Unless otherwise agreed by the Parties consistent with their responsibilities for sales and marketing, Genentech shall record all sales. [**].

Each Party will make available a financial representative to discuss the following, at the request of the other Party:

     -    Development Costs

     -    Research Costs

     -    Actual Results

     -    Forecasts

     -    Budgets

     -    Long Range Plans

     -    Gross Sales

     -    Sales Returns and Allowances

     -    Inventory Levels

     -    Sales and Marketing Costs

     - other financial matters as appropriate, including methodologies for determining costs, actual amounts, forecasts, budgets and long range plans and the results of applying such methodologies

4.   PAYMENTS BETWEEN THE PARTIES FOR OPERATING PROFITS (LOSSES)

Settlement payments based upon the agreed upon percentages of Operating Profits (Losses) per Section 8.14 will be made to the appropriate Party by the other Party via wire transfer of immediately available funds to an account designated by the receiving Party in writing within [**] of the time specified for the Final Consolidation & Variance report in the Report Table. A statement specifying how each payment was calculated shall also be submitted with each payment to the non-paying Party.

Sharing of Operating Profits (Losses) shall be based on actual amounts.

5.   BUDGETS


Exhibit F - Financial Appendix                                            Page 2

Genentech shall prepare [**] budget for each Genentech IND Opted Product and Genentech Phase II Opted Product that describes the projected activities and related amounts pertaining to each line item of the calculation of Operating Profits (Losses) by Calendar Quarter. Lexicon will provide Genentech with its budget information for the foregoing products (by Calendar Quarter) to the extent that Lexicon is directly responsible for activities that impact the calculation of Operating Profits (Losses).

From time to time, Genentech may supplement the budgets under this Exhibit F with additional detail describing the projected activities and related amounts for U.S. (or ex-U.S., as appropriate) clinical trials and applications for Regulatory Approval.

[**]

6.   RESPONSIBILITY FOR REPORTING

Genentech is responsible for generating consolidated reports. Lexicon will provide Genentech with financial statements within [**] for its activities, prepared in accordance with the terms contained in this Exhibit F in order for Genentech to prepare the consolidated reports. Genentech shall provide Lexicon with a copy of the consolidated reporting and other calculations that form the basis of determining payments between the Parties for Operating Profits (Losses) for Genentech IND Opted Products and Genentech Phase II Opted Products.

7.   STOCK BASED COMPENSATION

For each of Allocable Overhead, Research Costs, Development Costs, Sales Costs, Cost of Sales, Distribution Costs, Marketing Costs, and General and Administrative Costs, the Parties will not include any costs associated with those components of stock based compensation that are required, under Statement of Financial Accounting Standards #123(R) (SFAS 123R) or successor thereto, to be recorded as an expense under GAAP.

8.   DEFINITIONS

"Allocable Overhead" means fully-burdened costs incurred by a Party that are attributable to that Party's supervisory, shared services (e.g., dedicated sales and commercial support, market development, managed care, or the equivalent of the foregoing), occupancy, facility and equipment (excluding idle capacity charges for facilities and equipment), corporate bonus (to the extent not directly charged) and to its payroll, information systems, human relations and purchasing functions, and, in each case, which are reasonably allocated to company departments based on space occupied or headcount or other activity-based methods consistently applied by a Party. Allocable Overhead shall not include [**], and shall not duplicate General & Administrative Expenses hereunder.

"Cost of Sales" means the sum of: (a) Fully Burdened Manufacturing Cost (as defined below) of a Genentech IND Opted Product or Genentech Phase II Opted Product (in whatever form); (b) freight, insurance, customs charges, duty, temporary storage and other costs of shipping Genentech IND Opted Products and Genentech Phase II Opted Products to customers (to the extent actually incurred by the shipping Party and not reimbursed by the customer); and (c) any payments due to third parties with respect to the research, development, manufacture, use, sale,


Exhibit F - Financial Appendix                                            Page 3
offer for sale or import of Genentech IND Opted Products or Genentech Phase II Opted Products and incurred in accordance with Article 9, excluding any royalties already accounted for in Fully Burdened Manufacturing Cost.

"Development Costs" shall include, but are not limited to, costs of studies using cGMP materials in accordance with current Good Laboratory Practices and/or current Good Clinical Practices on the toxicological, pharmacokinetic, metabolic or clinical aspects of (i) a Lexicon Advanced Research Protein Candidate and associated Lexicon Advanced Research Product(s), (ii) a Genentech IND Opted Product or (iii) a Genentech Phase II Opted Product, as applicable, which studies are conducted internally or by individual investigators or consultants in each case as necessary for obtaining, maintaining and/or expanding marketing approval of such Genentech IND Opted Product and/or Genentech Phase II Opted Product, process development, process improvement, and recovery costs, failed clinical lots, qualification lots, and costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain, maintain and/or expand marketing approval of a Genentech IND Opted Product and/or Genentech Phase II Opted Product. Such costs will include internal costs (e.g., salaries, benefits, travel, supplies and materials), applicable Allocable Overhead, and outside services and expenses. In determining "Development Costs" chargeable under this Agreement, each Party will use its respective project accounting systems, as consistently applied across all its projects.

"Distribution Costs" means the costs, including applicable Allocable Overhead, specifically identifiable to the distribution of a Genentech IND Opted Product or Genentech Phase II Opted Product by a Party, including customer services, collection of data about sales to hospitals and other end users, order entry, billing, shipping, logistics, credit and collection and other such activities.

"FTE" means the equivalent of one employee working on a dedicated full time basis for one year (consisting of at least a total of [**] per year of dedicated effort) performing scientific, technical or managerial work on or directly related to the research of a Lexicon Advanced Research Candidate and associated Lexicon Advanced Research Product(s), Genentech IND Opted Product or Genentech Phase II Opted Product, as applicable. Any given employee performing such scientific, technical or managerial work will be [**] for the purposes of calculating FTE costs. For the purposes of calculating FTEs for a given period, Lexicon shall divide the cumulative hours charged to the foregoing program(s) based on its project accounting system (and subject to the foregoing annual hour limits for each employee) by [**] for a calendar year (or the appropriate fraction thereof). For purposes of clarity the denominator of the foregoing calculation for [**].

"FTE Costs" means the amounts (which amounts include salaries, fringe benefits, overtime, travel, supplies and Allocable Overhead) determined by multiplying (i) the number of FTEs allocated by a Party during the relevant time period, subject to any limitations set forth in the applicable Clinical Development Plan, by
(ii) the applicable FTE Rate(s).

"FTE Rate" means [**], to be adjusted annually (beginning in [**]) for inflation using the latest available [**] as a simple percentage. Such adjustments shall be the responsibility of the Steering Committee.


Exhibit F - Financial Appendix                                            Page 4

"Fully Burdened Manufacturing Cost" or "FBMC" means [**] of a Party's manufacturing cost (as defined in the Party's accounting policies consistently applied), which shall comprise the sum of:

     (a) the actual cost of goods produced, as determined by a Party manufacturing or contracting with a Third Party for each stage of the manufacturing process, in accordance with GAAP (as used in this definition of FBMC, the "Cost of Goods"), including product quality assurance/control costs, plus applicable Allocable Overhead; and

     (b) all royalties payable under license(s) taken by a Party under a Third Person's patents or patent applications in accordance with Article 9 that, but for such license(s), would be infringed by the manufacture of a Genentech IND Opted Product or Genentech Phase II Opted Product by such Party.

[**].

"General and Administrative Costs" or "G&A Costs" means costs equal to [**].

"Gross Sales" has the meaning in Section 1.44 of the Agreement.

"Interest Rate" has the meaning in Section 1.48 of the Agreement.

"Marketing Costs" means the specific direct costs incurred by a Party directly on account of a Collaboration Product for marketing, promotion, advertising, promotional materials, professional education, product related public relations, relationships with opinion leaders and professional societies, market research (before and after product approval), healthcare economics studies, post-marketing studies not required to maintain product approvals (e.g., investigator sponsored trials, product registries and medical information), and other similar activities. Such costs will include both internal costs (e.g., salaries, benefits, travel, supplies and materials), applicable Allocable Overhead, and outside services and expenses (e.g., consultants, agency fees, meeting costs), in all cases as directly applicable to a specific Genentech IND Opted Product or Genentech Phase II Opted Product. "Marketing Costs" shall also include activities related to obtaining reimbursement from payers and costs of sales and marketing data, in all cases only as directly applicable to a specific Genentech IND Opted Product or Genentech Phase II Opted Product. "Marketing Costs" will specifically exclude the costs of activities that promote either Party's business as a whole without being product specific (e.g., corporate image advertising).

"Operating Profits (Losses)" means Gross Sales of all Genentech IND Opted Products or Genentech Phase II Opted Products less the following items with respect to each Genentech IND Opted Product or Genentech Phase II Opted Product Collaboration Product, all for a given period: Sales Returns and Allowances, Cost of Sales, Marketing Costs, Sales Costs, Research Costs, Development Costs, Other Operating Income/Expense, Distribution Costs, and General and Administrative Costs, all of which as properly chargeable and allocable on a product-by-product basis. All calculations will be made using, and all defined and undefined terms will be construed in accordance with GAAP and consistent with generally accepted costing methods (including appropriate Allocable Overhead) for similar products in the pharmaceutical industry.

"Other Operating Income/Expense" means any of the following:


Exhibit F - Financial Appendix                                            Page 5

     - actual inventory write-offs of any Genentech IND Opted Product or Genentech Phase II Opted Product, to the extent not previously captured

     -    third party indemnification expenses

     -    Patent and Trademark costs

     -    product liability insurance

Other Operating Income/Expense shall not include any costs that are already included in Cost of Sales, Research Costs, Development Costs, Marketing Costs, Sales Costs, Distribution Costs, General and Administrative Costs, Sales Returns and Allowances, and Allocable Overhead for any of the foregoing cost categories, and in every case shall only include costs directly allocable to a Genentech IND Opted Product or Genentech Phase II Opted Product in accordance with GAAP.

"Patent and Trademark Costs" means the fees and expenses paid to outside legal counsel and experts, and filing and maintenance expenses, incurred after the date on which Genentech exercises its IND Opt-In or Phase II Opt-In (as applicable) in connection with the establishment and maintenance of (i) Project Patents related to Genentech IND Opted Products and Genentech Phase II Opted Products and (ii) Genentech Trademarks, in each case including the costs of any interference, reexamination, reissue, opposition and revocation proceedings.

"Report Table" means the table set forth in paragraph 3 of this Exhibit F that specifies the frequency and timing of submissions for specific reporting events.

"Research Costs" means the costs other than Development Costs incurred for screening, lead optimization, in vitro and in vivo testing of (i) a Lexicon Advanced Research Candidate and associated Lexicon Advanced Research Product(s),
(ii) a Genentech IND Opted Product or (iii) a Genentech Phase II Opted Product, as applicable, including the costs of studies on the toxicological, pharmacokinetic and metabolic aspects of the foregoing. Research Costs will include internal costs (e.g., salaries, benefits, travel, supplies and materials), applicable Allocable Overhead, and outside services and expenses. Research Costs shall not duplicate Development Costs or costs incurred by Lexicon in conducting Advanced Research Phenotypic Panels. The parties agree and understand that, except for out-of-pocket costs incurred for Third Person contracts and services, Research Costs incurred by Lexicon shall be calculated on the basis of FTE Costs. In determining "Research Costs" chargeable under this Agreement, Lexicon will use its project accounting system, as consistently applied across all its projects.

"Sales Costs" means costs, including Allocable Overhead, approved as a part of the budget incorporated in the then-current commercialization plan for a Genentech IND Opted Product or Genentech Phase II Opted Product, incurred by a Party or for its account and specifically identifiable to the sales efforts of Genentech IND Opted Products or Genentech Phase II Opted Products to all markets, including the managed care market. "Sales Costs" shall include costs associated with sales representatives for Genentech IND Opted Products and Genentech Phase II Opted Products, including compensation, benefits and travel, supervision and training of the sales representatives, sales meetings, and other sales expenses. "Sales Costs" will not include the start-up costs associated with a Party's sales force, including recruiting, relocation and other


Exhibit F - Financial Appendix                                            Page 6
similar costs. Sales Costs shall not include any costs that are already included in Cost of Sales, Development Costs, Marketing Costs, Distribution Costs, Other Operating Income/Expense, Sales Returns and Allowances, General and Administrative Costs, and Allocable Overhead for any of the foregoing cost categories, and in every case shall only include costs directly allocable to a Genentech IND Opted Product or Genentech Phase II Opted Product in accordance with GAAP.

"Sales Returns and Allowances" has the meaning in Section 1.98 of the Agreement.


Exhibit F - Financial Appendix                                            Page 7

                                    EXHIBIT G

                              GENENTECH EXCLUDED IP

                                      [**]

                                    EXHIBIT H

                                      [**]

                                    EXHIBIT I

                                      [**]

                                    Exhibit J

                                  Press Release

                                 (LEXICON LOGO)

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

                LEXICON GENETICS EXPANDS ALLIANCE WITH GENENTECH
                  TO DISCOVER AND DEVELOP BIOTHERAPEUTIC DRUGS

   Broad alliance to accelerate the development and commercialization of drugs from Genentech's SPDI program

THE WOODLANDS, TEXAS, DECEMBER 1, 2005 - Lexicon Genetics Incorporated (Nasdaq:
LEXG) announced the expansion of its drug discovery alliance with Genentech, Inc. (NYSE: DNA) to include the advanced research, development and commercialization of new biologic drugs. Under the expanded alliance, Lexicon will conduct advanced research on a broad subset of targets included in Genentech's Secreted Protein Discovery Initiative (SPDI) program and validated using Lexicon's proprietary gene knockout technology. Lexicon may develop and commercialize drugs modulating up to six of these targets. Genentech retains an option on the potential development and commercialization of these drugs under a cost and profit sharing arrangement, with Lexicon having certain conditional rights to co-promote drugs on a worldwide basis.

Lexicon will receive a total of $25 million in upfront and milestone payments and research funding during the three-year advanced research portion of the expanded alliance. Lexicon will also receive payments from Genentech upon achievement of milestones related to the development and regulatory approval of certain drugs resulting from the alliance that are developed and commercialized by Genentech. Lexicon is entitled to receive royalties on net sales of these products, provided they are not included in a cost and profit sharing arrangement. Genentech is entitled to receive milestone payments in the event of regulatory approval and royalties on net sales of products commercialized by Lexicon outside of a cost and profit sharing arrangement.

The expanded alliance is designed to combine Lexicon's novel target validation capabilities with Genentech's expertise in research, clinical development, biologics manufacturing and commercialization to advance the development of targets within Genentech's SPDI program. Lexicon will conduct advanced preclinical research to further elucidate the functions of certain potential therapeutic proteins and antibody targets identified in the companies' initial alliance. Genentech has granted Lexicon the exclusive right to develop and commercialize drugs modulating up to six of these targets. Two targets for metabolic disease have already been designated as Lexicon targets and are currently in preclinical research at Lexicon. Lexicon retains non-exclusive rights for the development and commercialization of small molecule drugs addressing the targets included in the alliance.

"The expansion of our alliance with Genentech reflects the success of our initial collaboration and is a validation of our gene knockout approach to defining gene function for drug discovery," said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Lexicon. "The next phase of the alliance entails further advancing Genentech's SPDI program and is a signal of our progress in biologic drug development. We look forward to working closely with a proven leader like Genentech in an effort to develop new drugs for patients in need."

LEXICON ANALYST AND INVESTOR EVENT:

Lexicon will discuss its expanded alliance with Genentech at its analyst and investor luncheon in New York City at noon today, Thursday, December 1, 2005, at the New York Palace Hotel. Dr. Arthur T. Sands, president and chief executive officer of Lexicon, will host the event. Materials from the presentation will be posted on Lexicon's corporate website, www.lexicon-genetics.com.

ABOUT LEXICON GENETICS

Lexicon Genetics is a biopharmaceutical company focused on the discovery and development of breakthrough treatments for human disease. Lexicon is systematically discovering the physiological and behavioral functions of genes to identify potential points of therapeutic intervention, or drug targets. Lexicon makes these discoveries using its proprietary gene knockout technology to model the physiological effects that could be expected from prospective drugs directed against novel targets. The Company has advanced knockout-validated targets into drug discovery programs in six therapeutic areas: diabetes and obesity, cardiovascular disease, psychiatric and neurological disorders, cancer, immune system disorders and ophthalmic disease. Lexicon is working both independently and through strategic collaborations and alliances to accelerate the development and commercialization of its discoveries. Additional information about Lexicon is available through its corporate website, www.lexicon-genetics.com.

SAFE HARBOR STATEMENT

This press release contains "forward-looking statements," including statements about Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct preclinical development of its drug candidates and advance such candidates into clinical development, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as those relating to manufacturing, the regulatory process, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under "Factors Affecting Forward-Looking Statements" and "Business - Risk Factors" in Lexicon's annual report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

CONTACT FOR LEXICON GENETICS:
Bobbie Faulkner
Manager, Investor Relations
281/863-3503
bfaulkner@lexgen.com

                                   EXHIBIT K

                          [**] OVEREXPRESSION ANALYSIS

                                      [**]

                                    EXHIBIT L

                        AMENDMENT NO. 1 TO NOTE AGREEMENT

     THIS AMENDMENT NO. 1 TO NOTE AGREEMENT is entered into as of November 30, 2005 (this "Amendment"), by and between LEXICON GENETICS INCORPORATED, a Delaware corporation (herein called "Borrower"), and GENENTECH, INC., a Delaware corporation (herein called "Lender"). Capitalized terms not otherwise defined herein shall have their respective meanings in the Note Agreement (as defined below).

     WHEREAS, Borrower and Lender are parties to that certain Note Agreement, dated as of December 17, 2002 (the "Note Agreement"), pursuant to which Lender loaned to Borrower a principal amount equal to $4,000,000.00; and

     WHEREAS, Borrower and Lender are parties to that certain Second Amended and Restated Collaboration and License Agreement of even date herewith (the "Collaboration Agreement"); and

     WHEREAS, in connection with the Collaboration Agreement and in consideration of two non-SPDI mouse knock-outs to be provided to Lender by Borrower, the parties wish to amend the Note Agreement as set forth below.

     NOW, THEREFORE, Borrower and Lender hereby agree as follows:

     1. In Section 1 of the Note Agreement, "Section 8.25" shall replace "Article 7.14".

     2. Section 2(A) of the Note Agreement shall be amended and restated in its entirety to read as follows:

     "MATURITY DATE. Borrower promises to pay to Lender the entire outstanding principal balance (and all accrued interest thereon) of the Loan on or before the date (the "Maturity Date") that is the earlier of (i) December 31, 2006,
(ii) six (6) months after the termination of the Collaboration Agreement or
(iii) the date of an Event of Default as set forth in Section 8 below."

     3. Section 4(A) of the Note Agreement shall be amended to include this Amendment in the definition of "Loan Documents."

     4. Borrower hereby confirms that the representations in Section 4 of the Note Agreement are true and correct as of the date of this Amendment. Any references to "Note Agreement" in this Section 4 shall mean the Amendment.

     5. Lender hereby confirms that the representations in Section 5 of the Note Agreement are true and correct as of the date of this Amendment. Any references to "Note Agreement" in this Section 5 shall mean the Amendment.

     6. No other changes. Except as expressly modified by this Amendment, all of the terms and conditions of the Note Agreement shall remain in full force and effect. This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior understanding, oral or written, between the parties with respect thereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Note Agreement to be executed as of the date first written above.

LENDER:                                 BORROWER:

GENENTECH, INC.                         LEXICON GENETICS INCORPORATED


By:                                     By:
    ---------------------------------       ------------------------------------
Name: David A. Ebersman                 Name:
Title: Senior Vice President and              ----------------------------------
       Chief Financial Officer          Title:
                                               ---------------------------------

                                    EXHIBIT M

                              CERTAIN PROJECT GENES

                                      [**]